    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1996
                                                      Registration No. 333-13657
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.
                             ---------------------
                                AMENDMENT No. 2
                                       To
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                 FORCENERGY INC
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                     65-0429338
         (State or other jurisdiction                        (I.R.S. Employer
      of incorporation or organization)                    Identification No.)

                                                             STIG WENNERSTROM
                                                              FORCENERGY INC
        2730 SW 3RD AVENUE, SUITE 800                 2730 SW 3RD AVENUE, SUITE 800
          MIAMI, FLORIDA 33129-2237                     MIAMI, FLORIDA 33129-2237
                (305) 856-8500                                (305) 856-8500
 (Address, including zip code, and telephone       (Name, address, including zip code,
       number, including area code, of          and telephone number, including area code,
  Registrant's principal executive offices)               of agent for service)
                                         Copies to:
                T. MARK KELLY                                JOHN F. WOMBWELL
            VINSON & ELKINS L.L.P.                        ANDREWS & KURTH L.L.P.
           1001 FANNIN, SUITE 2300                      4200 TEXAS COMMERCE TOWER
          HOUSTON, TEXAS 77002-6760                        HOUSTON, TEXAS 77002

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================
                    TITLE OF EACH                      PROPOSED MAXIMUM         AMOUNT OF
                 CLASS OF SECURITIES                  AGGREGATE OFFERING      REGISTRATION
                  TO BE REGISTERED                           PRICE                 FEE
-----------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...............    $97,354,687(1)        $29,502(2)
-----------------------------------------------------------------------------------------------
  % Senior Subordinated Notes due 2006...............     $175,000,000         $53,031(2)
===============================================================================================

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low sales prices of the Common Stock as reported on the NASDAQ National Market on October 2, 1996. Includes 525,000 shares of Common Stock subject to the Underwriter's over-allotment option.

(2) Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of Prospectus, one to be
used in connection with the offering of     % Senior Subordinated Notes due 2006
(the "Notes Prospectus") and the other to be used in a concurrent offering of Common Stock ("Common Stock Prospectus"). The Common Stock Prospectus is followed by the Notes Prospectus. The closing of the offering being made pursuant to the Notes Prospectus (the "Notes Offering") and the closing of the offering being made pursuant to the Common Stock Prospectus ("Common Stock Offering") are not contingent upon each other.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 1996


                                3,500,000 SHARES
                                                               [FORCENERGY LOGO]
                                 FORCENERGY INC
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                             ---------------------
     Of the 3,500,000 shares of Common Stock offered hereby, 1,537,958 shares are being sold by the Company and 1,962,042 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders. Concurrently with the Common
Stock Offering, the Company is offering $175 million of      % Senior
Subordinated Notes due 2006 for sale to the public in a separate Notes Offering. Consummation of the Common Stock Offering and the Notes Offering are not contingent upon each other. There can be no assurance that the Notes Offering will be consummated, and if so, on what terms.


    The last reported sale price of the Common Stock, which is quoted under the symbol "FGAS," on the Nasdaq National Market on October 28, 1996, was $28 1/8 per share. See "Market for and Recent Prices of Common Stock."


     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                             ---------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                                                   PROCEEDS TO
                             INITIAL PUBLIC    UNDERWRITING      PROCEEDS TO         SELLING
                             OFFERING PRICE    DISCOUNT(1)        COMPANY(2)      STOCKHOLDERS
                            ---------------------------------------------------------------------
Per Share...................        $               $                 $                 $
Total(3)....................        $               $                 $                 $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $          .

(3) The Company has granted to the Underwriters an option for 30 days to purchase up to an additional 525,000 shares of Common Stock at the initial public offering price, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."
                             ---------------------

     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York on or about
            , 1996, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
            DONALDSON, LUFKIN & JENRETTE
                   SECURITIES CORPORATION
                        HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                      INCORPORATED
                                    PRUDENTIAL SECURITIES INCORPORATED
                             ---------------------
                   The date of this Prospectus is           .

                                 FORCENERGY INC
                           GULF OF MEXICO PROPERTIES


     Description of Pictures--Map--Coast of Texas, Louisiana, Mississippi and part of Alabama. Shows in green land and cities of Houston, Texas and Lafayette and New Orleans, Louisiana. Shows in light blue the Shelf area offshore, in medium blue the Flextrend area offshore and in darker blue the Deepwater area offshore. Traces the boundaries of and states the names of offshore areas, including: Galveston Island Area, High Island Area, West Addition, East Cameron Area, Vermilion Area, South Marsh Island Area, Eugene Island Area, Ship Shoal Area, South Timbalier, Ewing Bank Area, South Palto, Grand Isle, West Delta Area, South Pass Area, Main Pass Area, Chandeleur Area, East Addition, Viosca Knoll and Mississippi Canyon. Lease blocks in which the Company has interests are marked with triangles and footnoted as such. Operated and non-operated lease blocks are differentiated by the color of the triangles.


     IN CONNECTION WITH THE COMMON STOCK OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY OR THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED AT THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Investors should carefully consider the information set forth under "Risk Factors." Certain oil and gas industry terms used in this Prospectus are defined in "Glossary of Oil and Gas Terms."

                                  THE COMPANY

     Forcenergy Inc ("Forcenergy" or the "Company") is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas properties. The Company has experienced significant growth in the last five years, primarily through the exploitation, enhancement and development of acquired working interests in producing properties in the Gulf of Mexico. At December 31, 1995, the Company had net proved reserves of 365 Bcfe, 71% of which were located in the Gulf of Mexico. Approximately 60% of the Company's net proved reserves on such date were natural gas and approximately 69% of proved reserves were classified as proved developed. The Company currently operates approximately 77% of its Gulf of Mexico production.

     Strategy. The Company's business strategy is to increase reserves and cash flow through the development, exploration, acquisition and exploitation of its producing properties in the shallow waters (less than 350 feet) of the Gulf of Mexico. Management believes that the Company's high quality asset base positions it for future growth through a continuing program of further development through selective exploitation and exploratory drilling and through the enhancement of production through workovers and recompletions. The Company emphasizes the use of 3-D seismic and computer-aided exploration technology together with geologic and engineering studies of its properties to evaluate and prioritize drilling prospects. Focusing drilling activities on producing properties in a relatively concentrated area in the Gulf of Mexico permits the Company to utilize its base of geological, engineering and production experience in the region to maximize its drilling success and to minimize finding and development costs. Furthermore, the Company's concentration of drilling activities on its producing properties allows the utilization of existing infrastructure which greatly reduces incremental lease operating expenses and costs associated with new production facilities. The Company plans to continue to pursue acquisitions of working interests in producing properties that offer further development potential and provide operating synergies with existing properties. As a complement to its acquisition strategy, the Company also participates in exploration activities both onshore and in the Gulf of Mexico.

     Quality of Asset Base; Drilling Prospects. The Company holds interests in or rights to 81 lease blocks in federal and state waters in the Gulf of Mexico, including a 100% working interest in 32 lease blocks and a 50% or greater working interest in 18 other lease blocks. The Company believes it has assembled at least a three to five year inventory of development, exploitation and exploratory drilling opportunities in the Gulf of Mexico on acreage held by production. Most of the properties comprising this inventory are located in fields which have prolific production histories and which the Company believes may yield significant additional reserves through the application of modern exploration and development technologies. The Company is pursuing the development of these offshore properties through a combination of development drilling, recompletions and workovers and exploratory drilling. During 1995, the Company successfully drilled seven of nine exploratory wells and ten of ten development wells in the Gulf of Mexico and undertook eight recompletions and 24 workover projects, resulting in initial net production increases of 4,392 Bbls/d of oil and 27,496 Mcf/d of natural gas. The Company plans to drill 20 development wells in 1996, 14 of which were successfully completed in the first eight months of 1996, and the Company also has budgeted to drill 20 recompletions and 21 workover projects on its properties in the Gulf of

Mexico during 1996, of which 27 have been completed to date. In addition, eight exploratory wells have been scheduled during 1996 to provide the Company with exposure to higher risk, higher potential prospects. Of the eight planned exploratory wells, four have been drilled and successfully completed, and four remain to be drilled. The Company anticipates that approximately $98.6 million of its $110 million capital expenditure budget for 1996 (not including acquisition expenditures) will be spent on these projects.


     Control of Operations and Costs. The Company prefers to operate its offshore properties to more effectively manage production performance while controlling operating expenses and the timing and amount of capital expenditures. Forcenergy operates 90 structures and 242 wells in the Gulf of Mexico. Management believes that the operating expertise and experience of its personnel in the Gulf of Mexico have been instrumental in its ability to significantly enhance and improve production rates and cash flow with minor incremental costs. A significant portion of the drilling prospects the Company expects to pursue during the next three to five years are accessible from existing production facilities operated by the Company. This base of operations will enable the Company to reduce its per unit operating costs if higher production volumes are realized. As a result of these factors, the Company improved its lease operating expense from $.86 per Mcfe of production in 1994, $.70 per Mcfe of production in 1995 and $.69 per Mcfe of production through August 31, 1996.


     Technology. The Company uses advanced technology in its exploration and development activities to reduce drilling risks and finding costs and to more effectively prioritize drilling prospects based on return potential. The Company has acquired 3-D seismic surveys on 102 offshore lease blocks and currently has 825 square miles of 3-D seismic data and 53,000 linear miles of 2-D seismic data on its offshore properties. The Company has nine geologists/geophysicists with average industry experience of 18 years and has invested in seven Landmark geophysical stations for use in interpreting 3-D seismic data. The ability to obtain 3-D seismic data for offshore properties at reasonable costs has enabled the Company to identify multiple development and exploratory prospects in mature producing fields which were not identified through earlier technologies.

     Recent Acquisitions. During 1995, the Company spent an aggregate of approximately $92.1 million for working interests in 15 different fields that added 121.9 Bcfe of net proved reserves to its reserve base at an average cost of $.76 per Mcfe. Approximately $81.6 million of such expenditures were for interests in ten properties located in the Gulf of Mexico. In the first eight months of 1996, the Company spent approximately $17.0 million for working interests in 12 different fields that added 28.3 Bcfe of net proved reserves to its reserve base at an average cost of $.60 per Mcfe. Major acquisitions during 1995 and 1996 were as follows:

     In March 1995, the Company acquired working interests in the South Marsh Island 136/137 Field and the northern half of South Marsh Island 106 from Conoco, Inc. (the "Conoco Acquisition") for consideration of $24.5 million. In April 1995, the Company acquired all the remaining working interests in the northern half of South Marsh Island 106. The foregoing acquisitions were particularly attractive because both fields are adjacent to fields in which the Company holds 100% working interests. The Company had an active drilling program in Block 106 in 1995 and will have at least one rig in the block for all of 1996. See "Business -- 1995 and 1996 Offshore and Gulf Coast Drilling Activity."


     In August 1995, in conjunction with the Company's initial public offering, the Company acquired all of the outstanding capital stock of Ashlawn Energy, Inc. ("Ashlawn"), a privately held company with substantial working interests in the South Pass 24 Field, Vermilion 28 Field and Ship Shoal 26 Field (the "Ashlawn Acquisition"). The purchase price for the Ashlawn Acquisition consisted of 3,000,000 shares of Common Stock, $3.3 million in cash and the assumption of $5.7 million in debt. All of the assumed debt was repaid with the proceeds of the public offering. The Company conducted an active drilling program on these properties in 1995 and has continued to pursue additional development projects on the properties in 1996. See "Business -- 1995 and 1996 Offshore and Gulf Coast Drilling Activity."

     In November 1995, the Company acquired an approximate 50% working interest in certain leases in the Howard Glasscock/Snyder fields in Howard County, Texas from Saga Petroleum, Inc. for approximately $3.9 million. The Company's 1996 capital budget includes $1.9 million for its pro rata share of drilling injection wells to initiate a waterflood project in the field. In May 1996, the Company acquired an additional 25% interest in these leases and surrounding acreage for $4.0 million. At August 31, 1996, twenty injection wells had been drilled, five of which had been completed. Additionally, water injection had commenced on the five completed wells. Initial response to the water flood, if any, should occur in 1997.

     In late 1995, the Company acquired a 100% working interest in the Vermilion Block 380 Field, located offshore Louisiana, from Texaco Exploration and Production, Inc. for approximately $650,000. Effective December 1995, the Company also acquired a 100% working interest in the West Cameron 630 Field, located offshore Louisiana and an approximate 51.7% working interest in the Comite Field in East Baton Rouge Parish, Louisiana from Exxon Corporation for approximately $3.9 million. The Company currently plans to drill an exploratory well in the West Cameron 630 field in early 1997.

     In June 1996, the Company acquired working interests in eleven Gulf of Mexico producing fields from Amerada Hess Corporation (the "Amerada Hess Acquisition") for a cash consideration of $6.9 million. In August 1996, the Company acquired an additional working interest in one of these fields, Mustang Island 742/754, for approximately $4.0 million, increasing its total working interest in the field to 100%.

     As is customary in the oil and gas industry, the Company from time to time submits bids to acquire oil and gas properties that are subject to acceptance by the sellers. Upon acceptance of a bid by the seller, the finalization of such agreements is contingent on the completion of satisfactory due diligence by the Company, including title and environmental review. There is no assurance that sellers will accept any of the bids submitted by the Company or that any such transactions will be consummated.

     Onshore Properties. The Company also owns working and royalty interests in approximately 1,600 producing oil and gas wells in over 147 fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions of the United States. Management believes that the Company's stable reserve base of long-lived, primarily non-operated, onshore properties complements the Company's Gulf of Mexico operations by providing an additional source of cash flow that requires limited management involvement. The Company's onshore properties accounted for approximately 29% of net proved reserves at December 31, 1995. During 1995, the Company expended approximately $4.0 million in capital on its onshore properties, including $3.7 million for drilling and recompletion activities. Approximately $2.4 million in capital has been spent on the onshore properties in 1996, the majority of which was focused on the Howard Glasscock/Snyder fields.


     Principal Securityholders. Approximately 49.1% of the Company's Common Stock is held by Forcenergy AB ("FAB"), the B shares of which are listed on the Stockholm (Sweden) Stock Exchange. The Forss family beneficially owns a 49.9% voting interest in FAB. Pursuant to an agreement (the "Voting Agreement") among FAB, the Company and the holders of the Company's 7% Exchangeable Subordinated Notes (the "Subordinated Notes"), the size of the Company's Board of Directors is fixed at no more than eight persons to consist of (i) two designees of FAB,
(ii) three designees of the holders of the Subordinated Notes (the "Note Holders"), (iii) the Company's Chief Executive Officer and (iv) two independent directors nominated by FAB and acceptable to the Note Holders. It is anticipated that following the Common Stock Offering (as defined below), including the sale by FAB of 300,000 shares in that Offering, that FAB's ownership percentage in the Company will decrease to approximately 39%. Upon completion of the Common Stock Offering, the number of shares held by the Note Holders will be reduced to below 5% of the outstanding shares of Common Stock and the Voting Agreement among FAB, the Company and the Note Holders will terminate pursuant to its terms. See "Description of Existing Securities and Senior Credit
Facility -- Voting and Holdback Agreement."

                              RECENT DEVELOPMENTS

     Net income for the third quarter ended September 30, 1996 was $2.5 million, or $.13 per common and common equivalent share as compared to a loss of $(282,000) or $(.02) per common and common equivalent share for the same period of last year. Net income for the nine months ended September 30, 1996 was $6.2 million or $.34 per common and common equivalent share compared with a loss of $(2.0) million or $(.18) per common and common equivalent share for the same period last year. Revenues for the 1996 third quarter were $37.0 million, a 106% increase over the $18.0 million reported for the comparable period last year. Revenues for the nine months ended September 30, 1996 were $94.8 million, 81% higher than the $52.4 million reported for the nine month period ended September 30, 1995. Cash flow from operating activities, exclusive of the effects of changes in working capital, was $20.9 million and $52.7 million for the quarter and nine month period ended September 30, 1996, respectively, compared to $8.2 million and $22.5 million for the comparable periods in 1995, increases of 155% and 134% for the respective periods.

     Liquids, natural gas and total liquids and natural gas production was 1,061 Mbbls and 9,511 MMcf and 15,877 MMcfe, respectively, for the three months ended September 30, 1996, as compared to 625 Mbbls, 4,922 MMcf and 8,672 MMcfe for the three months ended September 30, 1995. For the nine months ended September 30, 1996, liquids, natural gas and total liquids and natural gas production was 2,839 Mbbls, 22,283 MMcf and 39,317 MMcfe, respectively, as compared to 1,684 Mbbls, 16,094 MMcf and 26,198 MMcfe for the comparable period of 1995. Average realized sales prices for liquids and natural gas for the three and nine months period ended September 30, 1996 was $16.49, $2.04, $16.65 and $2.11,
respectively, as compared to $16.23, $1.57, $16.03 and $1.55, respectively, for the similar periods of 1995.

                           THE COMMON STOCK OFFERING

Common Stock offered by the
  Company..........................  1,537,958 shares
Common Stock offered by the Selling
  Stockholders.....................  1,962,042 shares
Common Stock to be outstanding
  after the Common Stock
  Offering.........................  22,373,656 shares (1)
NASDAQ National Market symbol......  "FGAS"
Use of Proceeds....................  To repay a portion of indebtedness under the Company's
                                     Senior Credit Facility. The Company may reborrow amounts
                                     under the Senior Credit Facility to fund the Company's
                                     on-going capital expenditure program and for other
                                     general corporate purposes.
Notes Offering.....................  Concurrently with the offering of Common Stock (the
                                     "Common Stock Offering"), the Company is offering $175
                                     million of      % Senior Subordinated Notes due 2006 for
                                     sale to the public (the "Notes Offering" and, together
                                     with the Common Stock Offering, the "Offerings"). The
                                     Common Stock Offering is not contingent upon
                                     consummation of the Notes Offering, nor is the Notes
                                     Offering contingent upon consummation of the Common
                                     Stock Offering. There can be no assurance that the Notes
                                     Offering will be consummated and, if so, on what terms.
                                     See "Notes Offering."

---------------

(1) Assumes the exchange of all of the outstanding Subordinated Notes for 2,343,047 shares of Common Stock and exercise of certain options held by holders of the Subordinated Notes to purchase 214,866 shares of Common Stock. Does not include 2,365,558 shares of Common Stock issuable pursuant to outstanding options and warrants held by management and others.

                                  RISK FACTORS

     Prior to making an investment decision, prospective purchasers of Common Stock should consider all of the information set forth in this Prospectus and should evaluate the considerations set forth in "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table presents certain historical and pro forma financial data as of and for each of the periods indicated. The historical financial data for the five years ended December 31, 1995 have been derived from the audited financial statements of the Company. The financial data for the six months ended June 30, 1995 and 1996 are derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations of the Company for such interim periods. The following information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Information" included in this Prospectus and the Financial Statements of the Company and incorporated by reference elsewhere in this Prospectus.


                                                                                                         SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                                      JUNE 30,
                         ---------------------------------------------------------------------    -------------------------------
                                                                                     PRO FORMA                          PRO FORMA
                          1991       1992       1993         1994          1995     1995(1)(11)    1995       1996     1996(2)(11)
                         -------    -------    -------      -------      --------    ---------    -------    -------    ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues:
    Oil and gas
      sales............  $12,680    $24,937    $49,652(3)   $58,354(3)   $ 72,147     $93,795     $34,140    $57,477     $66,740
    Other..............      337        475        441(3)       388(3)        494         521         235        276         276
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
                          13,017     25,412     50,093       58,742        72,641      94,316      34,375     57,753      67,016
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
  Expenses:
    Lease operating....    4,091      7,769     16,632       23,744        24,507      32,742      11,602     16,819      19,136
    Depreciation,
      depletion and
      amortization.....    4,216      8,014     19,889       24,572        31,295      41,451      15,560     24,162      28,120
    Production taxes...      280        606      1,560        1,701         1,868       2,420         923      1,653       1,653
    General and
      administrative,
      net..............    1,947      2,523      3,166        6,463         5,670       5,670       2,821      3,575       3,575
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
    Total operating
      expenses.........   10,534     18,912     41,247       56,480        63,340      82,283      30,906     46,209      52,484
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
  Income from
    operations.........    2,483      6,500      8,846        2,262         9,301      12,033       3,469     11,544      14,532
  Interest and other
    income (loss)......      525        197        545          789          (561)      4,121         290        237       1,904
  Interest expense, net
    of amounts
    capitalized........     (233)    (2,303)    (6,192)      (9,529)      (11,668)    (14,245)     (6,519)    (5,913)     (7,271)
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
  Income (loss) before
    income taxes.......    2,775      4,394      3,199       (6,478)       (2,928)      1,909      (2,760)     5,868       9,165
  Income tax provision
    (benefit)(4).......       --         --      2,337       (2,403)       (1,075)        713      (1,029)     2,188       3,418
  Minority interest....       83        132        107           --            --                      --         --
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
  Net income
    (loss)(4)..........  $ 2,692    $ 4,262    $   755      $(4,075)     $ (1,853)      1,196     $(1,731)   $ 3,680     $ 5,747
                         =======    =======    =======      =======       =======     =======     =======    =======     =======
  Net income (loss) per
    share(4)...........                                     $  (.50)     $   (.14)    $  0.05     $  (.19)   $   .20     $  0.26
                                                            =======       =======     =======     =======    =======     =======
UNAUDITED PRO FORMA
  DATA(3):
  Income before income
    taxes, including
    minority
    interest...........  $ 2,692    $ 4,262    $ 3,092
  Income tax
    provision..........  $ 1,027    $ 1,639    $ 1,207
  Net income...........  $ 1,665    $ 2,623    $ 1,885
                         =======    =======    =======
  Net income per
    share..............  $   .26    $   .41    $   .29
                         =======    =======    =======
  Weighted average
    number of shares
    outstanding........    6,451      6,451      6,520        8,188        12,910      22,346       9,040     18,261      22,356
OTHER FINANCIAL DATA:
  Capital
    Expenditures(5)....  $13,751    $67,660    $53,371      $58,169      $144,689          --     $48,770    $81,168          --
  EBITDA(6)............    7,224     14,711     29,280       27,623        40,035      57,605      19,319     35,943      44,556
  Ratio of Earnings to
    Fixed
    Charges(7).........     12.9x       2.9x       1.4x         N/M           N/M         N/M         N/M        1.7x        1.9x
  EBITDA Interest
    Coverage(8)........     31.0x       6.4x       4.5x         2.5x          2.8x        3.2x        2.5x       5.2x        5.1x
  Debt/EBITDA(9).......      1.1x       5.1x       4.3x         4.8x          3.3x        3.0x        8.0x       4.9x        3.9x

                                                                                                                        PRO FORMA
                                                         AT DECEMBER 31,                            AT JUNE 30,            AT
                                     -------------------------------------------------------    --------------------    JUNE 30,
                                      1991        1992        1993        1994        1995        1995        1996      1996(10)
                                     -------    --------    --------    --------    --------    --------    --------    ---------
                                                         (IN THOUSANDS)                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Property, plant and equipment,
    net............................  $59,691    $112,441    $152,659    $186,241    $298,832    $219,451    $356,030    $356,030
  Total assets.....................   71,154     127,685     187,786     220,287     335,090     258,306     391,674     469,416
  Total long-term debt.............    7,922      75,758     127,234     131,646     130,729     155,270     175,135     175,000
  Stockholders' equity.............   48,612      45,252      43,336      71,061     154,961      69,330     158,710     234,343

---------------


 (1) Gives effect to (i) the Conoco Acquisition, the Ashlawn Acquisition and other lesser 1995 acquisitions by the Company prior to the Company's initial public offering in August 1995, and the Amerada Hess Acquisition in June 1996, (ii) the application of the net proceeds of the August 1995 initial public offering, (iii) the Common Stock and Notes Offerings, (iv) the conversion of the Subordinated Notes into, 2,343,047 shares of Common Stock and, (v) the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes, as if such transactions had been consummated on January 1, 1995.



 (2) Gives effect to the Amerada Hess Acquisition and the application of the net proceeds of the Offerings as if such transactions had taken place on January 1, 1995 including the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes. The increase of $.10 per share (associated with the Amerada Hess Acquisition) to the historical results for the six month period ended June 30, 1996 may not be representative of future operations as the reserves associated with the acquired properties have a high decline rate.


 (3) Natural gas liquid revenues for 1993 and 1994 have been reclassified from plant processing and other revenues to oil and gas sales for consistent presentation with 1995 revenues.

 (4) Prior to September 14, 1993, the Company was exempt from United States federal and certain state income taxes as a result of its partnership status. The unaudited pro forma data reflects the income tax expense that would have been recorded had the Company not been exempt from paying such income taxes. Net income per share data is described as unaudited pro forma because of the Company's former partnership status.

 (5) Capital expenditures include acquisitions of oil and gas properties including a non-cash item relating to the 1995 Ashlawn Acquisition, amounting to $46.4 million.


 (6) EBITDA is defined as earnings before interest expense, taxes, depletion, depreciation and amortization and is presented because it is a widely accepted financial indication of a Company's ability to service and incur debt. EBITDA should not be considered as an alternative to earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.


 (7) For purposes of determining the ratio of earnings to fixed charges, earnings are computed as net income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, on all indebtedness plus amortization of debt issuance costs. Earnings did not cover fixed charges in the years ended December 31, 1995 and 1994 and for the six months ended June 30, 1995 by $5.5 million, $8.0 million and $3.9 million, respectively.

 (8) Represents multiple by which EBITDA exceeds interest expense paid.

 (9) Represents multiple by which total long-term debt exceeds EBITDA.


(10) Assumes conversion of the Subordinated Notes into 2,343,047 shares of Common Stock, the exercise of options by certain holders of the Subordinated Notes to purchase 214,866 shares of Common Stock and the sale of 1,537,958 shares of Common Stock at 24.75 per share by the Company. Also assumes the issuance of $175 million of Senior Subordinated Notes and the application of the net proceeds therefrom to repay the outstanding balance of the Senior Credit Facility. All transactions are assumed to be consummated on June 30 1996.



(11) If the Company assumed no interest income on the excess proceeds from these transactions and if interest expense were based only on average borrowings outstanding for the applicable periods, the proforma amount of net income and net income per share would be $3.1 million and $.15, respectively, for the year ended December 31, 1995 and $5.9 million and $.28, respectively, for the six months ended June 30, 1996.

                        SUMMARY OIL AND GAS RESERVE DATA

     The following table summarizes the estimates of the Company's net proved oil and gas reserves as of the dates indicated and the present value attributable to these reserves at such dates. The reserve and present value data as of December 31, 1995 for the onshore properties have been estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. The reserve and present value data as of December 31, 1995 for the offshore properties have been estimated by Collarini Engineering Inc., independent petroleum engineering consultants. The reserve estimates and present value data as of December 31, 1994 have been audited by Netherland, Sewell & Associates, Inc. and such data and estimates as of December 31, 1993 and 1994 were prepared by Collarini Engineering Inc. and Joe C. Neal & Associates, independent petroleum engineering consultants. For additional information relating to the Company's oil and natural gas reserves, see "Risk
Factors -- Uncertainty of Reserve Information and Future Net Revenue Estimates," "Business -- Oil and Gas Reserves" and the Supplemental Information on Oil and Gas Producing Activities in Note 16 of the Notes to the Financial Statements of the Company incorporated by reference elsewhere in this Prospectus.

                                                                  AS OF DECEMBER 31,
                                                          ----------------------------------
                                                            1993         1994         1995
                                                          --------     --------     --------
Proved Reserves:
  Oil (Mbbls)............................................   10,776       11,310       24,458
  Natural gas (Mmcf).....................................  138,862      172,122      218,052
  Total (Mmcfe)..........................................  203,518      239,982      364,800
  Present value of future net revenues before income
     taxes (000s)(1)..................................... $197,965     $171,391     $540,901
  Standardized measure of discounted future net cash
     flows (000s)(2)..................................... $159,173     $152,627     $406,956

---------------

(1) The present value of future net revenues attributable to the Company's reserves was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pre-tax basis.

(2) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10%.

                             SUMMARY OPERATING DATA

                                                                                SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                     JUNE 30,
                              --------------------------------------------    --------------------
                                                                 PRO FORMA               PRO FORMA
                               1993        1994        1995       1995(1)      1996       1996(2)
                              -------     -------     -------    ---------    -------    ---------
Production:
  Liquids (Mbbls)(3).........   1,425(4)    1,753(4)    2,343       2,818       1,778       1,844
  Natural gas (Mmcf).........  12,025      17,121      21,112      29,766      12,772      16,218
  Total (Mmcfe)..............  20,575      27,639      35,170      46,674      23,440      27,282
Average sales prices:
  Liquids (per Bbl).......... $ 16.65     $ 15.04     $ 16.46     $ 16.44     $ 16.75     $ 16.75
  Natural gas (per Mcf)......    2.16        1.87        1.59        1.59        2.17        2.21
Expenses (per Mcfe):
  Lease operating............ $   .81     $   .86     $   .70     $   .70     $   .72     $   .70
  Production taxes...........     .08         .06         .05         .05         .07         .06
  Depreciation, depletion and
     amortization............     .96         .88         .88         .89        1.03        1.03
  General and administrative,
     net.....................     .15         .23         .16         .12         .15         .13

---------------

(1) Gives effect to the Ashlawn Acquisition, Conoco Acquisition, Amerada Hess Acquisition and other acquisitions as if such transactions had been consummated on January 1, 1995.

(2) Gives effect to the Amerada Hess Acquisition as if it had been consummated on January 1, 1995.

(3) Includes crude oil, condensate and natural gas liquids.

(4) Includes certain natural gas liquid volumes reclassified to conform with 1995 classifications.

                                  RISK FACTORS

     The following factors should be considered carefully, together with the other information contained in this Prospectus before purchasing the securities offered hereby.

VOLATILITY OF NATURAL GAS AND OIL PRICES

     Revenues generated from the Company's operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect the Company's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of the Company's oil and natural gas that can be produced economically. In order to reduce its exposure to price risks in the sale of its oil and natural gas, the Company enters into hedging arrangements from time to time. The Company's hedging arrangements apply to only a portion of its production and provide only limited price protection against fluctuations in the oil and natural gas markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business -- Marketing and Customers."

     The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on December 31, 1995 which are not offset by other factors could result in a write-down for impairment of oil and gas properties.

REPLACEMENT OF RESERVES

     In general, the volume of production from oil and gas properties declines as reserves are depleted. The rate of decline depends on reservoir characteristics, and varies from the steep decline rate characteristic of Gulf of Mexico reservoirs, where the Company has a significant portion of its production, to the relatively slow decline rate characteristic of the long-lived fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions. Except to the extent the Company acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that the Company's future development, acquisition and exploration activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

     There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See "Business -- Oil and Gas Reserves."

     The present values of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount as required by the Commission, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general.

EFFECTS OF LEVERAGE


     The Company's senior secured credit facility (the "Senior Credit Facility") provides for a commitment of $195 million. At September 30, 1996 the Company had availability of approximately $29.9 million under the Senior Credit Facility. Subsequent to the closing of the Offerings and, at the direction of the Company, the borrowing base under the Senior Credit Facility will be reduced to $50 million from the current borrowing base of $195 million. The maximum commitment of $195 million will remain in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Company's level of indebtedness has several important effects on its operations, including (i) the covenants contained in the Senior Credit Facility and the Subordinated Note agreements and the indenture for the Notes (the "Indenture") require the Company to meet certain financial tests, and other restrictions limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions and (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be impaired. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly alter the leverage of the Company or, in the case of the issuance of additional equity securities, may be dilutive to holders of Common Stock. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTROL BY PRINCIPAL SECURITYHOLDERS

     The Company's principal stockholder, FAB, currently owns approximately 49.1% of the outstanding shares of Common Stock. Following the Common Stock Offering and the sale of a portion of the shares held by FAB in the Common Stock Offering, FAB ownership in the Company will be reduced to approximately 39% of the outstanding shares of Common Stock. See "Selling Stockholders." FAB is a publicly traded Swedish company with two classes of stock, A shares and B shares. There are 1,000,000 outstanding A shares, each of which is entitled to one vote per share, and 13,392,000 outstanding B shares, each of which is entitled to 1/10th of a vote per share. The B shares of FAB are listed on the Stockholm Stock Exchange. The Forss family and its affiliates owned all 1,000,000 A shares and 1,665,333 B shares of FAB as of September 17, 1996. Accordingly, the Forss family had a 49.9% voting interest and a 18.5% economic interest in FAB. Under Swedish law, new issues of FAB securities are subject to preferential rights of existing stockholders which gives the Forss family the ability to maintain voting control over FAB in the event of future stock issuances.

SUBSTANTIAL CAPITAL REQUIREMENTS

     The Company makes, and will continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and natural gas reserves. Historically, the Company has financed these expenditures primarily with proceeds from bank borrowings, the sale of the Subordinated Notes, sales of Common Stock and cash generated by operations. The Company made capital expenditures (including expenditures for acquisitions) of $144.7 million during 1995 and plans to make capital expenditures, not including expenditures for acquisitions, of approximately $110 million in 1996. Management believes that the Company will have sufficient cash provided by operating activities, borrowings under the Senior Credit Facility and proceeds from the Offerings to fund planned capital expenditures in 1996. If revenues decrease as a result of lower oil and gas prices or operating difficulties, or the Company does not complete each of the Offerings, the Company may be limited in its ability to expend the capital necessary to undertake or complete its drilling program in future years. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DRILLING RISKS

     Drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. The Company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition.

ACQUISITION RISKS

     The Company's rapid growth in recent years has been largely the result of acquisitions of producing properties. The Company expects to continue to evaluate and pursue acquisition opportunities which are available on terms management considers favorable to the Company. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company is generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis.

DEPENDENCE ON KEY PERSONNEL

     The Company depends to a large extent on the services of its founder, Stig Wennerstrom, and certain other senior management personnel. The loss of the services of Mr. Wennerstrom and other senior management personnel could have a material adverse effect on the Company's operations. The Company has entered into employment agreements with Stig Wennerstrom, J. Russell Porter and E. Joseph Grady. The Company believes that its success is also dependent upon its ability to continue to employ and retain skilled technical personnel.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     The Company's business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, oil and natural gas. The Company's business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. As with any owner of property, the Company is also subject to cleanup costs and liability for hazardous materials, asbestos or any other toxic or hazardous substance that may exist on or under any of its properties. In addition, the Company is subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including amendments to the Oil Pollution Act of 1990 or regulations which may be promulgated thereunder, could have a material adverse effect on the Company. See "Business -- Abandonment Costs," "-- Government Regulation" and
"-- Environmental Matters."

ABSENCE OF DIVIDENDS ON COMMON STOCK

     The Company currently intends to retain its cash for the operation and expansion of its business, including development, exploration and acquisition activities. The terms of the Senior Credit Facility and the Indenture contain restrictions on the payment of dividends to holders of Common Stock. Accordingly, the Company's ability to pay dividends will depend upon such restrictions and the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Board of Directors. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION

     The oil and gas industry is highly competitive. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

OPERATING RISKS OF OIL AND GAS OPERATIONS

     The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. The Company's offshore operations also are subject to the additional hazards of marine operations, such as severe weather, capsizing and collision. The availability of a ready market for the Company's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines and trucking or terminal facilities. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased and leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation, as amended, and Bylaws and the Delaware General Corporation Law contain provisions that may have the effect of discouraging unsolicited takeover proposals for the Company. These provisions, among other things, restrict the ability of stockholders to take action by written consent, require the approval of the holders of 75% of the Common Stock to approve certain business combinations with "interested stockholders" (excluding shares owned by the interested stockholder), authorize the Board of Directors to designate the terms of and issue new series of preferred stock, limit the personal liability of directors and impose additional restrictions on business combinations with certain interested parties.

SHARES ELIGIBLE FOR FUTURE SALE

     After giving effect to the Common Stock Offering, including the conversion of the Subordinated Notes into Common Stock and the exercise of options held by the noteholders, a total of 22,373,656 shares of Common Stock will be outstanding, of which 8,740,486 will be held by FAB. The officers, directors, stockholders selling shares in the Common Stock Offering (the "Selling Stockholders") and certain other stockholders have agreed not to dispose of any additional shares of Common Stock, other than up to 225,000 shares previously purchased by Stig Wennerstrom on the open market, for a period of 90 days from the date of this Prospectus without the consent of the representatives of the Underwriters. See "Underwriting." Subject to certain contractual restrictions described under "Description of Existing Securities and Senior Credit
Facility -- Voting and Holdback Agreement," the outstanding shares of Common Stock held by FAB are eligible for resale, subject to the volume and other limitations of Rule 144 under the Securities Act, or pursuant to the exercise of demand registration rights. FAB's registration rights, for shares not included in the Common Stock Offering, will survive the Common Stock Offering. Approximately 895,871 shares of Common Stock issued upon conversion of the Subordinated Notes concurrently with the Common Stock Offering but not sold in the Common Stock Offering also will be eligible for sale under Rule 144. In addition, there are 2,365,558 shares of Common Stock issuable pursuant to outstanding options and warrants held by the Note Holders, management and others, all of which are covered by demand or piggyback registration rights or will be issued pursuant to a registration statement on Form S-8.

     No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price for Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  THE COMPANY

GENERAL

     Forcenergy is an independent oil and gas company engaged in the development, exploration, acquisition and production of domestic oil and natural gas properties. The Company has experienced significant growth in the last five years, primarily through the acquisition of producing properties in the Gulf of Mexico. At December 31, 1995 the Company had net proved reserves of 365 Bcfe, 71% of which were located in the Gulf of Mexico. Approximately 60% of the Company's net proved reserves on such date were natural gas and approximately 69% were classified as proved developed. The Company currently operates approximately 77% of its Gulf of Mexico production.

     The Company's principal executive offices are located at 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129-2237 and its telephone number is (305) 856-8500. Unless the context otherwise requires, the terms "Company" or "Forcenergy" as used in this Prospectus mean Forcenergy Inc and its predecessor entities.

RELATIONSHIP WITH FORCENERGY AB

     The Company was incorporated in Delaware in August 1993 under the name Forcenergy Gas Exploration, Inc. to succeed by merger in September 1993 to the ownership of the oil and gas properties of its predecessor, Forcenergy Partners, L.P. ("Forcenergy Partners"). Forcenergy Partners was a limited partnership in which FAB was a 97% limited partner and a corporation wholly owned by Stig Wennerstrom, the Company's President and Chief Executive Officer, was the 3% general partner. In connection with the foregoing merger, Mr. Wennerstrom received shares in FAB and cash. Forcenergy Partners and its predecessors had been engaged in the domestic oil and gas business since 1982. At the 1996 Annual Meeting of Stockholders held on May 23, 1996, the Stockholders of the Company approved a proposal to amend the Company's Amended and Restated Certificate of Incorporation to effect a change in the name of the Company to "Forcenergy Inc".

     Prior to the Company's initial public offering in August 1995, all of the outstanding shares of Common Stock of the Company were owned by FAB. FAB currently owns approximately 49.1% of the outstanding shares of Common Stock. Following the Common Stock Offering, the ownership of Common Stock by FAB will decrease to approximately 39%. FAB is a publicly traded Swedish company with two classes of stock, A shares and B shares. Each of the 1,000,000 outstanding A shares is entitled to one vote per share, and each of the 13,392,000 outstanding B shares is entitled to 1/10th of a vote per share. The B shares of FAB are listed on the Stockholm Stock Exchange. The Forss family and its affiliates owned all 1,000,000 A shares and 1,665,333 B shares as of September 17, 1996. Accordingly, the Forss family had a 49.9% voting interest and a 18.5% economic interest in FAB.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Prospectus Summary," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 1996 and thereafter, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                 NOTES OFFERING

     Concurrently with the Common Stock Offering, the Company is offering $175
million of      % Senior Subordinated Notes due 2006 (the "Notes") for sale to the public. The consummation of the Common Stock Offering and the Notes Offering are not contingent on each other and there can be no assurance that the Notes Offering will be completed. The Indenture for the Notes will contain certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on disposition of proceeds of asset sales;
(ii) limitations on restricted payments including payment of dividends, making of distributions or certain investments; (iii) limitations on the incurrence of indebtedness; (iv) limitations on liens securing pari passu or subordinated indebtedness; (v) limitations on sale and leaseback transactions; (vi) limitations on dividends and other payment restrictions affecting restricted subsidiaries; (vii) restrictions on mergers, consolidations and transfers of substantially all of the Company's assets; and (viii) limitations on transaction with affiliates.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Common Stock Offering are estimated to be approximately $36.0 million (assuming an initial public offering price of $24.75 per share and that the underwriters' over-allotment option is not exercised). The net proceeds of the Notes Offering are estimated to be approximately $169.6 million. The consummation of the Common Stock Offering and the Notes Offering are not contingent on each other. The Company intends to apply the net proceeds of the Offerings to repay outstanding indebtedness under the Senior Credit Facility, which had an outstanding balance of $158.0 million at September 30, 1996. The Senior Credit Facility had a weighted average interest rate at September 30, 1996, of approximately 6.9% and matures on December 31, 1997, at which time the amounts outstanding convert to a term loan with quarterly principal payments due through June 30, 2001. Amounts under the Senior Credit Facility have been used to fund the Company's capital expenditure program for acquisitions of oil and gas properties and for general working capital purposes. The balance of the net proceeds from the Offerings, if any, will be used for general corporate purposes. The Company may reborrow amounts available under the Senior Credit Facility to fund the Company's on-going capital expenditure program and for other general corporate purposes. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders in the Common Stock Offering.

                  MARKET FOR AND RECENT PRICES OF COMMON STOCK

     Forcenergy's Common Stock is traded on the Nasdaq National Market under the symbol "FGAS." The following table sets forth, for the periods indicated, the range of closing high and low sale prices of the Common Stock as reported by the Nasdaq National Market. The Company commenced trading on the Nasdaq National Market on July 28, 1995; therefore no public market existed for the Common Stock prior to that date.


                                                                            HIGH       LOW
                                                                           ------     ------
1995
  Third Quarter (commencing July 28, 1995)...............................  $11.38     $10.00
  Fourth Quarter.........................................................  $11.50     $ 9.25
1996
  First Quarter..........................................................  $11.69     $10.50
  Second Quarter.........................................................  $19.25     $11.63
  Third Quarter..........................................................  $24.88     $17.75
  Fourth Quarter (through October 28, 1996)..............................  $29.25     $22.88



     On October 28, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $28.13 per share. At September 30, 1996, the Company had 22 shareholders of record of its Common Stock. The Company estimates that there are approximately 1,600 beneficial owners of Common Stock.


                                DIVIDEND POLICY

     The Company currently intends to retain its cash for the operation and expansion of its business, including development, exploration and acquisition activities. The terms of both the Senior Credit Facility and the Indenture contain restrictions on the payment of dividends to holders of Common Stock. Accordingly, the Company's ability to pay dividends will depend upon such restrictions and the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted to give effect to (i) the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock, (ii) the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes, (iii) the issuance and sale of 1,537,958 shares of Common Stock by the Company pursuant to the Common Stock Offering (assuming an initial public offering price of $24.75 per share in the Common Stock Offering and that the Underwriters' over-allotment option is not exercised), (iv) the issuance of $175 million of aggregate principal amount of Notes pursuant to the Notes Offering and (v) the application of the net proceeds from the Offerings as described in "Use of Proceeds" assuming such transactions occurred on June 30, 1996. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the Financial Statements of the Company and the related Notes thereto incorporated by reference elsewhere in this Prospectus.



                                                                          AT JUNE 30, 1996
                                                                      ------------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                      --------     -----------
                                                                           (IN THOUSANDS)
Senior Credit Facility............................................... $135,118      $      --
7% Exchangeable Subordinated Notes(1)................................   40,017             --
  % Senior Subordinated Notes due 2006...............................       --        175,000
                                                                      --------       --------
          Total long-term debt.......................................  175,135        175,000
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares authorized; no
     shares issued and outstanding...................................       --             --
  Common Stock, $.01 par value, 50,000,000 shares authorized;
     18,267,785 issued and outstanding; 22,363,656 shares as
     adjusted(2).....................................................      183            223
  Capital in excess of par value.....................................  163,447        239,040
  Accumulated deficit................................................   (4,920)        (4,920)
                                                                      --------       --------
          Total stockholders' equity.................................  158,710        234,343
                                                                      --------       --------
          Total capitalization....................................... $333,845      $ 409,343
                                                                      ========       ========


---------------

(1) Includes $34 million in aggregate principal amount payable upon maturity and approximately $6.0 million in deferred interest.

(2) Does not include 2,385,424 shares of Common Stock issuable pursuant to outstanding options and warrants to purchase Common Stock held by management and others. As adjusted at June 30, 1996, does not include 2,365,558 shares of Common Stock underlying options and warrants to purchase Common Stock held by management and others.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected historical financial data for the Company as of and for each of the periods indicated. The financial data as of and for each of the four years in the period ended December 31, 1994 are derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accountants. The financial data as of and for the year ended December 31, 1995 is derived from the financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants. The financial data for the six months ended June 30, 1995 and 1996 are derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such interim periods. The selected historical financial data are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the Company's historical statements and related notes incorporated herein by reference.

                                                                                                               SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                           JUNE 30,
                                                ---------------------------------------------------------     -------------------
                                                 1991        1992        1993         1994         1995        1995        1996
                                                -------     -------     -------      -------      -------     -------     -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues:
    Oil and gas sales.......................... $12,680     $24,937     $49,652(1)   $58,354(1)   $72,147     $34,140     $57,477
    Other......................................     337         475         441(1)       388(1)       494         235         276
                                                -------     -------     -------      -------      -------     -------     -------
                                                 13,017      25,412      50,093       58,742       72,641      34,375      57,753
                                                -------     -------     -------      -------      -------     -------     -------
  Expenses:
    Lease operating............................   4,091       7,769      16,632       23,744       24,507      11,602      16,819
    Depreciation, depletion and amortization...   4,216       8,014      19,889       24,572       31,295      15,560      24,162
    Production taxes...........................     280         606       1,560        1,701        1,868         923       1,653
    General and administrative, net............   1,947       2,523       3,166        6,463        5,670       2,821       3,575
                                                -------     -------     -------      -------      -------     -------     -------
        Total operating expenses...............  10,534      18,912      41,247       56,480       63,340      30,906      46,209
                                                -------     -------     -------      -------      -------     -------     -------
  Income from operations.......................   2,483       6,500       8,846        2,262        9,301       3,469      11,544
  Interest and other income (loss).............     525         197         545          789         (561)        290         237
  Interest expense, net of amounts
    capitalized................................    (233)     (2,303)     (6,192)      (9,529)     (11,668)     (6,519)     (5,913)
                                                -------     -------     -------      -------      -------     -------     -------
  Income (loss) before income taxes............   2,775       4,394       3,199       (6,478)      (2,928)     (2,760)      5,868
  Income tax provision (benefit)(2)............      --          --       2,337       (2,403)      (1,075)     (1,029)      2,188
  Minority interest............................      83         132         107           --           --          --          --
                                                -------     -------     -------      -------      -------     -------     -------
  Net income (loss)(2)......................... $ 2,692     $ 4,262     $   755      $(4,075)     $(1,853)    $(1,731)    $ 3,680
                                                =======     =======     =======      =======      =======     =======     =======
  Net income (loss) per share(2)...............                                      $  (.50)     $  (.14)    $  (.19)    $   .20
                                                                                     =======      =======     =======     =======
UNAUDITED PRO FORMA DATA(2):
  Income before income taxes, including
    minority interest.......................... $ 2,692     $ 4,262     $ 3,092
  Income tax provision......................... $ 1,027     $ 1,639     $ 1,207
                                                -------     -------     -------
  Net income................................... $ 1,665     $ 2,623     $ 1,885
                                                =======     =======     =======
  Net income per share......................... $   .26     $   .41     $   .29
                                                =======     =======     =======
  Weighted average number of shares
    outstanding................................   6,451       6,451       6,520        8,188       12,910       9,040      18,261

                                                                                DECEMBER 31,
                                                         -----------------------------------------------------------     JUNE 30,
                                                          1991         1992         1993         1994         1995         1996
                                                         -------     --------     --------     --------     --------     --------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Property, plant and equipment, net.................... $59,691     $112,441     $152,659     $186,241     $298,832     $356,030
  Total assets..........................................  71,154      127,685      187,786      220,287      335,090      391,674
  Total long-term debt..................................   7,922       75,758      127,234      131,646      130,729      175,135
  Stockholders' equity..................................  48,612       45,252       43,336       71,061      154,961      158,710
OTHER FINANCIAL DATA:
  Ratio of Earnings to Fixed Charges(3).................    12.9x         2.9x         1.4x         0.3x         0.6x         1.7x
  Capital Expenditures(4)...............................  13,751       67,660       53,371       58,169      144,689       81,168
  EBITDA(5).............................................   7,224       14,711       29,280       27,623       40,035       35,943
  EBITDA Interest Coverage(6)...........................    31.0x         6.4x         4.5x         2.5x         2.8x         5.2x
  Debt/EBITDA(7)........................................     1.1x         5.1x         4.3x         4.8x         3.3x         4.9x

---------------

(1) Natural gas liquid revenues for 1993 and 1994 have been reclassified from plant processing and other revenues to oil and gas sales for consistent presentation with 1995 revenues.
(2) Prior to September 14, 1993, the Company was exempt from United States federal and certain state income taxes as a result of its partnership status. The unaudited pro forma data reflects the income tax expense that would have been recorded had the Company not been exempt from paying such income taxes. Net income per share data for 1991, 1992 and 1993 is described as unaudited pro forma because of the Company's former partnership status.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are computed as net income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, on all indebtedness plus amortization of debt issuance costs. Earnings did not cover fixed charges in the years ended December 31, 1995 and 1994 and for the six months ended June 30, 1995 by $5.5 million, $8.0 million and $3.9 million, respectively.

(4) Capital expenditures include acquisitions of oil and gas properties including non-cash items, relating to the 1995 Ashlawn Acquisition amounting to $46.4 million.
(5) EBITDA is defined as earnings before interest, taxes, depletion, depreciation and amortization and is presented because it is a widely accepted financial indication of a Company's ability to service and incur debt. EBITDA should not be considered as an alternative to earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.
(6) Represents multiple by which EBITDA exceeds interest expense paid.
(7) Represents multiple by which total long-term debt exceeds EBITDA.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma statement of operations for the six months ended June 30, 1996 gives effect to the Amerada Hess Acquisition, the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes and Common Stock Offerings as if they had been consummated on January 1, 1995. The unaudited pro forma statement of operations for the year ended December 31, 1995 gives effect to the Conoco Acquisition, the Ashlawn Acquisition and certain other smaller acquisitions consummated prior to the 1995 Initial Public Offering ("the 1995 Acquisitions"), the 1995 Initial Public Offering, and the Amerada Hess Acquisition, the Notes and Common Stock Offerings, the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes as if they had occurred on January 1, 1995. The unaudited pro forma balance sheet as of June 30, 1996 gives effect to the Notes and Common Stock Offerings and includes the assumed conversion of the Subordinated Notes to Common Stock of the Company pursuant to the provisions of the Note Exchange and Registration Rights Agreement, as amended ("ESN Conversion") and the exercise of 214,866 options to purchase Common Stock by certain holders of the Subordinated Notes, as if they had occurred on June 30, 1996. The 1995 Acquisitions and the Amerada Hess Acquisition have been accounted for using the purchase method of accounting. Such unaudited pro forma financial information has been prepared based on estimates and assumptions deemed by the Company to be appropriate and does not purport to be indicative of the financial position or results of operations which would actually have been obtained if the 1995 Acquisitions, the Amerada Hess Acquisition, the 1995 Initial Public Offering, the Notes and Common Stock Offerings and the ESN conversion had occurred as presented in such statements or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to oil and gas production declines, price changes, future supply and demand, financial instrument agreements, future acquisitions and other factors. See "Management's Discussion and Analysis of Financial Condition and Result of Operations."



     The pro forma financial information should be read in conjunction with the historical financial statements of the Company and the audited financial information on the Conoco and Ashlawn Acquisitions and the Amerada Hess Acquisition which are incorporated herein by reference.

                                 FORCENERGY INC

                       PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996

                                                                        PROFORMA ADJUSTMENTS
                                                                     ---------------------------
                                     FORCENERGY     AMERADA HESS     AMERADA HESS
                                     HISTORICAL     ACQUISITION(a)   ACQUISITION       OFFERINGS      PRO FORMA
                                     ----------     ------------     ------------      ---------      ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Oil and gas sales................   $ 57,477         $9,263          $     --         $     --       $66,740
  Other............................        276              0                --               --           276
                                       -------         ------           -------          -------       -------
          Total revenues...........     57,753          9,263                --               --        67,016
Operating Expenses:
  Lease operating..................     16,819          2,317                --                         19,136
  Depletion, depreciation and
     amortization..................     24,162             --             3,958(b)            --        28,120
  Production taxes.................      1,653             --                --               --         1,653
  General and administrative,
     net...........................      3,575             --                --               --         3,575
                                       -------         ------           -------          -------       -------
          Total operating
            expenses...............     46,209          2,317             3,958                0        52,484
                                       -------         ------           -------          -------       -------
Income (loss) from operations......     11,544          6,946            (3,958)               0        14,532
Interest and other
  income...........................        237             --                --            1,667(c)      1,904
Interest expense, net..............     (5,913)            --                 0           (1,358)(d)    (7,271)
                                       -------         ------           -------          -------       -------
Income (loss) before income taxes..      5,868          6,946            (3,958)             309         9,165
Income tax provision (benefit).....      2,188             --             1,115(e)           115(e)      3,418
                                       -------         ------           -------          -------       -------
Net income (loss)..................   $  3,680         $6,946          $ (5,073)        $    194       $ 5,747
                                       =======         ======           =======          =======       =======
Net income (loss) per share........   $   0.20                                                         $  0.26
                                       =======                                                         =======
Weighted average shares
  outstanding......................     18,261                                                          22,356

                                 FORCENERGY INC

                       PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                                                   PRO FORMA ADJUSTMENTS
                              FORCENERGY          1995          AMERADA HESS     --------------------------
                             HISTORICAL(f)   ACQUISITIONS(f)   ACQUISITION(g)    ACQUISITIONS     OFFERINGS     PRO FORMA
                             -------------   ---------------   ---------------   ------------     ---------     ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Oil and gas Sales........    $  72,147         $ 8,009           $13,639         $     --        $     --     $  93,795
  Other....................          494              27                --               --              --           521
                                --------          ------           -------          -------         -------      --------
          Total revenues...       72,641           8,036            13,639               --              --        94,316
Operating Expenses:
  Lease operating..........       24,507           2,596             5,639               --              --        32,742
  Depletion, depreciation
     and amortization......       31,295             699                --            9,457(b)           --        41,451
  Production taxes.........        1,868             552                --               --              --         2,420
  General and
     administrative, net...        5,670             621                --             (621)(h)          --         5,670
                                --------          ------           -------          -------         -------      --------
          Total operating
            expenses.......       63,340           4,468             5,639            8,836              --        82,283
                                --------          ------           -------          -------         -------      --------
Income (loss) from
  operations...............        9,301           3,568             8,000           (8,836)             --        12,033
Interest and other income
  (loss)...................         (561)             --                --               --           4,682(c)      4,121
Interest expense, net......      (11,668)           (183)               --               --          (2,394)(d)   (14,245)
                                --------          ------           -------          -------         -------      --------
Income (loss) before income
  taxes....................       (2,928)          3,385             8,000           (8,836)          2,288         1,909
Income tax provision
  (benefit)................       (1,075)             --                --              935(e)        853(e)          713
                                --------          ------           -------          -------         -------      --------
Net income (loss)..........       (1,853)          3,385             8,000           (9,771)          1,435         1,196
                                ========          ======           =======          =======         =======      ========
Net income (loss) per
  share....................        (0.14)                                                                            0.05
Weighted average shares
  outstanding..............       12,910                                                                           22,346

                                 FORCENERGY INC

                            PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1996

                                    ASSETS:

                                                     HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                     ----------       -----------       ---------
Current Assets:
  Cash.............................................   $     173        $    3,386(i)    $  74,052
                                                                           36,011(j)
                                                                          169,600(k)
                                                                         (135,118)(l)
  Accounts receivable, net.........................      18,312                --          18,312
  Other current assets.............................       8,829                --           8,829
                                                       --------         ---------        --------
          Total current assets.....................      27,314            73,879         101,193
                                                       --------         ---------        --------
  Investment in surety bonds, at cost..............       3,813                --           3,813
                                                       --------         ---------        --------
  Property, plant and equipment, at cost (full cost
     method) net of accumulated depletion,
     depreciation and amortization.................     356,030                --         356,030
                                                       --------         ---------        --------
  Other assets.....................................       4,517            (1,537)(m)       8,380
                                                                            5,400(k)
                                                       --------         ---------        --------
                                                      $ 391,674        $   77,742       $ 469,416
                                                       ========         =========        ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable.................................   $  13,271        $       --       $  13,271
  Other accrued liabilities........................      29,140                --          29,140
                                                       --------         ---------        --------
          Total current liabilities................      42,411                --          42,411
                                                       --------         ---------        --------
Long-term debt.....................................     175,135           (34,000)(m)     175,000
                                                                           (6,017)(m)
                                                                          175,000(k)
                                                                         (135,118)(l)
                                                       --------         ---------        --------
Deferred income taxes..............................      15,418             2,244(m)       17,662
                                                       --------         ---------        --------
Stockholders' Equity
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized; none issued or outstanding........          --                --              --
  Common stock, $.01 par value, 50,000,000 shares
     authorized; 18,267,785 and 22,363,656 issued
     and outstanding at historical June 30, 1996
     and proforma June 30, 1996, respectively......         183                23(m)          223
                                                                                2(i)
                                                                               15(j)
  Capital in excess of par value...................     163,447            36,213(m)      239,040
                                                                            3,384(i)
                                                                           35,996(j)
  Accumulated deficit..............................      (4,920)               --          (4,920)
                                                       --------         ---------        --------
          Total stockholders' equity...............     158,710            75,633         234,343
                                                       --------         ---------        --------
Total Liabilities and Stockholders' Equity.........   $ 391,674        $   77,742       $ 469,416
                                                       ========         =========        ========

                                 FORCENERGY INC

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

1. BASIS FOR PRESENTATION OF PRO FORMA FINANCIAL STATEMENTS


     The pro forma financial information should be read in conjunction with the historical financial statements of the Company and the audited financial information on the Conoco and Ashlawn Acquisitions and the Amerada Hess Acquisition which are included herein by reference.



     The unaudited pro forma statement of operations for the six months ended June 30, 1996 gives effect to the Amerada Hess Acquisition, the Notes and Common Stock Offerings, the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes as if they had been consummated on January 1, 1995. The unaudited pro forma statement of operations for the year ended December 31, 1995 gives effect to the Conoco Acquisition, the Ashlawn Acquisition and certain other smaller acquisitions consummated prior to the 1995 Initial Public Offering ("the 1995 Acquisitions"), the 1995 Initial Public Offering, the Amerada Hess Acquisition, the Notes and Common Stock Offerings, the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes as if they had occurred on January 1, 1995. The unaudited pro forma balance sheet as of June 30, 1996 gives effect to the Notes and Common Stock Offerings and includes the assumed conversion of the 7% Exchangeable Subordinated Notes to Common Stock of the Company pursuant to the provisions of the Note Exchange and Registration Rights Agreement, as amended ("ESN Conversion") and the exercise of 214,866 options to purchase Common Stock by certain holders of the Subordinated Notes, as if they had occurred on June 30, 1996. The 1995 Acquisitions and the Amerada Hess Acquisition have been accounted for using the purchase method of accounting. Such unaudited pro forma financial information has been prepared based on estimates and assumptions deemed by the Company to be appropriate and does not purport to be indicative of the financial position or results of operations which would actually have been obtained if the 1995 Acquisitions, the Amerada Hess Acquisition, the 1995 Initial Public Offering, the Notes and Common Stock Offerings had occurred as presented in such statements or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to oil and gas production declines, price changes, future supply and demand, financial instrument agreements, future acquisitions and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


2. ADJUSTMENTS

     (a) This column reflects the historical oil and gas revenues and direct operating expenses of the properties acquired pursuant to the Amerada Hess Acquisition for the six-month period ended June 30, 1996.

     (b) Adjustment to reflect the depletion, depreciation and amortization of oil and gas properties giving consideration to applicable acquisitions.


     (c) Adjustment to reflect interest income assumed at 4.5% earned on invested cash assuming the following transactions occurred on January 1, 1995: receipt of $55.7 million in net proceeds from the 1995 Initial Public Offering, $169.6 million in net proceeds from the Notes Offering, $34.9 million in net proceeds from Common Stock Offering (1,537,958 shares at an assumed offering price of $24.75 per share) and repayment of outstanding borrowings under the Senior Credit Facility of $95.0 million, payment for the 1995 Acquisitions and Amerada Hess Acquisition of $51.3 million and $6.9 million, respectively, and also taking into consideration other cash in-flows and out-flows during the respective periods. If the Company assumed no interest income on the excess proceeds from these transactions and if interest expense were based only on average borrowings outstanding for the applicable periods, the proforma amount of net income and net income per share would be

                                 FORCENERGY INC

$3.1 million and $.15, respectively, for the year ended December 31, 1995 and $5.9 million and $.28, respectively, for the six months ended June 30, 1996.


     (d) Increase in interest expense assuming the $175 million Notes Offering closed on January 1, 1995 at an assumed interest rate of 9.25%, including adjustments for debt issuance cost and capitalized interest.


     (e) Adjustment to income tax expense reflecting the results of the transactions contemplated herein.



     (f) Forcenergy Historical results of operations include the historical results of operations of oil and gas revenues and direct operating expenses, as applicable, for the 1995 Acquisitions from the respective closing dates to December 31, 1995, and the 1995 Acquisitions column includes the 1995 Acquisitions results from January 1, 1995 to closing dates.


     (g) This column indicates the historical oil and gas revenues and direct operating expenses of the Amerada Hess Acquisition for the year ended December 31, 1995.

     (h) Additional general and administrative expense was not incurred as a result of the 1995 Acquisitions.

     (i) Adjustment to reflect the exercise of options to purchase 214,866 shares of Common Stock at an exercise price of $15.76 per share by certain holders of the Subordinated Notes.


     (j) Adjustment reflecting the net proceeds from the sale of 1,537,958 shares of Common Stock at an assumed price of $24.75 per share.


     (k) Adjustment reflecting the issuance of $175,000,000 in Notes with an assumed interest rate of 9.25%.

     (l) Adjustment for repayment of outstanding borrowings under the Senior Credit Facility.

     (m) Adjustment to reflect conversion of $34.0 million in Subordinated Notes at $14.51 per share into 2,343,047 shares of Common Stock which includes reversal of debt issuance cost and deferred interest (and related deferred taxes thereon).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist in an understanding of the Company's historical financial position and results of operations for each year of the three-year period ended December 31, 1995 and the unaudited six-month periods ended June 30, 1995 and 1996. The Company's historical financial statements and notes thereto included elsewhere in this Prospectus contain detailed information that should be referred to in conjunction with the following discussion.

GENERAL

     Forcenergy was organized in September 1993 to succeed by merger to the ownership of oil and gas properties held by Forcenergy Partners. Forcenergy Partners and its predecessors commenced oil and gas operations in 1982 and focused primarily on non-operated working interests in onshore properties. Since 1990, the Company has primarily focused its activities on acquiring Gulf of Mexico offshore properties and has completed 22 acquisitions of offshore or Gulf Coast properties at a total cost of $197.7 million. At December 31, 1995, the Company had net proved reserves of 365 Bcfe, 71% of which were offshore and 69% of which were classified as proved developed.

     The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas, oil and condensate, which are dependent upon numerous factors beyond the Company's control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been very volatile, and future decreases in oil and gas prices could have a material adverse effect on the Company's financial position, results of operations, quantities of oil and gas reserves that may be economically produced and access to capital.

     The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost or fair value of unproved properties, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on December 31, 1995 which are not offset by other factors could result in a writedown for impairment of oil and gas properties.

     For accounting purposes, the Company accrues interest on the Subordinated Notes at 13% per annum; however the current cash interest expense of such Subordinated Notes is 7%. The difference is reflected in the Company's cash flow statement as deferred interest. The deferred interest totaling $6.4 million at August 31, 1996 will be reflected as an increase to stockholders' equity (net of related deferred income taxes) upon conversion of the Subordinated Notes into Common Stock concurrently with the Common Stock Offering. See "-- Liquidity and Capital Resources."

     Revenues from natural gas production are recorded using the sales method, net of royalties and net profits interests. When sales volumes exceed the Company's entitled share, an over-produced imbalance occurs. To the extent the over-produced imbalance exceeds the Company's share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. Management does not believe that the Company has any material overproduced gas imbalances.

     At September 30, 1996, the Company had an aggregate of $11.3 million in net operating loss carry forwards for federal income tax purposes which are subject to annual limitations on utilization. Future income tax liabilities and the impact of the alternative minimum tax will vary depending upon the number of wells drilled, intangible drilling costs incurred and other investments in oil and gas properties by the Company.

RESULTS OF OPERATIONS

  PRODUCTION DATA

     The following table sets forth the Company's historical oil and natural gas production data during the periods indicated:

                                                                             SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,         JUNE 30,
                                               ---------------------------   -----------------
                                                1993      1994      1995      1995      1996
                                               -------   -------   -------   -------   -------
Production:
  Liquids (Mbbls)(1)..........................   1,425     1,753     2,343     1,059     1,778
  Natural gas (Mmcf)..........................  12,025    17,121    21,112    11,172    12,772
  Total (Mmcfe)...............................  20,575    27,639    35,170    17,526    23,440
Average sales prices:
  Liquids (per Bbl)........................... $ 16.65   $ 15.04   $ 16.46   $ 15.91   $ 16.75
  Natural gas (per Mcf).......................    2.16      1.87      1.59      1.55      2.17
Expenses (per Mcfe):
  Lease operating............................. $   .81   $   .86   $   .70   $   .66   $   .72
  Production taxes............................     .08       .06       .05       .05       .07
  Depreciation, depletion and amortization....     .96       .88       .88       .89      1.03
  General and administrative..................     .15       .23       .16       .16       .15

---------------
(1) Includes crude oil, condensate and natural gas liquids.

  COMPARISON OF THE SIX MONTH PERIODS ENDED JUNE 30, 1995 AND 1996


     Operating and Net Income. Operating income increased from $3.5 million for the six month period ended June 30, 1995 to $11.5 million for the six month period ended June 30, 1996, a 229% increase. The Company reported a net loss of $1.7 million for the six months ended June 30, 1995 compared to net income of $3.7 million for the same period of 1996. The improvement in both operating income and net income for the first six months of 1996 was attributable primarily to higher production volumes, without a commensurate increase in lease operating expenses and higher net realized oil and gas prices.


     Production. Net liquids production increased from 1,059 Mbbls in the six month period ended June 30, 1995 to 1,778 Mbbls for the six month period in 1996, a 68% improvement. Net gas production increased 14%, from 11,172 Mmcf reported for the six month period ended June 30, 1995 to 12,772 Mmcf reported for the same period of 1996. On an equivalent unit basis, oil and gas production was 17,526 Mmcfe for the six month period ended June 30, 1995 compared to 23,440 Mmcfe produced in the same six month period of 1996, an improvement of 34%. The increase in both oil and gas production was attributable to new production from oil and gas properties acquired in 1995 and from successful development and exploratory drilling and workover programs begun in late 1995 and continuing through 1996.

     Revenues. Revenues increased 68% from $34.4 million reported for the 1995 six month period to $57.8 million for the same period in 1996, primarily due to higher production volumes and higher net realized oil and gas prices. Average net realized liquids prices increased from $15.91 per barrel for the six month period ended June 30, 1995 to $16.75 per barrel received in the comparable 1996 period, an increase of 5%. Average net realized gas prices rose 40% from $1.55 per Mcf reported in the first six months of 1995 to $2.17 per Mcf reported for the same period of 1996.

     Average net realized oil prices (excluding natural gas liquids) for the 1996 six month period were $17.01 per barrel compared to an average of $19.03 per barrel that would have been received before the effects of hedging, resulting in a hedging related $3.4 million reduction in oil revenues for the period. Average net realized gas prices for the six months were $2.17 per Mcf compared to an average of $2.31 per Mcf, that would have been received before the effects of hedging, resulting in a hedging related $1.8 million reduction in gas revenues for the six month period ended June 30, 1996. Effects of hedging activities were not significant in the six months ended June 30, 1995.

     Lease Operating Expenses. Lease operating expenses for the first six months of 1995 were $11.6 million compared to the $16.8 million reported for the same period of 1996, an increase primarily due to new fields acquired during 1995 and to non-recurring workover repair and maintenance activities in 1996. On an equivalent unit of production basis, expenses increased from $.66 per Mcfe in the 1995 six month period to $.72 in the comparable 1996 period, an increase attributable primarily to non-recurring repair and maintenance expenditures and the addition of new Gulf of Mexico properties.

     Depletion, Depreciation and Amortization ("DD&A"). DD&A increased from $15.6 million for the 1995 six month period to $24.2 million reported for the comparable 1996 period. The increase was attributable to higher production levels, and to an increase in the DD&A rate per unit of production to $1.03 per Mcfe in the first six months of 1996 from $.89 in the same period last year.

     General and Administrative Expenses. General and administrative expenses increased from $2.8 million for the first six months of 1995 to $3.6 million for the comparable 1996 period, primarily due to the overall growth of the Company during the latter half of 1995 and the first six months of 1996. However, on an equivalent Mcfe produced basis, general and administrative expenses have remained relatively constant, $.16 per Mcfe for the first six months of 1995 compared to $.15 per Mcfe in the 1996 period.

     Interest Expense. Interest expense, net of amounts capitalized, declined 9% from $6.5 million in the first six months of 1995 to $5.9 million for the same period this year. The decrease in interest expense resulted primarily from lower interest rates on the Company's Senior Credit Facility in 1996, which was partially offset by higher 1996 debt levels.

     Income Tax Provision (Benefit). Income tax expense increased to $2.2 million from a benefit of $1.0 million in the first six months of 1995 due to the improvement in results of operations compared to the same period last year.

  COMPARISON OF THE YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1995

     Operating and Net Income. Operating income increased 304%, from $2.3 million in 1994 to $9.3 million in 1995. The Company's net loss for 1994 was $4.1 million compared with a net loss for 1995 of $1.9 million. These improvements were attributable to higher oil and gas production and lower per unit lease operating costs.

     Production. Forcenergy's total net equivalent production increased to 35.2 Bcfe in 1995, 28% more than the 27.6 Bcfe produced in 1994, due primarily to the acquisition of additional offshore properties in late 1994 and in early 1995 and the addition of new production attained from the successful 1995 drilling program. See "Business -- 1995 and 1996 Offshore and Gulf Coast Drilling Activity." Net oil production increased by 34%, from 1,753 Mbbls in 1994 to 2,343 Mbbls in 1995 and net gas production increased by 23% from 17.1 Bcf in 1994 to 21.1 Bcf in 1995.

     Revenues. Total revenues increased 24% from $58.7 million in 1994 to $72.6 million in 1995, primarily because of the higher volume of oil and gas produced, which in turn resulted from acquisitions closed during 1995 and from the Company's successful drilling program. Oil revenues for the year increased by 46% from $26.3 million in 1994 to $38.4 million in 1995. Average net realized oil prices of $16.46 per barrel in 1995 were 9% higher than the $15.04 per barrel received in 1994. Gas revenues rose from $31.9 million in 1994 to $33.6 million in 1995 or 5%; however, average net realized gas prices declined to $1.59 per Mcf in 1995, 15% below the $1.87 average received in 1994.

     Lease Operating Expenses. Lease operating expenses increased by $763,000, or 3%, from 1994 to 1995 due to the addition of new properties; however, on a per Mcfe produced basis, costs declined 19% from $.86 per Mcfe in 1994 to $.70 per Mcfe in 1995. This decline in the per unit cost was attributable to the Company's success in adding new production through development of new reserves from existing properties and facilities and through acquiring new properties that provide operating synergies with existing properties.

     Depletion, Depreciation and Amortization ("DD&A"). Total DD&A increased 27% from $24.6 million during 1994 to $31.3 million during 1995, primarily as a result of higher production volumes in 1995 as the DD&A rate was substantially the same for both years.

     General and Administrative. General and administrative expenses declined 12% from $6.5 million incurred in 1994 to $5.7 million in 1995. The costs for 1994 reflected higher third-party engineering and consulting fees associated with several acquisition possibilities that never occurred. Additionally, the Company billed more general and administrative expenses, as provided for in joint operating agreements, to joint interest owners in 1995 due to the increased drilling activity.

     Interest Expense. Interest expense, net of amounts capitalized, increased 23% from $9.5 million in 1994 to $11.7 million in 1995. This increase was primarily attributable to the acquisition related increases in the Company's debt levels prior to the repayment of a portion of that debt with proceeds from the Company's initial public offering and amortization of debt issuance costs associated with the Company's $8.0 million bridge loan that was repaid in 1995.

     Interest and Other Income. Interest and other income (loss) reflected a net charge of $561,000 in 1995 compared with income of $789,000 in 1994. The 1995 charge included a non-cash adjustment to certain balance sheet items associated with activities in previous years. Interest income was $454,000 in 1994 compared to $474,000 in 1995.

     Income Tax Provision (Benefit). The income tax benefit decreased from $2.4 million in 1994 to $1.1 million in 1995, due to the improvement in the results of operations.

  COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND DECEMBER 31, 1994

     Operating and Net Income. Income from operations decreased by 74% from $8.8 million in 1993 to $2.3 million in 1994. The decline in income from operations was primarily the result of a decline in the average realized prices for oil and gas sales and the incurrence of additional operating and administrative costs as the Company undertook full operations of additional Gulf of Mexico properties. Net income was $0.8 million in 1993 as compared to a net loss of $4.1 million in 1994.

     Production. The Company's production increased 34% from 20.6 Bcfe in 1993 to 27.6 Bcfe in 1994, primarily as a result of the acquisitions of properties and higher volumes in the second half of 1994 due to the Company's 1994 development program. Oil production volume of 1,753 Mbbls in 1994 increased by 23% as compared to 1993 production volume of 1,425 Mbbls. Gas production of 17.1 Bcf in 1994 increased by 42% as compared to 1993 production of 12.0 Bcf.

     Revenues. Total revenues increased 17% from $50.1 million in 1993 to $58.7 million in 1994. Oil sales increased by 11% from $23.8 million in 1993 to $26.3 million in 1994. Average net realized oil prices of $16.65 in 1993 decreased by 9% to $15.04 in 1994. Gas sales increased by 23% from $25.9 million in 1993 to $31.9 million in 1994. Average net realized gas prices declined 13% from $2.16 in 1993 to $1.87 in 1994. The increase in volumes primarily reflects the acquisition of offshore properties and increases in production during the second half of 1994 as a result of the Company's development program.

     Lease Operating Expenses. Lease operating expenses increased by $7.1 million or 43% in 1994 as compared to 1993 due to the addition of new offshore fields acquired in late 1993 and 1994. On an Mcfe basis, lease operating costs increased by 6% from $.81 in 1993 to $.86 in 1994. This per unit operating cost increase was primarily the result of increased offshore facility maintenance on properties acquired during 1994 and increased costs associated with supplemental bonding requirements for offshore properties, which costs were incurred prior to the benefit of any development activities on such properties.

     Depletion, Depreciation and Amortization. Total DD&A increased by $4.7 million or 24% from $19.9 million in 1993 to $24.6 million in 1994. The increase in total DD&A in 1994 was primarily attributable to increased production added by acquisitions. DD&A per Mcfe declined 8% from $.96 in 1993 to $.88 in 1994 due to the acquisition of additional proved reserves at a lower cost per Mcfe.

     General and Administrative. General and administrative expenses increased from $3.2 million in 1993 to $6.5 million in 1994. This increase was primarily the result of increased engineering and support staff for the New Orleans office which was opened in March 1993 and increased legal and consulting costs incurred to evaluate potential offshore property acquisitions.

     Interest Expense. Interest expense, net of amounts capitalized, increased by 53% from $6.2 million in 1993 to $9.5 million in 1994. This increase was attributable to additional borrowings for acquisition financing combined with an increase in market interest rates in 1994 under the Senior Credit Facility, inclusion of a full year's interest expense for the Subordinated Notes and a full year's amortization of debt issuance costs associated with the Senior Credit Facility and the Subordinated Notes in 1994.

     Income Tax Provision (Benefit). The provision for income taxes decreased by $4.7 million from a provision of $2.3 million in 1993 to a benefit of $2.4 million in 1994 due to a pre-tax loss of $6.5 million in 1994 and the FASB 109, "Accounting for Income Taxes" deferred tax adjustment of $2.4 million recorded in 1993. This one time adjustment was made to reflect the book and tax timing differences for assets and liabilities existing on September 14, 1993 as a result of merger transactions which converted Forcenergy Partners, the Company's predecessor, into a taxable U.S. corporation.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its operations, acquisitions, capital expenditures and working capital requirements from cash flow from operations, bank borrowings and private and public placements of debt and equity securities. The Company's primary sources of funds for each of the past three years and the six months ended June 30, 1995 and 1996 are reflected in the following table (in thousands):

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                        -------------------
                                     1993        1994        1995        1995        1996
                                    -------     -------     -------     -------     -------
    Net cash provided by
      operating activities.......   $19,473     $22,433     $28,574     $17,641     $26,815
    Net borrowings under the
      Senior Credit Facility.....    28,881       6,872      (2,957)     22,604      43,063
    Proceeds from issuance of
      Subordinated Notes.........    34,000          --          --          --          --
    Proceeds from issuance of
      Common Stock...............     2,200      31,800      55,753          --          --
    Proceeds from Bridge Loan....        --          --       8,000       8,000          --

     In the first six months of 1996, the Company generated approximately $26.8 million in cash from operations and borrowed, net of repayments, approximately $43.1 million under its Senior Credit Facility. The Company's cash flow from operations has increased significantly during 1996 because of the additional production from acquired properties and new production derived from development drilling and workovers. The Company had negative working capital of $11.8 million at December 31, 1995 and $15.1 million at June 30, 1996. Both the negative working capital and increase in borrowings under the Senior Credit Facility are primarily attributable to an increase in drilling expenditures under the Company's active 1996 drilling program and to acquisitions of oil and gas properties.


     Capital expenditures including accruals were $58.2 million and $144.7 million during 1994 and 1995, respectively. Cash capital expenditures were $59.2 million during the first six months of 1996, which includes $15.6 million in cash payments on capital costs accrued at December 31, 1995. In addition, the Company had capital expenditures accrued at June 30, 1996 equaling $25.2 million. The Company's capital expenditure budget for 1996 is approximately $110 million. The Company intends to continue its exploration and development programs during 1996 and expects that those expenditures will be funded by cash flow from operations and periodic borrowings under its Senior Credit Facility. Cash expenditures for acquisitions totaled $16.8 million for the six months ended June 30, 1996, $4.3 million of which was for amounts accrued at December 31,1995. The Company will continue to pursue property acquisitions of various sizes, funding for which is expected to be provided by cash flow from operations, the proceeds of the Offerings, funds available through the Company's Senior Credit Facility or other financing sources to be negotiated, as needed.



     In December 1995, the Company amended its Senior Credit Facility to extend its maturity date and to lower borrowing rates on amounts advanced under the facility. The termination date on the revolving credit loan was extended to December 31, 1997, at which time the outstanding amount becomes a term loan with future annual principal payments, as a percentage of the principal balance outstanding at the time of conversion to the term loan, of 36% in 1998, 30% in 1999, 23% in 2000 and 11% in 2001. The term loan matures on June 30, 2001. Effective April 26, 1996, the Company renegotiated the Senior Credit Facility to provide for a commitment of $195 million with a current borrowing base of $175 million. On September 30, 1996, the borrowing base was increased to $195 million. At September 30, 1996, the Company had $29.9 million available under the Senior Credit Facility. Subsequent to the closing of the Offerings and, at the direction of the Company, the borrowing base under the Senior Credit Facility will be reduced to $50 million from the current borrowing base of $195 million. The maximum commitment of $195 million will remain in effect.


     Borrowings under the Senior Credit Facility bear interest, at the Company's option, at either the prime rate or LIBOR plus 1.375%. Interest on the prime loans are due quarterly and interest on the LIBOR loans are due at the end of the designated interest period. The Senior Credit Facility is secured by substantially all of the Company's oil and gas properties. The Senior Credit Facility contains certain covenants of the Company, including maintenance of minimum tangible net worth, certain financial ratios and certain restrictions on liens.

     Revenues generated from operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future as prices are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These uncontrollable factors include, but are not limited to, the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels and political and economic conditions in the Middle East and Canada that can affect the supply and price of foreign oil and natural gas. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect the Company's financial condition, liquidity and results of operations. Lower prices also may reduce the amount of reserves that can be produced economically as well as limit the Company's ability to continue to exploit and develop the existing reserve base.

     The Company utilizes forward sales contracts and commodity swaps for portions of its current net oil and gas production to achieve more predictable cash flows and to reduce its exposure to fluctuations in oil and gas prices. The remaining portion of current net production has not been hedged so as to provide the Company the opportunity to benefit from increases in prices on that portion of the production, should price increases materialize. As of October 1,1996, the Company had entered in to future sales and swap contracts as a hedge against possible price declines that effectively fixed sales prices on approximately 76% of the Company's estimated net oil production for the remainder of the year and for approximately 60% of the Company's estimated net gas production for the remainder of 1996, based on current production levels, at $18.05 per barrel and $2.03 per Mcf, respectively.

     On March 1, 1995, the Company entered into an $8 million bridge loan. Borrowings under the bridge loan were used to repay $4.9 million of indebtedness under the Senior Credit Facility and to pay $3.1 million in connection with the acquisition of producing properties in April 1995. Amounts outstanding under the bridge loan were repaid with a portion of the proceeds of the initial public offering.

     In August 1995, the Company completed its initial public offering and received net proceeds of $55.7 million. In addition to repaying borrowings under the bridge loan, the Company used the proceeds from the offering to complete the acquisition of Ashlawn and to repay a portion of the Senior Credit Facility.

     Management believes that cash flow from operations, available borrowings under the Senior Credit Facility and the net proceeds of the Offerings will be adequate to meet future liquidity needs, including satisfying the Company's financial obligations and funding its capital program. If revenues decrease as a result of lower oil or gas prices or operating difficulties or if the Notes Offering is not consummated, the Company may be required to re-evaluate its future capital expenditures.

                                    BUSINESS

OVERVIEW

     Forcenergy Inc ("Forcenergy" or the "Company") is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of domestic oil and natural gas properties. The Company has experienced significant growth in the last five years, primarily through the exploration, enhancement and development of acquired working interests in producing properties in the Gulf of Mexico. At December 31, 1995, the Company had net proved reserves of 365 Bcfe, 71% of which were located in the Gulf of Mexico. Approximately 60% of the Company's net proved reserves on such date were natural gas and approximately 69% of proved reserves were classified as proved developed. The Company currently operates approximately 77% of its Gulf of Mexico production.

STRATEGY

     The Company's business strategy is to increase its reserves and cash flow through the development, exploration, acquisition and exploitation of producing properties in the shallow waters (less than 350 feet) of the Gulf of Mexico. Management believes that the Company's high quality asset base positions it for growth through a program of further development through selective exploitation and exploratory drilling and through the enhancement of production performance through workovers and recompletions. The Company emphasizes the use of 3-D seismic and computer-aided exploration technology together with geologic and engineering studies of its properties to evaluate and prioritize drilling prospects. Focusing drilling activities on producing properties in a relatively concentrated area in the Gulf of Mexico permits the Company to utilize its base of geological, engineering and production experience in the region to maximize drilling success and to minimize finding and development costs. Furthermore, the Company's concentration of drilling activities on its producing properties allows the utilization of existing infrastructure which greatly reduces incremental lease operating expenses and costs associated with new production facilities. The Company plans to continue to pursue acquisitions of working interests in producing properties that offer further development potential as well as providing operating synergies with existing properties. As a complement to its acquisition strategy, the Company also participates in exploration plays both onshore and in the Gulf of Mexico.

OPERATIONS

     Quality of Asset Base; Drilling Prospects. The Company holds interests in or rights to 81 lease blocks in federal and state waters in the Gulf of Mexico, including a 100% working interest in 32 lease blocks and a 50% or greater working interest in 18 other lease blocks. The Company believes it has assembled at least a three to five year inventory of development, exploitation and exploratory drilling opportunities in the Gulf of Mexico on acreage held by production. Most of the properties comprising this inventory are located in fields which have prolific production histories and which the Company believes may yield significant additional reserves through the application of modern exploration and development technologies. The Company is pursuing the development of these offshore properties through a combination of development drilling, recompletions and workovers and exploratory drilling. During 1995, the Company successfully drilled seven of nine exploratory wells and ten of ten development wells in the Gulf of Mexico and undertook eight recompletions and 24 workover projects, resulting in initial net production increases of 4,392 Bbls/d of oil and 27,496 Mcf/d of gas. The Company plans to drill 20 development wells in 1996, 14 of which were successfully completed in the first eight months of 1996, and the Company also has budgeted to drill 20 recompletions and 21 workover projects on its properties in the Gulf of Mexico during 1996, of which 27 have been completed to date. In addition, eight exploratory wells have been scheduled during the year to provide the Company with exposure to higher risk, higher potential prospects. Of the eight planned exploratory wells, four have been drilled and successfully completed, and four remain to be drilled. The Company anticipates that approximately $98.6 million of its $110 million capital expenditure budget for 1996, not including acquisition expenditures, will be spent on these projects.

     Control of Operations and Costs. The Company prefers to operate its offshore properties in order to more effectively manage production performance while controlling operating expenses and the timing and amount of capital expenditures. Forcenergy operates 90 structures and 242 wells in the Gulf of Mexico. Management believes that the operating expertise and experience of its personnel in the Gulf of Mexico have been instrumental in its ability to significantly enhance and improve production rates and cash flow with minor incremental costs. A significant portion of the drilling prospects the Company expects to pursue during the next three to five years are accessible from existing production facilities operated by the Company. This base of operations will enable the Company to reduce its per unit operating costs if higher production volumes are realized. As a result of these factors, the Company improved its lease operating expense from $.86 per Mcfe of production in 1994 to $.70 per Mcfe in 1995 to $.69 per Mcfe for the eight months ending August 31, 1996.

     Technology. The Company uses advanced technology in its exploration and development activities to reduce drilling risks and finding costs and to more effectively prioritize drilling prospects based on return potential. The Company has acquired 3-D seismic surveys on 102 offshore lease blocks and currently has 825 square miles of 3-D seismic data and 53,000 linear miles of 2-D seismic data on its offshore properties. The Company has nine geologists/geophysicists with average industry experience of 18 years and has invested in seven Landmark geophysical stations for use in interpreting 3-D seismic data. The ability to obtain 3-D seismic data for offshore properties at reasonable costs has enabled the Company to identify multiple development and exploratory prospects in mature producing fields which were not identified through earlier technologies.

     Recent Acquisitions. During 1995, the Company spent an aggregate of approximately $92.1 million for working interests in 15 different fields that added 121.9 Bcfe of net proved reserves to its reserve base at an average cost of $.76 per Mcfe. Approximately $81.6 million of such expenditures were for interests in 10 properties located in the Gulf of Mexico. In the first eight months of 1996, the Company spent approximately $17.0 million for working interests in 12 different fields that added 28.3 Bcfe of net proved reserves to its reserve base at an average cost of $.60 per Mcfe. Major acquisitions in 1995 and 1996 were as follows:

     In March 1995, the Company acquired working interests in the South Marsh Island 136/137 Field and the northern half of South Marsh Island 106 from Conoco, Inc. for consideration of $24.5 million. In April 1995, the Company acquired all the remaining working interests in the northern half of South Marsh Island 106. The foregoing acquisitions were particularly attractive because both fields are adjacent to fields in which the Company holds 100% working interests. The Company had an active drilling program in Block 106 in 1995 and will have at least one rig in the block for all of 1996. See "-- 1995 and 1966 Offshore and Gulf Coast Drilling Activity."

     In August 1995 in conjunction with the Company's initial public offering, the Company acquired all of the outstanding capital stock of Ashlawn, a privately held Company with substantial working interests in the South Pass 24 Field, Vermilion 28 Field and Ship Shoal 26 Field. The purchase price for the Ashlawn Acquisition consisted of 3,000,000 shares of Common Stock, $3.3 million in cash and the assumption of $5.7 million in debt. All of the assumed debt was repaid with the proceeds of the Initial Public Offering. The Company conducted an active drilling program on these properties in 1995 and has continued to pursue additional development projects on the properties in 1996. See "-- 1996 Offshore and Gulf Coast Drilling Activity."

     In November 1995, the Company acquired an approximate 50% working interest in certain leases in the Howard Glasscock/Snyder fields in Howard County, Texas from Saga Petroleum, Inc. for approximately $3.9 million. The Company's 1996 capital budget includes $1.9 million for its pro rata share of drilling injection wells to initiate a waterflood project in the field. In May 1996, the Company acquired an additional 25% interest in these leases and surrounding acreage for

$4.0 million. At August 31, 1996, twenty injection wells had been drilled, five of which had been completed. Additionally, water injection had commenced on the five completed wells. Initial response to the water flood, if any, should occur in 1997.

     In late 1995, the Company acquired a 100% working interest in the Vermilion Block 380 Field, located offshore Louisiana, from Texaco Exploration and Production, Inc. for approximately $650,000. Effective December 1995, the Company also acquired a 100% working interest in the West Cameron 630 Field, located offshore Louisiana and an approximate 51.7% working interest in the Comite Field in East Baton Rouge Parish, Louisiana from Exxon Corporation for approximately $3.9 million. An exploratory well is planned for the West Cameron 630 field in early 1997.

     In June 1996, the Company acquired working interests in eleven Gulf of Mexico producing fields from Amerada Hess Corporation for a cash consideration of $6.9 million. In August 1996, the Company acquired an additional working interest in one of these fields, Mustang Island 742/754, for approximately $4.0 million, increasing its total working interest in the field to 100%.

     As is customary in the oil and gas industry, the Company from time to time submits bids to acquire oil and gas properties that are subject to acceptance by the sellers. Upon acceptance of a bid by the seller, the finalization of such agreements is contingent on the completion of satisfactory due diligence by the Company, including title and environmental review. There is no assurance that sellers will accept any of the bids submitted by the Company or that any such transactions will be consummated.

GULF OF MEXICO PROPERTIES

     Since January 1, 1990, the Company has acquired working interests in 81 Gulf of Mexico and Gulf Coast lease blocks. The Company owns a 100% working interest in 32 of these blocks and operates 47 of the producing properties. The following table lists the working interest, net proved reserves and the operator for the Company's 14 largest offshore properties, comprising approximately 67% of the Company's total net proved reserves, as of December 31, 1995:

                                                  NET PROVED RESERVES AT
                                                     DECEMBER 31, 1995
                                               -----------------------------
                                    AVERAGE               NATURAL
                                    WORKING      OIL        GAS       TOTAL
                FIELD               INTEREST   (MBBLS)    (MMCF)     (MMCFE)      OPERATOR
    ------------------------------  -------    -------    -------    -------    ------------
    South Marsh Island Block
      106/115.....................    100%      4,326     12,659     38,615     Company
    South Marsh Island 6 Field
      Complex.....................    100%      1,423     18,504     27,042     Company
    Ship Shoal 230 Field,
      Block 219...................    100%        973     10,615     16,453     Company
    West Cameron 205 Field........    100%         96     11,564     12,140     Company
    Ship Shoal 26 Field...........    100%        299      8,872     10,666     Company
    Chandeleur 25 Field...........    100%         --      9,819      9,819     Company
    High Island A-467 Field.......    100%         51      7,867      8,173     Company
    High Island A-280 Field.......    100%         22      5,319      5,451     Company
    South Timbalier 72 Field......    100%        626      1,561      5,317     Company
    Grand Isle 76 Field...........     96%        139      8,133      8,967     Company
    Vermilion 262 Field, Block 261
      and 262.....................     77%        903      6,076     11,494     Company
    South Pass 24 Field...........     67%      7,254     10,817     54,341     Third Party
    South Marsh Island 137 Field,
      Blocks 136/137..............     67%        708     16,451     20,699     Company
    East Cameron 14 Field.........     50%        374     12,692     14,936     Company

1995 AND 1996 OFFSHORE AND GULF COAST DRILLING ACTIVITY


     During 1995 and 1996 the Company continued to focus on increasing reserves and cash flow by targeting development exploitation and exploration prospects on recently acquired properties, developed in most cases through the use of 3-D seismic data. Total capital spent in the 1995 drilling program was approximately $51.8 million, including capitalized internal costs of $3.7 million with 57.5 Bcfe of proved reserves added at an average cost of $.90 per Mcfe. For the year, the Company successfully drilled seven of nine exploratory wells and ten of ten development wells in its offshore drilling program. Capital spending in 1995 for offshore projects was approximately $45.7 million, including $1.5 million for the acquisition of additional 3-D seismic data on offshore lease blocks. The Company has incurred $91.9 million in capital drilling expenditures as of August 31, 1996 including $2.8 million in capitalized internal costs. In addition, the Company has spent $2.1 million on geological and geophysical costs, including 3-D seismic data. The current budget for 1996 is estimated at $110 million of which $98.6 million is targeted for the Gulf of Mexico. The following is a brief description of properties where significant activity has occurred during 1995 and 1996, all of which were operated by the Company. The working interest ownership of the Company is noted in parenthesis.


     South Marsh Island Block 106 North (SMI 106 N/2) and Block 106 South (SMI 106 S/2) (100% working interest). The Company acquired its working interests in these fields (accounted for as separate fields) in a series of acquisitions from 1993 to 1995. An aggressive drilling program was initiated on these fields in 1995 as two development wells and four exploratory wells were successfully completed in SMI 106 S/2 and two exploratory wells were successfully completed in SMI 106 N/2. During the first six months of 1996 one development well and one exploratory well were drilled and successfully completed on SMI 106 S/2. Initial production tests from these two wells totaled 931 BOPD (Bbls of oil per day) and 2,049 (MCFPD) (Mcf of gas per day), net to the Company. During the six month period ended June 30, 1996, the Company completed two development wells on SMI 106 N/2 which began producing at net initial rates of 1,003 BOPD and 2,222 MCFPD. Total production net to the Company in the SMI Block was 2,638 BOPD and 7,888 MCFPD at the end of July compared with average net rates of 475 BOPD and 1,600 MCFPD at the beginning of 1995. Three additional wells, two development and one exploratory, were also completed in the third quarter of 1996 on SMI 106N/2. These wells began to produce at initial rates of 865 BOPD and 2,877 MCFD. The Company currently plans to drill and complete at least two more development wells and one exploratory well in the SMI 106 N/2 area.

     East Cameron 14 Field (50% average working interest). A development well was completed in the first quarter of 1996 with production beginning in May at an initial rate of 3,090 MCFPD, net to the Company, increasing total net production in this field to 125 BOPD and 4,160 MCFPD. The well encountered reserves in seven other zones. The Company is currently evaluating plans for additional drilling in the field.

     South Pass 24 Field (approximate 71% average working interest). Subsequent to the Ashlawn merger, and during 1995, the Company drilled four development wells and undertook two workovers and recompletions in its effort to exploit the anticipated potential of this field. During the first six months of 1996, five development wells were drilled, all of which have been completed. Initial production tests from the five completed wells totaled 330 BOPD and 240 MCFPD, net to the Company. These 1995 and 1996 activities increased total net production in this field to 2,623 BOPD and 3,368 MCFPD by the end of July 1996 compared with net production of 891 BOPD and 501 MCFPD at the time of acquisition of the properties. Under Louisiana law, new wells permitted prior to June 30, 1998, or wells which have been shut in for more than two years and which are permitted prior to that date, qualify for a five year exemption from the state severance tax of 12.5% on the value of oil production sold and $.07 per Mcf on the volume of gas products sold during the five years following June 30, 1996.

     West Cameron 205 Field (100% working interest). The Company acquired its working interest in West Cameron Blocks 205, 206 and 212 in a series of acquisitions during 1990 through 1992. During 1995 the Company drilled a dry exploratory test well in this field. Future drilling in this field is currently being evaluated.

     Ship Shoal 230 Field, Block 219 (100% working interest). One dually completed well has been drilled to date. Completion operations were finalized in April 1996 and production from this well began in May at initial rates of 346 BOPD and 2,100 MCFPD net to the Company. This increased total net production in this field to 1,200 BOPD and 7,800 MCFPD. The Company expects to begin a multi-well development and exploitation program in this field during 1997.

     High Island 467 Field (100% working interest). The Company began drilling operations in this field in the first quarter of 1996 and has completed two of a three-well drilling project. One development and one exploratory well have been drilled and have begun producing at initial production rates of 85 BOPD and 8,214 MCFD, net to Forcenergy. This brings total current net field production to 102 BOPD and 12,874 MCFD. The Company plans to drill one more development well and at least one more exploratory well and undertake one major workover in the field during the remainder of 1996.


     South Marsh Island 6/10/11 Complex (100% working interest). The Company plans to drill two exploratory wells and two development wells in the South Marsh Island 6 Field Complex. In September 1996, the Company completed drilling operations on an exploratory well which has encountered approximately 140 feet of TVD (true vertical depth) pay in four sands and is expected to add approximately 18 to 20 BCFE in net reserves. This well began producing at initial production rates of 884 BOPD and 4,592 McFPD.


ONSHORE PROPERTIES

     Forcenergy owns working and royalty interests in approximately 1,600 producing oil and gas wells in 147 fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions of the United States. Management believes that the Company's stable reserve base of long-lived, primarily non-operated, onshore properties complements the Gulf of Mexico operations by providing an additional source of cash flow that requires limited management involvement. The Company's onshore properties accounted for approximately 29% of net proved reserves at December 31, 1995. During 1995, the Company expended approximately $4.0 million in capital on its onshore properties, including $3.7 million for drilling and recompletion activities. Approximately $2.4 million in capital has been spent on onshore properties in the first half of 1996, the majority of which was on the Howard Glasscock/Snyder field. The following is a summary of the Company's most significant onshore properties:

     Altamont/Bluebell Field. The Altamont/Bluebell Field is located in Duchesne and Uintah Counties, Utah. The Company owns working interests ranging from less than 1% to 27.9% (average approximately 7%) in approximately 250 active wells and has overriding royalty interests in another 190 wells. The Company also owns an 8.125% working interest in the Altamont natural gas processing plant. As of January 1, 1996, Forcenergy's net production, including gas plant liquids, was approximately 530 Bbls/d and 1,410 Mcf/d. Estimated net proved reserves as of December 31, 1995, were 1,139 Mbbls and 3,136 MMcf. In 1995 the Company participated in its share of a field development and workover program, of which Forcenergy's net share was $270,000. As of September 1, 1996, the Company has agreed to participate in planned well workover and recompletion projects of which Forcenergy's share is $278,000. The current pace of work activity is similar to that in 1995 and is expected to continue for the remainder of the year.

     Whitney Canyon Field. Forcenergy owns working interests ranging from 14.1% to 18.9% in three wells in this Uintah County, Wyoming field and a 3.02% working interest in the Whitney Canyon Gas Processing Plant. The Company's share of total sales from processed gas and condensate and plant liquids currently averages 140 Bbls/d and 1,750 Mcf/d. Net proved reserves as of Decem-ber 31, 1995 for the Company's Whitney Canyon wells and share of the processing plant are estimated at 283 Mbbls and 13,106 MMcf. Additional wells are expected to be connected in 1996 to Whitney Canyon along a recently installed extension of the gathering system which currently processes gas from the Yellow Creek field located approximately 35 miles south of the plant.

     Mercy Field. The Company owns a non-operated 28.3% working interest in one well and a 40% non-operated working interest in nine remaining wells in this San Jacinto County, Texas gas field. As of July 1, 1996, the Company's net production averaged 2,060 Mcf/d and 110 Bbls/d. The Company and its partners began drilling an 11,800 foot Wilcox development well during the first week of September 1996 and thereafter conducted deepening operations in an inactive, shallow well to the main field gas pays. The operator has set production casing on both wells. Drilling is planned for a second development well during 1997. Net proved reserves as of December 31, 1995 were 278 Mbbls and 4,470 MMcf.

     Howard Glasscock/Snyder Field. During 1995 the Company acquired an approximate 50% non-operated working interest position in the Howard Glasscock/Snyder Field located in Howard County, Texas. The field will be further developed through water flood operations. As of December 31, 1995, the Company's net proved reserves were estimated at 1,784 Mbbls. During May 1996 the Company increased its recently acquired 50% nonoperated interest position in the Howard Glasscock/Snyder Field, Howard County, Texas, to 75%. Forcenergy and its partners initiated a planned secondary waterflood project in February 1996. One shut in well has been reactivated for water injection and twenty new water injection wells have been drilled. Partial water injection began during August 1996 and is expected to reach full capacity by year end, after the injection wells are completed. Early in 1996, a second phase of the waterflood project was identified in the southern field area. This project is expected to add 643 Mbbls of proved reserves to the existing December 31, 1995 net reserves of 1,764 Mbbls. Current daily production from primary recovery methods is 370 BOPD, or 210 BOPD net to the Company.

ADDITIONAL FUTURE PROJECTS

     In addition to the activity described above, the Company has identified a substantial inventory of additional development, exploratory, workover and recompletion projects on its existing offshore properties which it may undertake over the next three to five years. Many of these projects are currently being reviewed by the Company's geologists and geophysicists utilizing 3-D seismic data acquired in 1994, 1995, and 1996.

OIL AND GAS RESERVES

     The following table summarizes the estimates of the Company's historical net proved reserves as of December 31, 1995 and the present values attributable to those reserves on such date using constant prices and operating costs as of the valuation date, discounted at a rate of 10% per annum, in accordance with Securities and Exchange Commission ("Commission") guidelines. The reserve data and present values as of December 31, 1995 for the onshore properties have been estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. The reserve data and present values as of December 31, 1995 for the offshore properties have been estimated by Collarini Engineering Inc., independent petroleum engineering consultants.

                                                                                AS OF
                                                                             DECEMBER 31,
                                                                                 1995
                                                                             ------------
    NET PROVED RESERVES:
    Oil (Mbbls).............................................................     24,458
    Natural gas (MMcf)......................................................    218,052
              Total (MMcfe).................................................    364,800
    Present value of future net revenues before income taxes (thousands)....   $540,901
    Standardized measure of discounted future net cash
      flows (thousands)(1)..................................................   $406,956

---------------

     (1) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income taxes discounted at 10%.

     In accordance with applicable requirements of the Commission, estimates of the Company's proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by the Company, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. The Company's estimated proved reserves have not been filed with or included in reports to any federal agency.

DRILLING ACTIVITY

     The following table sets forth the drilling activity of the Company on its properties for the twelve month periods ended December 31, 1993, 1994, 1995 and the six-month period ended June 30, 1996:

                                                                                       SIX MONTHS
                                                                                       ENDED JUNE
                                                YEAR ENDED DECEMBER 31,                   30,
                                      --------------------------------------------    ------------
                                          1993            1994            1995            1996
                                      ------------    ------------    ------------    ------------
                                      GROSS    NET    GROSS    NET    GROSS    NET    GROSS    NET
                                      -----    ---    -----    ---    -----    ---    -----    ---
    OFFSHORE DRILLING ACTIVITY:
    Development:
      Oil.............................    2    0.6       1     1.0       8     5.9     7.0     5.8
      Gas.............................    2     --(1)    5     3.7       2     1.7     4.0     3.5
      Non-productive..................   --     --       1     1.0      --      --      --      --
                                        --              --              --
                                               ---             ---             ---    ----     ---
              Total...................    4    0.6       7     5.7      10     7.6    11.0     9.3
                                        ==     ===      ==     ===      ==     ===    ====     ===
    Exploratory:
      Oil.............................   --     --      --      --       5     5.0     2.0     2.0
      Gas.............................   --     --       1     0.3       2     1.5     1.0     1.0
      Non-productive..................    2    0.7      --      --       2     2.0      --      --
                                        --              --              --
                                               ---             ---             ---    ----     ---
              Total...................    2    0.7       1     0.3       9     8.5     3.0     3.0
                                        ==     ===      ==     ===      ==     ===    ====     ===
    ONSHORE DRILLING ACTIVITY:
    Development:
      Oil.............................   25    2.0       9     0.5       2     0.1     1.0      --(1)
      Gas.............................    6    2.4       4     1.7      --      --      --      --
      Non-productive..................   --     --      --      --      --      --     1.0     0.2
                                        --              --              --
                                               ---             ---             ---    ----     ---
              Total...................   31    4.4      13     2.2       2     0.1     2.0     0.2
                                        ==     ===      ==     ===      ==     ===    ====     ===
    Exploratory:
      Oil.............................   --     --      --      --      --      --      --      --
      Gas.............................    3    0.9       4     0.2       1     0.5      --      --
      Non-productive..................    3    0.9       4     2.8       3     2.0      --      --
                                        --              --              --
                                               ---             ---             ---    ----     ---
              Total...................    6    1.8       8     3.0       4     2.5      --      --
                                        ==     ===      ==     ===      ==     ===    ====     ===

---------------
     (1) The Company has less than a 1% working interest in each of these wells.

PRODUCTIVE WELLS

     The following table sets forth the number of productive oil and gas wells in which the Company owned a working interest at June 30, 1996:

                                                                          TOTAL PRODUCTIVE
                                                                               WELLS
                                                                          ----------------
                                                                          GROSS      NET
                                                                          -----     ------
    Oil................................................................     838      417.4
    Gas................................................................   1,000      428.3
                                                                          -----      -----
              Total....................................................   1,838      845.7
                                                                          =====      =====

     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. The Company has 15 wells that are completed in more than one producing horizon; those wells have been counted as single wells.

ACREAGE DATA

     The following table sets forth the approximate developed and undeveloped acreage in which the Company held a leasehold, mineral or other interest at June 30, 1996. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

                                                  DEVELOPED ACRES       UNDEVELOPED ACRES
                                                -------------------     ------------------
                                                 GROSS        NET        GROSS       NET
                                                -------     -------     -------     ------
    Offshore(1)..............................   296,955     180,254      20,127      8,205
    Onshore..................................   608,699      55,521     135,605     38,522
                                                -------     -------     -------     ------
              Total..........................   905,654     235,775     155,732     46,727
                                                =======     =======     =======     ======

---------------
     (1) Offshore includes acreage in federal waters and the state waters of coastal South Louisiana.

MARKETING AND CUSTOMERS

     The Company sells substantially all of its natural gas to unaffiliated entities under short-term contracts (maximum of one year in duration) at pricing based on current spot market indexes. A minor portion of the Company's gas production is committed to be processed through gas plants. Crude oil and condensate is typically sold at the wellhead on month-to-month contracts at posted field prices, plus a slight premium, in the area where production occurs. Approximately 8% of the Company's daily oil production is subject to agreements with the Company's predecessors in the properties whereby these predecessors have the right to purchase that production at prices that could be less than might otherwise be obtained.

     Most of the Company's production is transported through gas gathering systems and oil and gas pipelines which are not owned by the Company. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other gas with priority transportation agreements. Forcenergy's access to transportation options can also be affected by regulation of intrastate and interstate gas transportation. In an attempt to promote competition, the Federal Energy Regulatory Commission ("FERC") has issued a series of orders which have altered significantly the marketing and transportation of natural gas (See "Government Regulation"). The effect of these orders to date has been to enable producers such as the Company to market their natural gas production to purchasers other than the interstate pipelines located in the vicinity of their producing properties. While the Company has not experienced any inability to market its production, if transportation space is restricted or is unavailable, the Company's cash flow could be adversely affected.

     During 1994, 1995 and for the six months ended June 30, 1996, certain purchasers of the Company's production purchased in excess of 10% of the value of the Company's oil and gas sold by the Company; however, based on the current demand for oil and natural gas, the Company does not believe the loss of any of these purchasers would have a material adverse effect on the Company.

     The Company utilizes forward sales contracts and commodity swaps for portions of its current oil and gas production to achieve more predictable cash flows and to reduce its exposure to fluctuations in oil and gas prices. The remaining portion of current production has not been hedged so as to provide the Company the opportunity to benefit from increases in prices on that portion of the production, should price increases materialize. As of October 1, 1996, the Company had entered into future sales and swap contracts as a hedge against possible price declines that effectively fixed sales prices on approximately 76% of the Company's estimated net oil production for the remainder of the year and for approximately 60% of the Company's estimated net natural gas production for the remainder of 1996, at $18.05 per barrel and $2.03 per Mcf, respectively. For this purpose, this estimated net production for the remainder of the year assumes that current production rates will continue for the rest of the year; however, in reality, the Company anticipates that production will be added through its capital program. All of these arrangements are settled on a monthly basis. The Company accounts for its commodity swaps as hedging activities and, accordingly, gains or losses are included in oil and gas revenues for the period the production was hedged.

ABANDONMENT COSTS

     The Company is responsible for the costs associated with the plugging of wells, the removal of facilities and equipment and site restoration on its oil and gas properties, pro rata to its working interest. The Company provides for expected future abandonment liabilities by accruing for such costs as a component of depletion, depreciation and amortization as the properties are produced. As of December 31, 1995, total undiscounted abandonment costs estimated to be incurred through the year 2006 were approximately $48 million for properties in federal and state waters. For onshore properties, salvage values received for equipment are usually sufficient to offset the abandonment costs. Estimates of abandonment costs and their timing may change due to many factors including actual drilling and production results, inflation rates, and changes in environmental laws and regulations. No significant abandonment costs are anticipated to be incurred in 1996.

     The Minerals Management Service ("MMS") requires lessees of Outer Continental Shelf ("OCS") properties to post performance bonds in connection with the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are also currently required to post an area wide bond of the lesser of $3 million, or $500,000 per producing lease. The Company currently has obtained additional supplemental bonding on its offshore leases as required by the MMS. Under certain circumstances, the MMS has the authority to suspend or terminate operations on federal leases for failure to comply with applicable bonding requirements or other regulations applicable to plugging and abandonment. Any such suspensions or terminations of the Company's operations could have a material adverse effect on the Company's financial condition and results of operations.

TITLE TO PROPERTIES

     As is customary in the oil and natural gas industry, the Company makes only a cursory review of title to farmout acreage and to onshore undeveloped oil and natural gas leases upon execution of the contracts. Prior to the commencement of drilling operations, a thorough title examination is conducted and curative work is performed with respect to significant defects. The Company performs complete reviews of title to federal and state offshore lease blocks prior to acquisition. To the extent title opinions or other investigations reflect material title defects, the seller of the property, rather than the Company, is typically responsible for curing any such title defects at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on undeveloped properties, the Company could suffer a loss of its entire investment in the property. The Company has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. Substantially all of the Company's oil and natural gas properties are and will continue to be mortgaged to secure borrowings under the Senior Credit Facility.

COMPETITION

     Forcenergy encounters competition from other oil and gas companies in all phases of its operations, including the acquisition of producing properties. Competitors include major integrated oil and natural gas companies, numerous independent oil and natural gas companies, individuals and drilling and income programs. Many competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. Forcenergy's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

OPERATING RISKS OF OIL AND GAS OPERATIONS

     The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company through the loss of hydrocarbons, pollution claims, personal injury suits and damage to properties of the Company and others. The Company's offshore operations also are subject to the additional hazards of marine operations, such as severe weather, capsizing and collision that can cause substantial damage to facilities, and possible business interruption. The availability of a ready market for the Company's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines and trucking or terminal facilities. Additionally, the Company may be liable for environmental damages caused by previous owners of property purchased or leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties. In accordance with customary industry practices, Forcenergy maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition, results of operations and cash flow of the Company.

GOVERNMENT REGULATION

     The Company's drilling, production and marketing operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. Regulations also can limit production rates, require capital for environmental compliance and affect the transportation and marketing of hydrocarbons.

     Certain operations the Company conducts are on federal oil and gas leases, which the MMS administers. The MMS issues such leases through competitive bidding. These leases contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the Outer Continental Shelf Lands Act ("OCSLA") (which are subject to change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications. The MMS proposed additional safety-related regulations concerning the design and operating procedures for OCS production platforms and pipelines. These proposed regulations were withdrawn pending further discussions among interested federal agencies. The MMS also has issued regulations restricting the flaring or venting of natural gas, and has recently proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial and there is no assurance that bonds or other surety can be obtained in all cases. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect the Company's financial condition and operations.

     In November 1995, the MMS issued a notice of proposed rulemaking in which it proposed to amend its regulations governing the calculation of royalties and the valuation of natural gas produced from federal leases. The principle feature in the amendments, as proposed, would establish an alternative market-index based method to calculate royalties on certain natural gas production sold to affiliates or pursuant to non-arm's-length sales contracts. The MMS proposed this rulemaking to facilitate royalty valuation in light of changes in the gas marketing environment. The MMS has recently announced its intention to reconsider the proposal and reopen the comment period. The MMS has also recently proposed a rule describing the types of transportation components that are deductible for calculating and reporting royalties, as well as various cost components associated with marketing functions that are not deductible. The Company cannot predict what action the MMS will take on these matters, nor can it predict at this stage of the rulemaking proceeding how the Company might be affected if amendments to the regulations are adopted.

     In addition, the MMS is conducting an inquiry into certain contract agreements from which producers on MMS leases have received settlement proceeds that are royalty bearing and the extent to which producers have paid the appropriate royalties on those proceeds. The Company believes that this inquiry will not have a material impact on its financial condition, liquidity or results of operations.

     The FERC regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980s, the FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sales, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the natural gas industry. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets. While significant regulatory uncertainty remains, Order 636 may ultimately enhance the Company's ability to market and transport its natural gas, although it may also subject the Company to greater competition and more restrictive pipeline imbalance tolerances and greater associated penalties for violation of such tolerances. Numerous parties have filed petitions for review of Order 636, as well as orders in individual pipeline restructuring proceedings. In July 1996, Order 636 was generally upheld on appeal. The portions remanded for further action do not appear to materially affect the Company. It is difficult to predict when all appeals of Order 636 will be completed or their impact on the Company.

     The FERC has recently announced several important transportation-related policy statements and proposed rule changes. In 1995, the FERC issued a policy statement on how interstate natural gas pipelines can recover the costs of new pipeline facilities. In January 1996, the FERC issued a policy statement and a request for comments concerning alternatives to its traditional cost-of-service ratemaking methodology, including criteria to be used in evaluating proposals to charge market-based rates for the transportation of natural gas. In addition, the FERC recently issued a notice of proposed rulemaking pursuant to which it proposes to substantially revise its regulations regarding releases of firm interstate natural gas pipeline capacity. While any resulting FERC action regarding these matters would affect the Company only indirectly, the FERC's current rules and policy statements may have the effect of enhancing competition in natural gas markets by, among other things, encouraging non-producer natural gas marketers to engage in certain purchase and sale transactions. The Company cannot predict what action the FERC will take on these matters, nor can it accurately predict whether the FERC's actions will achieve the goal of increasing competition in markets in which the Company's natural gas is sold. However, the Company does not believe that it will be treated materially differently than other natural gas producers and marketers with which it competes.

     The FERC also regulates rates and service conditions for interstate transportation of crude oil, liquids and condensate, which can affect the revenues the Company receives from the sale of these products. Effective January 1, 1995, the FERC adopted regulations establishing an indexing system for transportation rates for oil pipelines, which generally indexes such rates to inflation. These regulations could increase the cost of transporting crude oil, liquids and condensate by pipeline.

     Legislation affecting the oil and gas industry is under constant review for amendment or expansion by Congress, the FERC, state regulatory bodies and the courts. The Company cannot predict when or if any such proposals might become effective, or their effect, if any, on the Company's operations. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and, consequently, affects its profitability and cash flow. In as much as such laws and regulations are frequently expanded, amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

ENVIRONMENTAL MATTERS

     The Company, as an owner or lessee and operator of oil and gas properties, is subject to federal, state and local laws and regulations governing the discharge of materials into, and the protection of, the environment. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Stricter standards in environmental legislation may be imposed in the oil and gas industry in the future, such as proposals made in Congress and at the state level from time to time that would reclassify certain oil and natural gas exploration and production wastes as "hazardous wastes" and make the reclassified wastes subject to more stringent and costly handling, disposal and clean-up requirements. The impact of any such changes, however, would not likely be any more burdensome to the Company than to any other similarly situated company involved in oil and gas exploration and production.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for disposal of the hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances, for damages to natural resources, and for the costs of certain health studies. Furthermore, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment.

     In addition, the U.S. Oil Pollution Act establishes strict liability for owners of offshore facilities that are the site of a release of oil into "waters of the United States" (a term that includes the Gulf of Mexico) and the Act presently requires owners of offshore facilities to demonstrate that they have $150 million in insurance coverage or other sources of funds available to cover costs that might be incurred by governmental authorities in responding to an oil spill. Congress recently amended the Oil Pollution Act to reduce the level of "financial responsibility" required by the Act to $35 million, subject to later increase to as much as $150 million if a formal risk assessment indicates that the increase is warranted. The amendment is subject to Presidential approval.

     The Company maintains insurance coverages which it believes are customary in the industry although it is not fully insured against many environmental risks. Although the Company has not experienced any material adverse effect from compliance with environmental requirements, nor is it aware of any environmental claims existing at September 30, 1996, there is no assurance that this will continue in the future.

EMPLOYEES

     As of September 30, 1996, the Company had 155 full time employees, 29 of whom are located at the Company's headquarters in Miami, Florida and 126 of whom are located at the Company's regional offices in New Orleans, Lafayette and Intracoastal City, Louisiana and Denver, Colorado. Most of such regional employees work offshore in the Gulf of Mexico. None of Forcenergy's employees are represented by a labor union.

OFFICES

     The Company currently leases approximately 12,600 square feet of office space in Miami, Florida, where its principal offices are located, approximately 900 square feet in Denver, Colorado, approximately 17,900 square feet in New Orleans, Louisiana and approximately 666 square feet in Lafayette, Louisiana.

                               LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business, that management believes would not have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

               NAME                  AGE                    POSITION
-----------------------------------  ---   -------------------------------------------
Robert Issal.......................  50    Chairman of the Board
Stig Wennerstrom...................  53    President, Chief Executive Officer and
                                             Director
J. Russell Porter..................  34    Vice President -- Corporate Development
John A. Brush......................  42    Vice President -- Land and Marketing,
                                             General Counsel, Secretary
Percy A. Payne.....................  55    Vice President -- Exploration and
                                             Production
E. Joseph Grady....................  43    Vice President, Treasurer and Chief
                                           Financial Officer
Eric Forss.........................  30    Director
Arnold L. Chavkin..................  44    Director
Kevin S. Penn......................  35    Director
Bruce L. Burnham...................  62    Director
William F. Wallace.................  57    Director
Jeffrey A. Weber...................  31    Director

     Robert Issal has been Chairman of the Board of Directors of the Company since May 1994 and has been a director since the Company's inception in September 1993. Mr. Issal has been Chairman of FAB since May 1994 and served as Vice Chairman of FAB from April 1992 to April 1994. From 1988 through 1991, Mr. Issal was President and Chief Executive Officer of Forsheda AB, a Swedish public company, and from 1991 through 1994 served as President of Abstracta AB. Since 1994, Mr. Issal has served as Chairman and President of Rejmyre Belysning AB Sweden, a Swedish lighting manufacturer.

     Stig Wennerstrom has been President and Chief Executive Officer of the Company since its inception in September 1993. Prior to the formation of the Company, Mr. Wennerstrom was the President and Chief Executive Officer of Forcenergy Gas Exploration Inc ("FGE"), the general partner of Forcenergy Partners. FGE managed Forcenergy Partners as its general partner (FAB was the sole limited partner of Forcenergy Partners) from its inception in 1989 until FGE and Forcenergy Partners were merged into the Company in September 1993.

     J. Russell Porter is Vice President -- Corporate Development of the Company. Mr. Porter joined the Company as Vice President -- Financial Planning & Analysis in April 1994 and served in that capacity functioning as Chief Financial Officer until being promoted to his current position in October 1995. From January 1992 until joining the Company, Mr. Porter held the position of Vice President in the Natural Resources Group of Internationale Nederlanden (U.S.) Capital Corporation in New York. From July 1990 to December 1991, Mr. Porter was an Associate in the Energy Group at Manufacturers Hanover and Chemical Bank.

     John A. Brush is Vice President -- Land and Marketing, General Counsel, Secretary of the Company. Mr. Brush joined the Company as Vice President -- Land and General Counsel in November 1993 and served in that capacity until being appointed to his current position in November 1995. Prior to joining the Company, Mr. Brush was Manager of Contract Administration with Apache Corporation from April 1992 to June 1993 and was employed by Hamilton Brothers Oil Company from July 1985 to January 1992 in various positions.

     Percy Payne is Vice President -- Exploration and Production of the Company and has responsibilities for all Gulf of Mexico and Gulf Coast operations. Prior to joining the Company in August 1996, Mr. Payne served as President of Payne Energy Associates, Inc., a privately held consulting group formed by Mr. Payne, serving the international oil industry. Prior to establishing a consulting business in September 1994, Mr. Payne held various positions during a tenure of 27 years within Shell Oil Company USA among other positions, most recently serving as Vice President of Pecten International, Shell Oil Company, USA's international subsidiary. Mr. Payne also served as General Manager of Operations for the lower 48 states (less California) and Alaska for Shell Western E&P from April 1986 to September 1991.

     E. Joseph Grady is Vice President, Treasurer and Chief Financial Officer of the Company. Prior to joining the Company in October 1995, Mr. Grady held various financial management positions within Southdown, Inc. and its subsidiaries since 1980. Most recently Mr. Grady was Director of Finance for Southdown Environmental Systems, Inc. from January 1991 until he joined the Company, and prior to that was with Pelto Oil Company for approximately ten years, finally serving as Vice President -- Finance.

     Eric Forss has been a director of the Company since June 1994. Mr. Forss has been President of FAB since May 1991. Prior to serving as President, Mr. Forss had been Vice President of FAB from May 1990 through April 1991. Mr. Forss has served as a director on the Board of FAB since May 1994.

     Arnold L. Chavkin has been a director of the Company since its inception in 1993. Mr. Chavkin has been a General Partner of Chase Capital Partners (formerly Chemical Venture Partners) since January 1992 and has served as the president of Chemical Investments, Inc. since March 1991. Prior to March 1991, Mr. Chavkin was a member of Chase Manhattan (formerly Chemical) Bank's merchant banking group and a member of its corporate finance group since 1986. Mr. Chavkin serves as a director on the boards of Reading & Bates Corporation, American Radio Systems, Inc., Bell Sports Corporation and Wireless One, Inc.

     Kevin S. Penn has been a director of the Company since its inception in 1993. Since October 1995, Mr. Penn has served as Managing Director of A.C. Israel Capital Co., Inc. Mr. Penn was Executive Vice President of First Spring Corporation from September 1991 to October 1995. From April 1991 to September 1991, Mr. Penn was Director, Financial Planning and Analysis for Primerica Corporation. From 1987 to 1990, Mr. Penn was a principal with the leveraged buyout firm of Adler & Shaykin. Mr. Penn serves as a director on the Boards of T-Chem Products, Inc. and HVE Holdings, Inc.

     Bruce L. Burnham has served as President of The Burnham Group, a privately held consulting and marketing firm formed by Mr. Burnham shortly after retiring from Dayton's Department Stores in 1984. From 1981 to 1984, Mr. Burnham served as Chairman and Chief Executive Officer of Dayton's Department Stores in Minneapolis, Minnesota. From 1979 to 1980, Mr. Burnham was President and Chief Executive Officer of Bonwit Teller in New York City. From 1978 to 1979, Mr. Burnham was President and Chief Operating Officer of Jordan Marsh. He serves on the boards of Paxson Communications Corporation, Financial Benefit Group, Inc. and J.B. Rudolph, Inc.

     William F. Wallace currently is an advisory member of the Beacon Alliance of the Beacon Group, a private investment and advisory partnership. Prior to joining the Beacon Alliance in early 1996, Mr. Wallace was Vice Chairman of Barrett Resources/Plains Petroleum Company and President and Chief Operating Officer of Plains Petroleum Company. Prior to joining Plains Petroleum Company in 1994, Mr. Wallace spent a combined total of 23 years with Texaco, Inc., the last seven of which he served as Regional Vice President.

     Jeffrey A. Weber was elected as a Director of the Company on August 29,1996. Mr. Weber currently is President and Chief Executive Officer of Burden Brothers, Inc., the General Partner of William A.M. Burden & Co., L.P., a private investment partnership. Prior to joining William A.M. Burden & Co., L.P. in April 1992, Mr. Weber was an associate with Chemical Venture Partners. Mr. Weber is also the Investment Advisor to the Florence V. Burden Foundation and serves as a director of SemiTest, Inc., Datamax International Corporation and Digital Telmedia, Inc. Mr. Weber also serves as an Advisory Board Member and Special Limited Partner of Exeter Venture Lenders, L.P. and Exeter Equity Partners, L.P., two private investment partnerships, and as a member of the Advisory Committee of Starwood Capital Group, L.P., a real estate investment firm.

     Members of the Board of Directors are elected each year at the Company's annual meeting and serve until their successors are duly elected and qualified or their earlier resignation or removal. Officers serve at the discretion of the Board of Directors.

                              SELLING STOCKHOLDERS

     The table below sets forth the following information with respect to each Selling Stockholder in connection with the Common Stock Offering: (1) the number of shares of Common Stock owned of record immediately prior to the Common Stock Offering; (2) the number of shares of Common Stock being offered hereby; and (3) the number of shares of Common Stock and, if one percent or more, the percentage of the outstanding shares of Common Stock to be owned of record upon the completion of the Common Stock Offering.


                                            OWNERSHIP BEFORE                       OWNERSHIP AFTER
                                                OFFERING                               OFFERING
                                         ----------------------   SHARES TO     ----------------------
                 NAME                     SHARES     PERCENT(1)    BE SOLD       SHARES     PERCENT(2)
--------------------------------------   ---------   ----------   ---------     ---------   ----------
Forcenergy AB.........................   9,040,486      43.4       300,000      8,740,486      39.1
FS Energy Associates, L.P.............     626,041(3)     3.0      626,041             --        --
Brinson Partners, L.P.(4).............     547,786(5)     2.6      547,786             --        --
Conseco Capital Corporation(4)........     273,893(6)     1.3      273,893             --        --
Invesco Fund Corp.....................     156,510(7)       *       18,684(4)     137,825         *
Clark Partners I......................     117,383(8)       *      117,383             --        --
Burden Investment Fund I, L.P.........      78,255(9)       *       78,255             --        --


---------------

 *  Less than 1%.

(1) Calculated based on 20,835,698 shares outstanding assuming conversion of the Subordinated Notes and exercise of options held by certain holders of the Subordinated Notes.

(2) Calculated based on 22,373,656 shares to be outstanding after the Common Stock Offering.

(3) Gives effect to the conversion of $8.0 million in Subordinated Notes into 551,305 shares of Common Stock and the exercise of options respecting 74,736 shares of Common Stock. Mr. Kevin S. Penn, a director of the Company, served as an investment advisor to FS Energy Associates, LP.

(4) A manager or general partner of various investment funds invested in the Subordinated Notes.

(5) Gives effect to the conversion of $7.0 million in Subordinated Notes into 482,392 shares of Common Stock and the exercise of options respecting 65,394 shares of Common Stock.

(6) Gives effect to the conversion of $3.5 million in Subordinated Notes into 241,196 shares of Common Stock and the exercise of options respecting 32,697 shares of Common Stock.

(7) Gives effect to the exercise of options respecting 18,684 shares of Common Stock.

(8) Gives effect to the conversion of $1.5 million in Subordinated Notes into 103,370 shares of Common Stock and the exercise of options respecting 14,013 shares of Common Stock.

(9) Gives effect to the conversion of $1.0 million in Subordinated Notes into 68,913 shares of Common Stock and the exercise of options respecting 9,342 shares of Common Stock. Mr. Jeffrey Weber, a director of the Company, is President of Burden Brothers, Inc., the general partner of William A.M. Burden & Co., L.P., the General Partner of this Fund.

     Each of the Selling Stockholders is party to a voting agreement (the "Voting Agreement") pursuant to which, among other rights, FAB has the right to designate two nominees and holders of the Subordinated Notes have the right to designate three nominees to the Board of Directors. Messrs. Forss and Issal were designated by FAB and Messrs. Chavkin, Penn and Weber were designated by the Note Holders pursuant to this Voting Agreement. Upon completion of the Common Stock Offering, the Voting Agreement will terminate pursuant to its terms. See "Management" and "Description of Existing Securities and Senior Credit
Facility -- Voting and Holdback Agreement."

     The Company leases its principal offices in Miami, Florida from an affiliate of the Forss family, who collectively own 49.9% of the voting interest in FAB. The terms of the lease include current monthly payments of $23,612, subject to a yearly escalation not to exceed 6.75%, and a term of five years, expiring in November 1998. The Company made payments under such lease of $175,000, $246,000 and $272,000 in 1993, 1994, and 1995. Annual increases in lease payments primarily are attributable to the Company's increase in the amount of leased space. The Company believes that the lease terms are comparable to those terms which could be obtained from an unaffiliated third party.

     In May 1994, the Company issued 2,355,892 shares of Common Stock to FAB in a private placement resulting in net proceeds of $31.8 million to the Company.

     On May 12, 1994, in connection with the Company's sale of Common Stock to FAB, the Company granted options to the holders of the Subordinated Notes pro rata in proportion to their holdings of Subordinated Notes to purchase 317,629 shares of Common Stock at an exercise price of $18.18 per share. In connection with its initial public offering in August 1995, the Company reduced the exercise price for such options to $15.76 per share and extended the term of the options to September 15, 2000.

     The Company has a consulting arrangement with Wictor Forss, the former Chairman of the Board of the Company and FAB, whereby Mr. Forss currently receives $10,000 per month in exchange for consulting services. The arrangement may be terminated by either party upon 60 days' notice. The Company believes that Mr. Forss' prior years of service to the Company as a board member enable him to provide business and financial advice to the Company at a reasonable cost. The Company does not believe that it could obtain such services from an unaffiliated third party.

         DESCRIPTION OF EXISTING SECURITIES AND SENIOR CREDIT FACILITY

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of common stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of holders of outstanding Preferred Stock. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors is authorized to fix and determine variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions and sinking fund provisions) between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights; and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers.

     Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction in that some or a majority of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price for such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the regulations of the exchange on which its Common Stock is listed.

WARRANTS

     In connection with the offering of the Subordinated Notes, Donaldson, Lufkin & Jenrette Securities Corporation was granted warrants to purchase 98,337 shares of the Company's Common Stock at an exercise price of $14.51 per share. The warrants are currently exercisable and have an expiration date of September 14, 1998. To date, none of these warrants have been exercised.

EXCHANGEABLE SUBORDINATED NOTES

     The Company has issued an aggregate principal amount of $34 million in Subordinated Notes which mature on September 15, 2000, pursuant to the Note Purchase Agreement among the Company and the Note Holders. Interest accrues on the Subordinated Notes at a rate of 7% per annum, payable semi-annually in arrears. Principal of the Subordinated Notes is payable upon maturity. If the Company has not consummated a Qualified Public Offering (as defined below) prior to September 15, 1998, two years before the maturity date of the Subordinated Notes, and the Subordinated Notes are not otherwise exchanged into Common Stock, the holders of the Subordinated Notes will be entitled to an additional payment on the maturity date of an amount sufficient to provide the Note Holders with a compounded annual rate of return of 13% from the issuance date of the Subordinated Notes. The Company is currently accruing interest on the Subordinated Notes at 13%.

     The Subordinated Notes are subordinate to the Senior Credit Facility. The Company is subject to various covenants pursuant to the Note Purchase Agreement, including restrictions on other debt, liens, issuance of preferred stock, and the sale of certain assets, maintenance of certain minimum working capital, tangible net worth and fixed charge coverage ratios, restrictions on affiliated transactions, compensation and limitations on the amount of dividends paid. The Company may pay the principal amount plus accrued interest on the Subordinated Notes at maturity in shares of Common Stock, subject to a cash make-whole provision equal to the difference between the cash proceeds of the sale of such stock (if sold within 30 days after the stock is issued) and the amount of principal and interest due.

     Each of the holders of the Subordinated Notes may elect at any time to exchange all or a portion of its Subordinated Notes into such number of shares of the Company's Common Stock determined by dividing the amount of outstanding principal of the Subordinated Notes to be exchanged by the exchange price of $14.51, subject to certain adjustments; provided that no such amount to be exchanged may be less than the lower of (i) $5 million and (ii) all of such Note Holder's remaining Subordinated Notes. The number of shares of Common Stock issuable upon exchange of the Subordinated Notes is subject to adjustment for various dilutive events, including certain stock issuances. As of the date of this Prospectus, the Subordinated Notes were exchangeable for approximately 2,343,047 shares of the Company's Common Stock.

     Under certain circumstances, the Company may require the Note Holders to exchange all (but not less than all) of the then outstanding Subordinated Notes into such number of freely tradeable shares of the Company's Common Stock determined by dividing the amount of total outstanding principal of the Subordinated Notes by the exchange price of $14.51, subject to certain adjustments (the "Call Option"). The Company may only elect to exercise the Call Option upon the consummation of a "Qualified Public Offering" of Common Stock. A "Qualified Public Offering" is defined as an offering of not less than 2% of the Company's outstanding shares at a price of not less than $21.76 per share, unless the Company elects (as it has in the case of the Common Stock Offering) to pay the Note Holders selling shares in the offering an amount per share equal to the difference, if any, between $21.76 and the public offering price (the "Spread") and to pay such Note Holders that sell shares in any other arm's-length sale prior to September 15, 2000, an amount per share equal to the lesser of (i) the Spread and (ii) the difference, if any, between $21.76 and the sale price in such arm's-length sale. The Company may also be required to pay a portion of the brokerage commissions of the Note Holders so as to assure that the Note Holders receive the net sale proceeds of at least $21.16 per share. The Common Stock Offering will constitute a Qualified Public Offering, and the Company will exercise the Call Option concurrently with the consummation of the Common Stock Offering. The Note Holders constituting 75% of the aggregate principal amount outstanding of the Subordinated Notes may elect to require that the Company exercise the Call Option at any time prior to maturity regardless of whether a Qualified Public Offering has been consummated.

     The Note Holders may at their election require that the Company prepay the Subordinated Notes upon the occurrence of a "change of control." A "change of control" under the Note Purchase Agreement occurs if: (i) any person other than FAB or two or more persons acting as a group acquire beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934, as amended, and including holding proxies to vote for the election of directors) of 33 1/3% or more of the outstanding shares of voting Common Stock without the consent of the Note Holders holding more than 75% of the principal amount of the outstanding Subordinated Notes and except pursuant to an exchange of the Subordinated Notes or in connection with a public offering of securities registered pursuant to the Securities Act; or (ii) there is a sale of all or substantially all of the assets of the Company or a distribution of assets of the Company upon a dissolution, winding up, liquidation or reorganization of the Company.

     Upon the occurrence of a "change of control," the Note Holders may elect to require the Company to redeem the Subordinated Notes at the greater of (i) 149.65% of their outstanding principal amount plus accrued interest and (ii) an amount sufficient to provide the holders with a compounded annual rate of return of 15% on the outstanding principal amount of the Subordinated Notes.

     The Note Holders are entitled, under certain circumstances, to certain demand and piggyback registration rights with respect to the Common Stock into which their Subordinated Notes have been exchanged pursuant to the Note Exchange Agreement. The holders of no less than 25% of the outstanding principal amount of the Subordinated Notes may require the Company to effect two registrations of the shares of Common Stock issuable upon the exchange of the Subordinated Notes. The Note Holders that are not Selling Stockholders under this offering have waived such registration rights in connection with the Offering.

     Pursuant to the Subordinated Notes, so long as no event of default is in existence after giving effect to such dividends, the Company may declare and pay dividends to its stockholders during any fiscal year in an aggregate amount that may not exceed the lesser of (i) the excess of (a) 60% of the Company's net income before income taxes and non-cash extraordinary items for the immediately preceding fiscal year over (b) all income taxes incurred by the Company during the immediately preceding fiscal year and actually paid, and (ii) a permitted dividend ceiling which equals $6.7 million in 1996 and increases by 10% each year; provided that after giving effect to the dividend, the ratio of future net revenues to total debt on the date of such distribution is greater that 2 to 1.

     On May 12, 1994, in connection with the Company's sale of Common Stock to FAB, the Company granted options to the holders of the Subordinated Notes pro rata in proportion to their holdings of Subordinated Notes to purchase 317,629 shares of Common Stock at an exercise price of $18.18 per share. In connection with its initial public offering, the Company reduced the exercise price for such options to $15.76 per share and extended the term of the options to September 15, 2000.

VOTING AND HOLDBACK AGREEMENT

     The Company, FAB, Wictor Forss and the Note Holders are parties to the Voting Agreement pursuant to which such persons agree to maintain the size of the Board of Directors at no more than eight members, designate all eight nominees to the Board and vote their shares of Common Stock for such nominees. The Voting Agreement provides that (i) FAB has the right to designate two nominees, (ii) the Note Holders have the right to designate three nominees,
(iii) the Chief Executive Officer of the Company must be nominated to serve as a director and shall be Stig Wennerstrom or another person acceptable to the Note Holders and (iv) two independent directors be nominated by FAB subject to the approval of the Note Holders. The Voting Agreement provides that as long as each of FS Energy Associates, L.P. and the Brinson Group holds at least 50% of the Subordinated Notes (or shares of Common Stock issued in exchange therefor) originally purchased by such holder, each such holder shall be entitled to designate one of the three Note Holder nominees to the Board of Directors. The Voting Agreement, as amended, provides that the independent director nominees for the Company's 1996 annual meeting have no previous affiliation with FAB. In connection with the 1996 annual meeting, FAB nominated Bruce L. Burnham and William F. Wallace. The Note Holders may not vote any securities of the Company that they own to remove any director nominated by FAB without the prior consent of FAB. FAB has granted an irrevocable proxy to the Note Holders to vote its shares of Common Stock solely in connection with the election of directors pursuant to the provisions, and for the term, of the Voting Agreement. Pursuant to his Employment Agreement, Stig Wennerstrom cannot be removed as the Company's President and Chief Executive Officer without the consent of five of the Company's eight directors.

     Without the prior written consent of the holders of a majority of the shares of Common Stock issuable upon the exchange of the Subordinated Notes, FAB and Wictor Forss are not permitted to sell any equity securities of the Company to non-affiliates during (i) the period beginning from the date a registration statement is filed in connection with a registration of the Company of its securities pursuant to registration rights being exercised under the Note Exchange and Registration Rights Agreement and ending 300 days after the closing date of each underwritten offering made pursuant to such registration statement and (ii) the period beginning on the date the Company provides written notice to the Note Holders of its exercise of the Call Option through and ending on the date on which the closing of the exchange under the Call Option occurs.

     The Voting Agreement terminates on the earliest to occur of: (i) September 15, 2003, (ii) the date on which FAB and its affiliates beneficially own less than 10% of the then outstanding voting Common Stock and (iii) the date on which less than $5 million aggregate principal amount of the Subordinated Notes is outstanding and the Note Holders own less than 5% of the then outstanding shares of voting Common Stock of the Company. Upon completion of the Common Stock Offering, the number of shares held by the Note Holders will be reduced to below 5% of the outstanding shares of Common Stock and the Voting Agreement will terminate pursuant to its terms.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

SENIOR CREDIT FACILITY

     The Company has entered into a senior credit facility (the "Senior Credit Facility") with a maximum loan amount of $120 million and a borrowing base of $120 million at December 31, 1995, subject to certain financial and operational criteria. The borrowing base is subject to redetermination semi-annually based on revised reserve estimates. The loan is collateralized by substantially all of the Company's oil and gas properties. Effective December 1, 1995, the Senior Credit Facility was amended to extend the maturities of related borrowings on a revolving basis through December 31, 1997 and to reduce borrowing rates under the facility. Future annual principal payments, as a percentage of the principal balance outstanding at the time of conversion to the term loan, will be 36% in 1998, 30% in 1999, 23% in 2000, and 11% in 2001. The term loan matures on June 30, 2001. During 1995, advances, at the Company's option, bore interest at either the prime rate plus a variable percentage ranging from .25% to .75% or LIBOR plus a variable percentage ranging from 2% to 2.5%, based on the Company's leverage ratio. Effective December 1, 1995, under the amended facility, advances, at the Company's option, bear interest at either the prime rate or LIBOR plus 1.375%. Interest on prime loans is due quarterly, while interest on LIBOR loans is due the earlier of quarterly, or the end of each designated interest period. Commitment fees on the unused portion of the facility are due quarterly at an annual rate of 0.5%.


     Effective April 26, 1996, the Company renegotiated its Senior Credit Facility to provide for a total commitment of $195 million, with a current borrowing base of $175 million. At September 30, 1996, the borrowing base was increased to $195 million. At September 30, 1996, the Company had approximately $29.9 million available under the Senior Credit Facility. Subsequent to the closing of the Offerings and, at the direction of the Company, the borrowing base under the Senior Credit Facility will be reduced to $50 million from the current borrowing base of $195 million.



     The maximum commitment of $195 million will remain in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Senior Credit Facility requires the Company to comply with various customary covenants including, but not limited to, the maintenance of various financial ratios, and limits the Company's ability to pay dividends on its Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Howard, Weil, Labouisse, Friedrichs Incorporated and Prudential Securities Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                               NUMBER OF
                                                                               SHARES OF
                                                                                COMMON
                                  UNDERWRITERS                                   STOCK
    ------------------------------------------------------------------------   ---------
    Goldman, Sachs & Co. ...................................................
    Donaldson, Lufkin & Jenrette Securities Corporation.....................
    Howard, Weil, Labouisse, Friedrichs Incorporated........................
    Prudential Securities Incorporated......................................
                                                                               ---------
              Total.........................................................   3,500,000
                                                                               =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $. per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $. per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 525,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,500,000 shares of Common Stock offered.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters are also acting as underwriters in the Company's concurrent Notes Offering for which they will receive customary underwriting discounts and commissions.

     In connection with the Common Stock Offering, the Company's directors and officers, the Selling Stockholders and certain of the Company's other stockholders have agreed that for a period of 90 days from the date of this Prospectus, such holders will not, without the prior written consent of Goldman, Sachs & Co., offer, sell, contract to sell, sell any option or contract to purchase any option or contract to sell, grant any option, right or warrant for the sale of, pledge, or otherwise dispose of or transfer any shares of Common Stock other than up to 225,000 shares previously purchased by Stig Wennerstrom on the open market. In addition, the Company will not, for a period of 90 days from the date of this Prospectus, without the prior written consent of Goldman, Sachs & Co., directly or indirectly, offer, contract to sell, sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of any shares of Common Stock except for (i) sales of the shares of Common Stock offered hereby, (ii) issuances pursuant to the exercise of outstanding warrants, stock options and convertible securities, (iii) grants of options or shares of Common Stock pursuant to existing employee stock option plans, and (iv) issuances of Common Stock in connection with bona fide acquisitions wherein the holders have agreed to be bound by a similar agreement.

     In connection with the Common Stock Offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before commencement of offers or sales of the Common Stock. Passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities being offered hereby are being passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas, and for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and for the year ended December 31, 1995, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The historical statement of revenues and direct operating expenses of the properties acquired by the Company from Amerada Hess Corporation for the year ended December 31, 1995, incorporated in this Prospectus by reference to the current report on Form 8-K/A of the Company, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of the Company as of December 31, 1994 and for each two years in the period ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 and the historical statement of revenues and direct operating expenses of the Conoco properties for each of the two years in the period ended December 31, 1994 incorporated in this Prospectus by reference to the Company's report on Form 8-K dated October 4, 1996, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Ashlawn Energy, Inc. as of December 31, 1994 and December 31, 1993, and for each two years in the period ended December 31, 1994 and for the period from inception (January 8, 1992) to December 31, 1992 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated October 4, 1996 have been so incorporated in reliance on the reports of LaPorte, Sehrt, Romig and Hand APAC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The estimates of the Company's net proved oil and natural gas reserves included herein as of January 1, 1996 have been prepared by Collarini Engineering, Inc. and Netherland, Sewell & Associates, Inc. and by Collarini Engineering, Inc. and Joe C. Neal & Associates as of January 1, 1995 and 1994. The reserve estimates prepared by such firms as of January 1, 1995 have also been audited by Netherland, Sewell & Associates, Inc.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a web site (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement, which may be inspected at the Commission's offices without charge, or copies of which may be obtained from the Commission upon payment of prescribed fees. Each statement made in this Prospectus as to the contents of any contract or other document is not necessarily complete and is qualified in its entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          2. The Company's Quarterly Report on Form 10-Q, including Amendment No. 1 thereto, for the quarter ended March 31, 1996;

          3. The Company's Quarterly Report on Form 10-Q, including Amendment No. 1 thereto, for the quarter ended June 30, 1996;

          4. The Company's Current Report on Form 8-K, including Amendments No. 1 and 2 thereto, filed with the Commission on July 15, July 24 and September 12, 1996, respectively;

          5. The Company's Current Report on Form 8-K filed with the Commission on October 7, 1996; and

          6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on July 14, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offerings shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in the Registration Statement and this Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be addressed to --
Attention: Secretary, Forcenergy Inc, 2730 S.W. 3rd Avenue, Suite 800, Miami, Florida 33129-2237, telephone number (305) 856-8500.

                         GLOSSARY OF OIL AND GAS TERMS

     The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     Bcf. Billion cubic feet.

     Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bbl/d. One Bbl per day.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     Completion. The installation of permanent equipment for the production of oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

     Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Horizontal drilling. A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons.

     Liquids. Crude oil, condensate and natural gas liquids.

     Mbbls. One thousand barrels of crude oil or other liquid hydrocarbons.

     Mbbls/d. One thousand barrels of crude oil or other liquid hydrocarbons per day.

     Mcf. One thousand cubic feet.

     Mcf/d. One thousand cubic feet per day.

     Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     MMbbls. One million barrels of crude oil or other liquid hydrocarbons.

     MMBtu. One million Btus.

     MMcf. One million cubic feet.

     MMcf/d. One million cubic feet per day.

     MMcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

     Oil. Crude oil and condensate.

     Present value. When used with respect to oil and gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

     Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required from recompletion.

     Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     Royalty interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Updip. A higher point in the reservoir.

     Working interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

     Workover. Operations on a producing well to restore or increase production.

           ----------------------------------------------------------
           ----------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary........................   3
Risk Factors..............................  10
The Company...............................  16
Disclosure Regarding Forward-Looking
  Statements..............................  16
Notes Offering............................  17
Use of Proceeds...........................  17
Market for and Recent Prices of Common
  Stock...................................  18
Dividend Policy...........................  18
Capitalization............................  19
Selected Financial Data...................  20
Unaudited Pro Forma Financial
  Information.............................  21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................  27
Business..................................  34
Management................................  48
Selling Stockholders......................  50
Description of Existing Securities and
  Senior Credit Facility..................  51
Underwriting..............................  56
Legal Matters.............................  57
Experts...................................  57
Available Information.....................  58
Incorporation of Certain Information by
  Reference...............................  58
Glossary of Oil and Gas Terms.............  60

           ----------------------------------------------------------
           ----------------------------------------------------------
           ----------------------------------------------------------
           ----------------------------------------------------------
                                3,500,000 SHARES

                                 FORCENERGY INC

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                               ------------------

                                   PROSPECTUS

                               ------------------
                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE
                SECURITIES CORPORATION

                      HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                       PRUDENTIAL SECURITIES INCORPORATED

                      REPRESENTATIVES OF THE UNDERWRITERS

           ----------------------------------------------------------
           ----------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 1996

                                  $175,000,000
                                                               [FORCENERGY LOGO]
                                 FORCENERGY INC
                      % SENIOR SUBORDINATED NOTES DUE 2006
                             ---------------------
    The Notes to be issued by the Company are offered by the Company and may be guaranteed on a senior subordinated basis by certain of the Company's future Restricted Subsidiaries.

    Interest on the Notes will be payable in cash in arrears semiannually
on        and         of each year, commencing           , 1997. The Notes are
redeemable in whole or in part at the option of the Company, at any time on or
after           , 2001, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Notwithstanding
the foregoing, prior to         , 2001 the Company may redeem the Notes, in
whole or in part, at the Make-Whole Price (as defined) plus accrued and unpaid interest, if any, to the redemption date. In addition, during the first 36 months after the date of this Prospectus, the Company may, on any one or more occasions, redeem up to $61.25 million in aggregate principal amount of Notes at
a redemption price of    % of the principal amount thereof plus accrued and
unpaid interest, if any, to the redemption date, with the net proceeds of an offering of common equity of the Company; provided that at least $113.75 million in aggregate principal amount of Notes must remain outstanding immediately after the occurrence of such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of such offering of common equity of the Company. Upon the occurrence of a Change of Control (as defined), each holder of Notes may require the Company to repurchase all or a portion of such holders' Notes at a repurchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Furthermore, under certain circumstances, the Company may become obligated to offer to purchase all or a portion of the Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase with the net proceeds of certain Asset Sales (as defined herein). See "Description of Notes."

    The net proceeds of the Notes Offering will be used to repay bank debt and for other general corporate purposes. See "Use of Proceeds." The Notes will be general, unsecured obligations of the Company, will be subordinated to all Senior Debt of the Company, and will be senior in right of payment to, or pari passu with, all existing and future subordinated indebtedness of the Company.

    Concurrently with the Notes Offering, certain selling stockholders and the Company are offering 3,500,000 shares (4,025,000 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock of the Company for sale to the public in a Common Stock Offering. Consummation of the Notes Offering and the Common Stock Offering are not contingent upon each other. There can be no assurance that the Common Stock Offering will be consummated and, if so, on what terms. As of September 30, 1996, giving pro forma effect to the proceeds of both of the Offerings, no Senior Debt of the Company would have been outstanding. See "Use of Proceeds" and "Capitalization."

    The Notes will be evidenced by a Global Certificate, in fully registered form without coupons, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described herein, beneficial interests in the Global Certificate will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. See "Description of Notes." The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. See "Risk Factors -- Absence of a Public Market for the Notes."

    SEE "RISK FACTORS" COMMENCING ON PAGE 12, FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
                             ---------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

                                              INITIAL PUBLIC
                                                 OFFERING       UNDERWRITING      PROCEEDS TO
                                                 PRICE(1)       DISCOUNT(2)      COMPANY(1)(3)
                                             ---------------------------------------------------
Per Note.....................................        %               %                 %
Total........................................        $               $                 $

---------------

(1) Plus accrued interest, if any, from           , 1996.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $        .
                             ---------------------
    The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC
in New York, New York, on or about         , 1996, against payment therefor in
immediately available funds.
GOLDMAN, SACHS & CO.
                  DONALDSON, LUFKIN & JENRETTE
                         SECURITIES CORPORATION
                                    LEHMAN BROTHERS
                                                  SALOMON BROTHERS INC
                             ---------------------
               The date of this Prospectus is             , 1996.

                                 FORCENERGY INC
                           GULF OF MEXICO PROPERTIES

     Description of Pictures--Map--Coast of Texas, Louisiana, Mississippi and part of Alabama. Shows in green land and cities of Houston, Texas and Lafayette and New Orleans, Louisiana. Shows in light blue the Shelf area offshore, in medium blue the Flextrend area offshore and in darker blue the Deepwater area offshore. Traces the boundaries of and states the names for offshore areas, including: Galveston Island Area, High Island Area, West Addition, East Cameron Area, Vermilion Area, South Marsh Island Area, Eugene Island Area, Ship Shoal Area, South Timbalier, Ewing Bank Area, South Palto, Grand Isle, West Delta Area, South Pass Area, Main Pass Area, Chandeleur Area, East Addition, Viosca Knoll and Mississippi Canyon. Lease blocks in which the Company has interests are marked with triangles and footnoted as such. Operated and non-operated lease blocks are differentiated by the color of the triangles.

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY OR THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED AT THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option relating to the Common Stock Offering will not be exercised. Investors should carefully consider the information set forth under "Risk Factors." Certain oil and gas industry terms used in this Prospectus are defined in "Glossary of Oil and Gas Terms."

                                  THE COMPANY

     Forcenergy Inc ("Forcenergy" or the "Company") is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas properties. The Company has experienced significant growth in the last five years, primarily through the exploitation, enhancement and development of acquired working interests in producing properties in the Gulf of Mexico. At December 31, 1995, the Company had net proved reserves of 365 Bcfe, 71% of which were located in the Gulf of Mexico. Approximately 60% of the Company's net proved reserves on such date were natural gas and approximately 69% of proved reserves were classified as proved developed. The Company currently operates approximately 77% of its Gulf of Mexico production.

     Strategy. The Company's business strategy is to increase reserves and cash flow through the development, exploration, acquisition and exploitation of its producing properties in the shallow waters (less than 350 feet) of the Gulf of Mexico. Management believes that the Company's high quality asset base positions it for future growth through a continuing program of further development through selective exploitation and exploratory drilling and through the enhancement of production through workovers and recompletions. The Company emphasizes the use of 3-D seismic and computer-aided exploration technology together with geologic and engineering studies of its properties to evaluate and prioritize drilling prospects. Focusing drilling activities on producing properties in a relatively concentrated area in the Gulf of Mexico permits the Company to utilize its base of geological, engineering and production experience in the region to maximize its drilling success and to minimize finding and development costs. Furthermore, the Company's concentration of drilling activities on its producing properties allows the utilization of existing infrastructure which greatly reduces incremental lease operating expenses and costs associated with new production facilities. The Company plans to continue to pursue acquisitions of working interests in producing properties that offer further development potential and provide operating synergies with existing properties. As a complement to its acquisition strategy, the Company also participates in exploration activities both onshore and in the Gulf of Mexico.

     Quality of Asset Base; Drilling Prospects. The Company holds interests in or rights to 81 lease blocks in federal and state waters in the Gulf of Mexico, including a 100% working interest in 32 lease blocks and a 50% or greater working interest in 18 other lease blocks. The Company believes it has assembled at least a three to five year inventory of development, exploitation and exploratory drilling opportunities in the Gulf of Mexico on acreage held by production. Most of the properties comprising this inventory are located in fields which have prolific production histories and which the Company believes may yield significant additional reserves through the application of modern exploration and development technologies. The Company is pursuing the development of these offshore properties through a combination of development drilling, recompletions and workovers and exploratory drilling. During 1995, the Company successfully drilled seven of nine exploratory wells and ten of ten development wells in the Gulf of Mexico and undertook eight recompletions and 24 workover projects, resulting in initial net production increases of 4,392 Bbls/d of oil and 27,496 Mcf/d of natural gas. The Company plans to drill 20 development wells in 1996, 14 of which were successfully completed in the first eight months of 1996, and the Company also has budgeted to drill 20 recompletions and 21 workover projects on its properties in the Gulf of Mexico during 1996, of which 27 have been completed to date. In addition, eight exploratory wells have been scheduled during 1996 to provide the Company with exposure to higher risk, higher potential prospects. Of the eight planned exploratory wells, four have been drilled and successfully completed, and four remain to be drilled. The Company anticipates that approximately $98.6 million of its $110 million capital expenditure budget for 1996 (not including acquisition expenditures) will be spent on these projects.


     Control of Operations and Costs. The Company prefers to operate its offshore properties to more effectively manage production performance while controlling operating expenses and the timing and amount of capital expenditures. Forcenergy operates 90 structures and 242 wells in the Gulf of Mexico. Management believes that the operating expertise and experience of its personnel in the Gulf of Mexico have been instrumental in its ability to significantly enhance and improve production rates and cash flow with minor incremental costs. A significant portion of the drilling prospects the Company expects to pursue during the next three to five years are accessible from existing production facilities operated by the Company. This base of operations will enable the Company to reduce its per unit operating costs if higher production volumes are realized. As a result of these factors, the Company improved its lease operating expense from $.86 per Mcfe of production in 1994, $.70 per Mcfe of production in 1995 and $.69 per Mcfe of production through August 31, 1996.


     Technology. The Company uses advanced technology in its exploration and development activities to reduce drilling risks and finding costs and to more effectively prioritize drilling prospects based on return potential. The Company has acquired 3-D seismic surveys on 102 offshore lease blocks and currently has 825 square miles of 3-D seismic data and 53,000 linear miles of 2-D seismic data on its offshore properties. The Company has nine geologists/geophysicists with average industry experience of 18 years and has invested in seven Landmark geophysical stations for use in interpreting 3-D seismic data. The ability to obtain 3-D seismic data for offshore properties at reasonable costs has enabled the Company to identify multiple development and exploratory prospects in mature producing fields which were not identified through earlier technologies.

     Recent Acquisitions. During 1995, the Company spent an aggregate of approximately $92.1 million for working interests in 15 different fields that added 121.9 Bcfe of net proved reserves to its reserve base at an average cost of $.76 per Mcfe. Approximately $81.6 million of such expenditures were for interests in ten properties located in the Gulf of Mexico. In the first eight months of 1996, the Company spent approximately $17.0 million for working interests in 12 different fields that added 28.3 Bcfe of net proved reserves to its reserve base at an average cost of $.60 per Mcfe. Major acquisitions during 1995 and 1996 were as follows:

     In March 1995, the Company acquired working interests in the South Marsh Island 136/137 Field and the northern half of South Marsh Island 106 from Conoco, Inc. (the "Conoco Acquisition") for consideration of $24.5 million. In April 1995, the Company acquired all the remaining working interests in the northern half of South Marsh Island 106. The foregoing acquisitions were particularly attractive because both fields are adjacent to fields in which the Company holds 100% working interests. The Company had an active drilling program in Block 106 in 1995 and will have at least one rig in the block for all of 1996. See "Business -- 1995 and 1996 Offshore and Gulf Coast Drilling Activity."


     In August 1995, in conjunction with the Company's initial public offering, the Company acquired all of the outstanding capital stock of Ashlawn Energy, Inc. ("Ashlawn"), a privately held company with substantial working interests in the South Pass 24 Field, Vermilion 28 Field and Ship Shoal 26 Field (the "Ashlawn Acquisition"). The purchase price for the Ashlawn Acquisition consisted of 3,000,000 shares of Common Stock, $3.3 million in cash and the assumption of $5.7 million in debt. All of the assumed debt was repaid with the proceeds of the public offering. The Company conducted an active drilling program on these properties in 1995 and has continued to pursue additional development projects on the properties in 1996. See "Business -- 1995 and 1996 Offshore and Gulf Coast Drilling Activity."

     In November 1995, the Company acquired an approximate 50% working interest in certain leases in the Howard Glasscock/Snyder fields in Howard County, Texas from Saga Petroleum, Inc. for approximately $3.9 million. The Company's 1996 capital budget includes $1.9 million for its pro rata share of drilling injection wells to initiate a waterflood project in the field. In May 1996, the Company acquired an additional 25% interest in these leases and surrounding acreage for $4.0 million. At August 31, 1996, twenty injection wells had been drilled, five of which had been completed. Additionally, water injection had commenced on the five completed wells. Initial response to the water flood, if any, should occur in 1997.

     In late 1995, the Company acquired a 100% working interest in the Vermilion Block 380 Field, located offshore Louisiana, from Texaco Exploration and Production, Inc. for approximately $650,000. Effective December 1995, the Company also acquired a 100% working interest in the West Cameron 630 Field, located offshore Louisiana and an approximate 51.7% working interest in the Comite Field in East Baton Rouge Parish, Louisiana from Exxon Corporation for approximately $3.9 million. The Company currently plans to drill an exploratory well in the West Cameron 630 field in early 1997.

     In June 1996, the Company acquired working interests in eleven Gulf of Mexico producing fields from Amerada Hess Corporation (the "Amerada Hess Acquisition") for a cash consideration of $6.9 million. In August 1996, the Company acquired an additional working interest in one of these fields, Mustang Island 742/754, for approximately $4.0 million, increasing its total working interest in the field to 100%.

     As is customary in the oil and gas industry, the Company from time to time submits bids to acquire oil and gas properties that are subject to acceptance by the sellers. Upon acceptance of a bid by the seller, the finalization of such agreements is contingent on the completion of satisfactory due diligence by the Company, including title and environmental review. There is no assurance that sellers will accept any of the bids submitted by the Company or that any such transactions will be consummated.

     Onshore Properties. The Company also owns working and royalty interests in approximately 1,600 producing oil and gas wells in over 147 fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions of the United States. Management believes that the Company's stable reserve base of long-lived, primarily non-operated, onshore properties complements the Company's Gulf of Mexico operations by providing an additional source of cash flow that requires limited management involvement. The Company's onshore properties accounted for approximately 29% of net proved reserves at December 31, 1995. During 1995, the Company expended approximately $4.0 million in capital on its onshore properties, including $3.7 million for drilling and recompletion activities. Approximately $2.4 million in capital has been spent on the onshore properties in 1996, the majority of which was focused on the Howard Glasscock/Snyder fields.


     Principal Securityholders. Approximately 49.1% of the Company's Common Stock is held by Forcenergy AB ("FAB"), the B shares of which are listed on the Stockholm (Sweden) Stock Exchange. The Forss family beneficially owns a 49.9% voting interest in FAB. Pursuant to an agreement (the "Voting Agreement") among FAB, the Company and the holders of the Company's 7% Exchangeable Subordinated Notes (the "Subordinated Notes"), the size of the Company's Board of Directors is fixed at no more than eight persons to consist of (i) two designees of FAB,
(ii) three designees of the holders of the Subordinated Notes (the "Note Holders"), (iii) the Company's Chief Executive Officer and (iv) two independent directors nominated by FAB and acceptable to the Note Holders. It is anticipated that following the Common Stock Offering (as defined below), including the sale by FAB of 300,000 shares in that Offering, that FAB's ownership percentage in the Company will decrease to approximately 39%. Upon completion of the Common Stock Offering, the number of shares held by the Note Holders will be reduced to below 5% of the outstanding shares of Common Stock and the Voting Agreement will terminate pursuant to its terms. See "Description of Existing Securities and Senior Credit Facility -- Voting and Holdback Agreement."

     Recent Developments. Net income for the third quarter ended September 30, 1996 was $2.3 million, or $.13 per common and common equivalent share as compared to a loss of $(282.000) or $(.02) per share for the same period of last year. Net income for the nine months ended September 30, 1996 was $6.2 million or $.34 per common and common equivalent share compared with a loss of $(2.0) million or $(.18) per share for the same period last year. Revenues for the 1996 third quarter were $37.0 million, a 106% increase over the $18.0 million reported for the comparable period last year. Revenues for the nine months ended September 30, 1996 were $94.8 million, 81% higher than the $52.4 million reported for the nine month period ended September 30, 1995. Cash flow from operating activities, exclusive of the effects of changes in working capital, was $20.9 million and $52.7 million for the quarter and nine month periods ended September 30, 1996, respectively, compared to $8.2 million and $22.5 million for the comparable periods in 1995, increases of 155% and 134% for the respective periods.

     Liquids, natural gas and total liquids and natural gas production was 1,061 Mbbls and 9,511 MMcf, and 15,877 MMcfe, respectively, for the three months ended September 30, 1996 as compared to 625 Mbbls, 4,922 MMcf and 8,672 MMcfe for the three months ended September 30, 1995. For the nine months ended September 30, 1996, liquids, natural gas and total liquids and natural gas production was 2,839 Mbbls, 22,283 MMcf and 39,317 MMcfe, respectively, as compared to 1,684 Mbbls, 16,094 MMcf and 26,198 MMcfe for the comparable period of 1995. Average realized sales price for liquids and natural gas for the three and nine months period ended September 30, 1996 was $16.49, $2.04, $16.65 and $2.11,
respectively as compared to $16.23, $1.57, $16.03 and $1.55, respectively, for the similar periods of 1995.

                               THE NOTES OFFERING

Securities Offered.........  $175,000,000 principal amount of      % Senior
                             Subordinated Notes due 2006.

Maturity Date..............              , 2006

Interest Payment Dates.....            and           of each year, commencing
                                         , 1997.

Optional Redemption........  The Notes will be redeemable at the option of the
                             Company, in whole or in part, at any time on or
                             after             , 2001 at the redemption prices
                             set forth herein, plus accrued and unpaid interest to the applicable redemption date. Notwithstanding the foregoing, the Company at any time prior to
                                         , 2001 may redeem the Notes, in whole
                             or in part, at the Make-Whole Price plus accrued and unpaid interest to the date of redemption. In addition, during the first 36 months after the date of this Prospectus, up to $61.25 million in aggregate principal amount of Notes will be redeemable at the option of the Company on any one or more occasions from the net proceeds of an offering of common equity of the Company, at a
                             price of      % of the aggregate principal amount
                             of the Notes, together with accrued and unpaid interest to the date of the redemption; provided, however, that at least $113.75 million in aggregate principal amount of Notes must remain outstanding immediately after the occurrence of such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of such offering of common equity. See "Description of Notes -- Redemption -- Optional Redemption."

Mandatory Redemption.......  None, except as set forth below under "Offers to
                             Purchase."

Offers to Purchase.........  Upon a Change of Control, holders of the Notes will have the right to require the Company to repurchase their Notes, in whole or in part, at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Indenture will require that, prior to such a repurchase but in any event within 90 days of such Change of Control, the Company must either repay all Senior Debt or obtain any required consent to such repurchase. See "Description of Notes--Repurchase at the Option of Holders -- Change of Control."

                             In the event of certain asset dispositions, the Company will be required, under certain circumstances, to use the Excess Proceeds to offer to purchase the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of Notes -- Repurchase at the Option Holders -- Asset Sales."

Ranking....................  The Notes will be general unsecured obligations of the Company, which will be subordinated in right of payment to all Senior Debt of the Company, or pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The claims of the holders of the Notes will be subordinated to Senior Debt, none of which, as of September 30,

                             1996, on a pro forma basis, after giving effect to the sale of the Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," was outstanding. See "Capitalization" and "Description of Notes -- Subordination."

Certain Covenants..........  The Notes will be issued pursuant to an indenture
                             (the "Indenture") containing certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on disposition of proceeds from asset sales; (ii) limitation on Restricted Payments, including payment of dividends, making of distributions or certain investments; (iii) limitation on additional indebtedness; (iv) limitation on liens securing pari passu or subordinated indebtedness of the Company; (v) limitation on sale and leaseback transactions; (vi) limitation on dividends and other payment restrictions affecting Restricted Subsidiaries; (vii) limitation on mergers, consolidations and transfers of substantially all of the Company's assets; and (viii) limitation on certain transactions with affiliates. See "Description of Notes -- Repurchase at the Option of Holders" and "-- Certain Covenants."

Guarantees.................  Under certain circumstances, the Company's payment obligations under the Notes will be jointly and severally guaranteed on a senior subordinated basis (the "Subsidiary Guarantees") by certain of the Company's future Restricted Subsidiaries (the "Guarantors"). See "Description of
                             Notes -- Subsidiary Guarantees."

Use of Proceeds............  The net proceeds of the Notes offered hereby
                             (estimated to be approximately $169.6 million) will be used to repay all indebtedness outstanding under the Senior Credit Facility, and the balance will be used for general corporate purposes. See "Use of Proceeds."

Common Stock Offering......  Concurrently with the offering of the Notes (the
                             "Notes Offering"), the Company and certain selling stockholders (the "Selling Stockholders") are offering 3,500,000 shares (4,025,000 shares if the Underwriters' overallotment option is exercised in full) of Common Stock for sale to the public (the "Common Stock Offering" and, together with the Notes Offering, the "Offerings"). The Company will sell 1,537,958 shares of Common Stock in the Common Stock Offering (2,062,958 shares if the over-allotment option is exercised in full). The holders of the Subordinated Notes and Forcenergy AB will sell 1,662,042 and 300,000 shares, respectively. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the Common Stock Offering. The consummation of the Notes Offering and the Common Stock Offering are not contingent upon each other. See "Common Stock Offering."

                                  RISK FACTORS

     Prior to making an investment decision, prospective purchasers of the Notes should consider all of the information set forth in this Prospectus and should evaluate the considerations set forth in "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table presents certain historical and pro forma financial data as of and for each of the periods indicated. The historical financial data for the five years ended December 31, 1995 have been derived from the audited financial statements of the Company. The financial data for the six months ended June 30, 1995 and 1996 are derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations of the Company for such interim periods. The following information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Information" included in this Prospectus and the Financial Statements of the Company and incorporated by reference elsewhere in this Prospectus.


                                                                                                         SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                                      JUNE 30,
                         ---------------------------------------------------------------------    -------------------------------
                                                                                     PRO FORMA                          PRO FORMA
                          1991       1992       1993         1994          1995      1995(1)(11)   1995       1996      1996(2)(11)
                         -------    -------    -------      -------      --------    ---------    -------    -------    ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues:
    Oil and gas
      sales............  $12,680    $24,937    $49,652(3)   $58,354(3)   $ 72,147     $93,795     $34,140    $57,477     $66,740
    Other..............      337        475        441(3)       388(3)        494         521         235        276         276
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
                          13,017     25,412     50,093       58,742        72,641      94,316      34,375     57,753      67,016
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
  Expenses:
    Lease operating....    4,091      7,769     16,632       23,744        24,507      32,742      11,602     16,819      19,136
    Depreciation,
      depletion and
      amortization.....    4,216      8,014     19,889       24,572        31,295      41,451      15,560     24,162      28,120
    Production taxes...      280        606      1,560        1,701         1,868       2,420         923      1,653       1,653
    General and
      administrative,
      net..............    1,947      2,523      3,166        6,463         5,670       5,670       2,821      3,575       3,575
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
    Total operating
      expenses.........   10,534     18,912     41,247       56,480        63,340      82,283      30,906     46,209      52,484
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
  Income from
    operations.........    2,483      6,500      8,846        2,262         9,301      12,033       3,469     11,544      14,532
  Interest and other
    income (loss)......      525        197        545          789          (561)      4,121         290        237       1,904
  Interest expense, net
    of amounts
    capitalized........     (233)    (2,303)    (6,192)      (9,529)      (11,668)    (14,245)     (6,519)    (5,913)     (7,271)
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
  Income (loss) before
    income taxes.......    2,775      4,394      3,199       (6,478)       (2,928)      1,909      (2,760)     5,868       9,165
  Income tax provision
    (benefit)(4).......       --         --      2,337       (2,403)       (1,075)        713      (1,029)     2,188       3,418
  Minority interest....       83        132        107           --            --                      --         --
                         -------    -------    -------      -------       -------     -------     -------    -------     -------
  Net income
    (loss)(4)..........  $ 2,692    $ 4,262    $   755      $(4,075)     $ (1,853)      1,196     $(1,731)   $ 3,680     $ 5,747
                         =======    =======    =======      =======       =======     =======     =======    =======     =======
  Net income (loss) per
    share(4)...........                                     $  (.50)     $   (.14)    $  0.05     $  (.19)   $   .20     $  0.26
                                                            =======       =======     =======     =======    =======     =======
UNAUDITED PRO FORMA
  DATA(3):
  Income before income
    taxes, including
    minority
    interest...........  $ 2,692    $ 4,262    $ 3,092
  Income tax
    provision..........  $ 1,027    $ 1,639    $ 1,207
  Net income...........  $ 1,665    $ 2,623    $ 1,885
                         =======    =======    =======
  Net income per
    share..............  $   .26    $   .41    $   .29
                         =======    =======    =======
  Weighted average
    number of shares
    outstanding........    6,451      6,451      6,520        8,188        12,910      22,346       9,040     18,261      22,356
OTHER FINANCIAL DATA:
  Capital
    Expenditures(5)....  $13,751    $67,660    $53,371      $58,169      $144,689          --     $48,770    $81,168          --
  EBITDA(6)............    7,224     14,711     29,280       27,623        40,035      57,605      19,319     35,943      44,556
  Ratio of Earnings to
    Fixed
    Charges(7).........     12.9x       2.9x       1.4x         N/M           N/M         N/M         N/M        1.7x        1.9x
  EBITDA Interest
    Coverage(8)........     31.0x       6.4x       4.5x         2.5x          2.8x        3.2x        2.5x       5.2x        5.1x
  Debt/EBITDA(9).......      1.1x       5.1x       4.3x         4.8x          3.3x        3.0x        8.0x       4.9x        3.9x

                                                                                                                        PRO FORMA
                                                         AT DECEMBER 31,                            AT JUNE 30,            AT
                                     -------------------------------------------------------    --------------------    JUNE 30,
                                      1991        1992        1993        1994        1995        1995        1996      1996(10)
                                     -------    --------    --------    --------    --------    --------    --------    ---------
                                                         (IN THOUSANDS)                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Property, plant and equipment,
    net............................  $59,691    $112,441    $152,659    $186,241    $298,832    $219,451    $356,030    $356,030
  Total assets.....................   71,154     127,685     187,786     220,287     335,090     258,306     391,674     469,416
  Total long-term debt.............    7,922      75,758     127,234     131,646     130,729     155,270     175,135     175,000
  Stockholders' equity.............   48,612      45,252      43,336      71,061     154,961      69,330     158,710     234,343

---------------


 (1) Gives effect to (i) the Conoco Acquisition, the Ashlawn Acquisition and other lesser 1995 acquisitions by the Company prior to the Company's initial public offering in August 1995, and the Amerada Hess Acquisition in June 1996, (ii) the application of the net proceeds of the August 1995 initial public offering, (iii) the Common Stock and Notes Offerings, (iv) the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and (v) the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes as if such transactions had been consummated on January 1, 1995.



 (2) Gives effect to (i) the Amerada Hess Acquisition, (ii) the application of the net proceeds of the Offerings, (iii) the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and (iv) the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes as if such transactions had taken place on January 1, 1995. The increase of $.10 per share (associated with the Amerada Hess Acquisition) to the historical results for the six month period ended June 30, 1996 may not be representative of future operations as the reserves associated with the acquired properties have a high decline rate.


 (3) Natural gas liquid revenues for 1993 and 1994 have been reclassified from plant processing and other revenues to oil and gas sales for consistent presentation with 1995 revenues.

 (4) Prior to September 14, 1993, the Company was exempt from United States federal and certain state income taxes as a result of its partnership status. The unaudited pro forma data reflects the income tax expense that would have been recorded had the Company not been exempt from paying such income taxes. Net income per share data is described as unaudited pro forma because of the Company's former partnership status.

 (5) Capital expenditures include acquisitions of oil and gas properties including a non-cash item relating to the 1995 Ashlawn Acquisition, amounting to $46.4 million.


 (6) EBITDA is defined as earnings before interest expense, taxes, depletion, depreciation and amortization and is presented because it is a widely accepted financial indication of a Company's ability to service and incur debt. EBITDA should not be considered as an alternative to earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.


 (7) For purposes of determining the ratio of earnings to fixed charges, earnings are computed as net income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, on all indebtedness plus amortization of debt issuance costs. Earnings did not cover fixed charges in the years ended December 31, 1995 and 1994 and for the six months ended June 30, 1995 by $5.5 million, $8.0 million and $3.9 million, respectively.

 (8) Represents multiple by which EBITDA exceeds interest expense paid.

 (9) Represents multiple by which total long-term debt exceeds EBITDA.


(10) Assumes conversion of the Subordinated Notes into 2,343,047 shares of Common Stock, the exercise of options by certain holders of the Subordinated Notes to purchase 214,866 shares of Common Stock and the sale of 1,537,958 shares of Common Stock at $24.75 per share by the Company. Also assumes the issuance of $175 million of Senior Subordinated Notes and the application of the net proceeds therefrom to repay the outstanding balance of the Senior Credit Facility. All transactions are assumed to be consummated on June 30, 1996.



(11) If the Company assumed no interest income on the excess proceeds from these transactions and if interest expense were based only on average borrowings outstanding for the applicable periods, the proforma amount of net income and net income per share would be $3.1 million and $.15, respectively, for the year ended December 31, 1995 and $5.9 million and $.28, respectively, for the six months ended June 30, 1996.

                        SUMMARY OIL AND GAS RESERVE DATA

     The following table summarizes the estimates of the Company's net proved oil and gas reserves as of the dates indicated and the present value attributable to these reserves at such dates. The reserve and present value data as of December 31, 1995 for the onshore properties have been estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. The reserve and present value data as of December 31, 1995 for the offshore properties have been estimated by Collarini Engineering Inc., independent petroleum engineering consultants. The reserve estimates and present value data as of December 31, 1994 have been audited by Netherland, Sewell & Associates, Inc. and such data and estimates as of December 31, 1993 and 1994 were prepared by Collarini Engineering Inc. and Joe C. Neal & Associates, independent petroleum engineering consultants. For additional information relating to the Company's oil and natural gas reserves, see "Risk
Factors -- Uncertainty of Reserve Information and Future Net Revenue Estimates," "Business -- Oil and Gas Reserves" and the Supplemental Information on Oil and Gas Producing Activities in Note 16 of the Notes to the Financial Statements of the Company incorporated by reference elsewhere in this Prospectus.

                                                                  AS OF DECEMBER 31,
                                                          ----------------------------------
                                                            1993         1994         1995
                                                          --------     --------     --------
Proved Reserves:
  Oil (Mbbls)............................................   10,776       11,310       24,458
  Natural gas (Mmcf).....................................  138,862      172,122      218,052
  Total (Mmcfe)..........................................  203,518      239,982      364,800
  Present value of future net revenues before income
     taxes (000s)(1)..................................... $197,965     $171,391     $540,901
  Standardized measure of discounted future net cash
     flows (000s)(2)..................................... $159,173     $152,627     $406,956

---------------

(1) The present value of future net revenues attributable to the Company's reserves was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pre-tax basis.

(2) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10%.

                             SUMMARY OPERATING DATA

                                                                                SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                     JUNE 30,
                              --------------------------------------------    --------------------
                                                                 PRO FORMA               PRO FORMA
                               1993        1994        1995       1995(1)      1996       1996(2)
                              -------     -------     -------    ---------    -------    ---------
Production:
  Liquids (Mbbls)(3).........   1,425(4)    1,753(4)    2,343       2,818       1,778       1,844
  Natural gas (Mmcf).........  12,025      17,121      21,112      29,766      12,772      16,218
  Total (Mmcfe)..............  20,575      27,639      35,170      46,674      23,440      27,282
Average sales prices:
  Liquids (per Bbl).......... $ 16.65     $ 15.04     $ 16.46     $ 16.44     $ 16.75     $ 16.75
  Natural gas (per Mcf)......    2.16        1.87        1.59        1.59        2.17        2.21
Expenses (per Mcfe):
  Lease operating............ $   .81     $   .86     $   .70     $   .70     $   .72     $   .70
  Production taxes...........     .08         .06         .05         .05         .07         .06
  Depreciation, depletion and
     amortization............     .96         .88         .88         .89        1.03        1.03
  General and administrative,
     net.....................     .15         .23         .16         .12         .15         .13

---------------

(1) Gives effect to the Ashlawn Acquisition, Conoco Acquisition, Amerada Hess and other acquisitions as if such transactions had been consummated on January 1, 1995.

(2) Gives effect to the Amerada Hess Acquisition as if it had been consummated on January 1, 1995.

(3) Includes crude oil, condensate and natural gas liquids.

(4) Includes certain natural gas liquid volumes reclassified to conform with 1995 classifications.

                                  RISK FACTORS

     The following factors should be considered carefully, together with the other information contained in this Prospectus before purchasing the securities offered hereby.

VOLATILITY OF NATURAL GAS AND OIL PRICES

     Revenues generated from the Company's operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect the Company's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of the Company's oil and natural gas that can be produced economically. In order to reduce its exposure to price risks in the sale of its oil and natural gas, the Company enters into hedging arrangements from time to time. The Company's hedging arrangements apply to only a portion of its production and provide only limited price protection against fluctuations in the oil and natural gas markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business -- Marketing and Customers."

     The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on December 31, 1995 which are not offset by other factors could result in a write-down for impairment of oil and gas properties.

REPLACEMENT OF RESERVES

     In general, the volume of production from oil and gas properties declines as reserves are depleted. The rate of decline depends on reservoir characteristics, and varies from the steep decline rate characteristic of Gulf of Mexico reservoirs, where the Company has a significant portion of its production, to the relatively slow decline rate characteristic of the long-lived fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions. Except to the extent the Company acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that the Company's future development, acquisition and exploration activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

     There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See "Business -- Oil and Gas Reserves."

     The present values of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount as required by the Commission, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general.

EFFECTS OF LEVERAGE


     The Company's senior secured credit facility (the "Senior Credit Facility") provides for a commitment of $195 million. At September 30, 1996 the Company had availability of approximately $29.9 million under the Senior Credit Facility. Subsequent to the closing of the Offerings and, at the direction of the Company, the borrowing base under the Senior Credit Facility will be reduced to $50 million from the current borrowing base of $195 million. The maximum commitment of $195 million will remain in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Company's level of indebtedness has several important effects on its operations, including (i) the covenants contained in the Senior Credit Facility and the Subordinated Note agreements and the Indenture require the Company to meet certain financial tests, and other restrictions limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions and
(ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly alter the leverage of the Company or, in the case of the issuance of additional equity securities, may be dilutive to holders of Common Stock. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBORDINATION OF THE NOTES

     The Notes will be subordinated in right of payment to all existing and future Senior Debt of the Company, which includes all indebtedness under the Senior Credit Facility. As of September 30, 1996, after giving pro forma effect of the Offerings and the application of the net proceeds therefrom, the Company would have no Senior Debt outstanding but would have up to $195 million available under the Senior Credit Facility which, if borrowed, would be included as Senior Debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after Senior Debt of the Company has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes. See "Description of Notes -- Subordination."

     In addition to being subordinated to all existing and future Senior Debt of the Company, the Notes will not be secured by any of the Company's assets. The Company has provided the lenders under the Senior Credit Facility with first lien deeds of trust on substantially all of the Company's oil and natural gas properties.

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of repurchase. The Indenture will require that prior to such a repurchase, the Company must either repay all outstanding Senior Debt or obtain any required consents to such repurchase. The occurrence of a Change of Control may result in a default under the Senior Credit Facility. If a Change of Control were to occur, the Company may not have the financial resources to repay all of the Senior Debt, the Notes and the other indebtedness that would become payable upon the occurrence of such Change of Control. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

FRAUDULENT CONVEYANCE

     Management of the Company believes that the indebtedness represented by the Notes and the Subsidiary Guarantees is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after the consummation of the Notes Offering, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. See, however, "-- Effects of Leverage." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company or any of the Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's or the Guarantors' obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full and/or (ii) subordinate the Company's or the Guarantors' obligations to the holders of the Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes or the Guarantees.

ABSENCE OF A PUBLIC MARKET FOR NOTES

     There is no existing market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the price at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company has been advised by the Underwriters that, subject to applicable laws and regulations, such firms currently intend to make a market in the Notes after the consummation of the Notes Offering, although they are not obligated to do so and may discontinue any market-making activities with respect to the Notes at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange. See "Underwriting."

CONTROL BY PRINCIPAL SECURITYHOLDERS

     The Company's principal stockholder, FAB, currently owns approximately 49.1% of the outstanding shares of Common Stock. Following the Common Stock Offering and the sale of 300,000 shares held by FAB in the Common Stock Offering, FAB ownership in the Company will be reduced to approximately 39% of the outstanding shares of Common Stock. FAB is a publicly traded Swedish company with two classes of stock, A shares and B shares. There are 1,000,000 outstanding A shares, each of which is entitled to one vote per share, and 13,392,000 outstanding B shares, each of which is entitled to 1/10th of a vote per share. The B shares of FAB are listed on the Stockholm Stock Exchange. The Forss family and its affiliates owned all 1,000,000 A shares and 1,665,333 B shares of FAB as of September 17, 1996. Accordingly, the Forss family had a 49.9% voting interest and a 18.5% economic interest in FAB. Under Swedish law, new issues of FAB securities are subject to preferential rights of existing stockholders which gives the Forss family the ability to maintain voting control over FAB in the event of future stock issuances.

SUBSTANTIAL CAPITAL REQUIREMENTS

     The Company makes, and will continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and natural gas reserves. Historically, the Company has financed these expenditures primarily with proceeds from bank borrowings, the sale of the Subordinated Notes, sales of Common Stock and cash generated by operations. The Company made capital expenditures (including expenditures for acquisitions) of $144.7 million during 1995 and plans to make capital expenditures, not including expenditures for acquisitions, of approximately $110 million in 1996. Management believes that the Company will have sufficient cash provided by operating activities, borrowings under the Senior Credit Facility and proceeds from the Offerings to fund planned capital expenditures in 1996. If revenues decrease as a result of lower oil and gas prices or operating difficulties, or the Company does not complete each of the Offerings, the Company may be limited in its ability to expend the capital necessary to undertake or complete its drilling program in future years. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CERTAIN PROVISIONS OF THE SUBORDINATED NOTES


     It is currently anticipated that in connection with the Common Stock Offering, all of the outstanding Subordinated Notes will be exchanged for 2,343,047 shares of Common Stock, equal to approximately 13% of the outstanding shares of Common Stock, concurrently with the Common Stock Offering. In the event the Common Stock Offering does not occur, the Subordinated Notes may remain outstanding and will rank pari passu with the Notes. In addition, if the Common Stock Offering does not occur, the Subordinated Notes will be redeemable at a substantial premium in the event of a change of control. See "Description of Existing Securities and Senior Credit Facility -- Exchangeable Subordinated Notes."


DRILLING RISKS

     Drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. The Company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition.

ACQUISITION RISKS

     The Company's rapid growth in recent years has been largely the result of acquisitions of producing properties. The Company expects to continue to evaluate and pursue acquisition opportunities which are available on terms management considers favorable to the Company. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company is generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis.

DEPENDENCE ON KEY PERSONNEL

     The Company depends to a large extent on the services of its founder, Stig Wennerstrom, and certain other senior management personnel. The loss of the services of Mr. Wennerstrom and other senior management personnel could have a material adverse effect on the Company's operations. The Company has entered into employment agreements with Messrs. Wennerstrom, J. Russell Porter and E. Joseph Grady. The Company believes that its success is also dependent upon its ability to continue to employ and retain skilled technical personnel.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     The Company's business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, oil and natural gas. The Company's business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. As with any owner of property, the Company is also subject to cleanup costs and liability for hazardous materials, asbestos or any other toxic or hazardous substance that may exist on or under any of its properties. In addition, the Company is subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including amendments to the Oil Pollution Act of 1990 or regulations which may be promulgated thereunder, could have a material adverse effect on the Company. See "Business -- Abandonment Costs," "-- Regulation" and "-- Environmental Matters."

COMPETITION

     The oil and gas industry is highly competitive. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

OPERATING RISKS OF OIL AND GAS OPERATIONS

     The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. The Company's offshore operations also are subject to the additional hazards of marine operations, such as severe weather, capsizing and collision. The availability of a ready market for the Company's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines and trucking or terminal facilities. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased and leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

                                  THE COMPANY

GENERAL

     Forcenergy is an independent oil and gas company engaged in the development, exploration, acquisition and production of domestic oil and natural gas properties. The Company has experienced significant growth in the last five years, primarily through the acquisition of producing properties in the Gulf of Mexico. At December 31, 1995 the Company had net proved reserves of 365 Bcfe, 71% of which were located in the Gulf of Mexico. Approximately 60% of the Company's net proved reserves on such date were natural gas and approximately 69% were classified as proved developed. The Company currently operates approximately 77% of its Gulf of Mexico production.

     The Company's principal executive offices are located at 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129-2237 and its telephone number is (305) 856-8500. Unless the context otherwise requires, the terms "Company" or "Forcenergy" as used in this Prospectus mean Forcenergy Inc and its predecessor entities.

RELATIONSHIP WITH FORCENERGY AB

     The Company was incorporated in Delaware in August 1993 under the name Forcenergy Gas Exploration, Inc. to succeed by merger in September 1993 to the ownership of the oil and gas properties of its predecessor, Forcenergy Partners, L.P. ("Forcenergy Partners"). Forcenergy Partners was a limited partnership in which FAB was a 97% limited partner and a corporation wholly owned by Stig Wennerstrom, the Company's President and Chief Executive Officer, was the 3% general partner. In connection with the foregoing merger, Mr. Wennerstrom received shares in FAB and cash. Forcenergy Partners and its predecessors had been engaged in the domestic oil and gas business since 1982. At the 1996 Annual Meeting of Stockholders held on May 23, 1996, the Stockholders of the Company approved a proposal to amend the Company's Amended and Restated Certificate of Incorporation to effect a change in the name of the Company to "Forcenergy Inc."

     Prior to the Company's initial public offering in August 1995, all of the outstanding shares of Common Stock of the Company were owned by FAB. FAB currently owns approximately 49.1% of the outstanding shares of Common Stock. Following the Common Stock Offering, the ownership of Common Stock by FAB will decrease to approximately 39%. FAB is a publicly traded Swedish company with two classes of stock, A shares and B shares. Each of the 1,000,000 outstanding A shares is entitled to one vote per share, and each of the 13,392,000 outstanding B shares is entitled to 1/10th of a vote per share. The B shares of FAB are listed on the Stockholm Stock Exchange. The Forss family and its affiliates owned all 1,000,000 A shares and 1,665,333 B shares as of September 17, 1996. Accordingly, the Forss family had a 49.9% voting interest and a 18.5% economic interest in FAB.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Prospectus Summary," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 1996 and thereafter, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                             COMMON STOCK OFFERING

     Concurrently with the Notes Offering, the Company and the Selling Stockholders are offering 1,537,958 shares and 1,962,042 shares, respectively, to the public. In addition, in the Common Stock Offering the Company has granted the Underwriters an option to purchase up to 525,000 additional shares of Common Stock to cover over allotments. The consummation of the Notes Offering and the Common Stock Offering are not contingent upon each other and there can be no assurance that the Common Stock Offering will be consummated, and if so, on what terms.

                                USE OF PROCEEDS

     The net proceeds of the Notes Offering are estimated to be approximately $169.6 million. The net proceeds to the Company from the Common Stock Offering are estimated to be approximately $36.0 million (assuming an initial public offering price of $24.75 per share and that the underwriters' over-allotment option is not exercised). The consummation of the Common Stock Offering and the Notes Offering are not contingent on each other. The Company intends to apply the net proceeds of the Offerings to repay outstanding indebtedness under the Senior Credit Facility, which had an outstanding balance of $158.0 million at September 30, 1996. The Senior Credit Facility had a weighted average interest rate at September 30, 1996, of approximately 6.9% and matures on December 31, 1997, at which time the amounts outstanding convert to a term loan with quarterly principal payments due through June 30, 2001. Amounts under the Senior Credit Facility have been used to fund the Company's capital expenditure program for acquisitions of oil and gas properties and for general working capital purposes. The balance of the net proceeds from the Offerings, if any, will be used for general corporate purposes. The Company may reborrow amounts available under the Senior Credit Facility to fund the Company's on-going capital expenditure program and for general working capital purposes. Commitment fees on the unused portion of the facility are due quarterly at an annual rate of 0.5%. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders in the Common Stock Offering.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted to give effect to (i) the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock, (ii) the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes, (iii) the issuance and sale of 1,537,958 shares of Common Stock by the Company pursuant to the Common Stock Offering (assuming an offering price of $24.75 per share in the Common Stock Offering and that the underwriters' over-allotment option is not exercised), (iv) the issuance of $175 million of aggregate principal amount of Notes pursuant to the Notes Offering and (v) the application of the net proceeds from the Offerings as described in "Use of Proceeds" assuming such transactions occurred on June 30, 1996. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the Financial Statements of the Company and the related Notes thereto incorporated by reference elsewhere in this Prospectus.



                                                                          AT JUNE 30, 1996
                                                                      ------------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                      --------     -----------
                                                                           (IN THOUSANDS)
Senior Credit Facility............................................... $135,118      $      --
7% Exchangeable Subordinated Notes(1)................................   40,017             --
  % Senior Subordinated Notes due 2006...............................       --        175,000
                                                                      --------       --------
          Total long-term debt.......................................  175,135        175,000
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares authorized; no
     shares issued and outstanding...................................       --             --
  Common Stock, $.01 par value, 50,000,000 shares authorized;
     18,267,785 issued and outstanding; 22,363,656 shares as
     adjusted(2).....................................................      183            223
  Capital in excess of par value.....................................  163,447        239,040
  Accumulated deficit................................................   (4,920)        (4,920)
                                                                      --------       --------
          Total stockholders' equity.................................  158,710        234,343
                                                                      --------       --------
          Total capitalization....................................... $333,845      $ 409,343
                                                                      ========       ========


---------------

(1) Includes $34 million in aggregate principal amount payable upon maturity and approximately $6.0 million in deferred interest.

(2) Does not include 2,385,424 shares of Common Stock issuable pursuant to outstanding options and warrants to purchase Common Stock held by management and others. As adjusted at June 30, 1996, does not include 2,365,558 shares of Common Stock underlying options and warrants to purchase Common Stock held by management and others.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected historical financial data for the Company as of and for each of the periods indicated. The financial data as of and for each of the four years in the period ended December 31, 1994 are derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accountants. The financial data as of and for the year ended December 31, 1995 is derived from the financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants. The financial data for the six months ended June 30, 1995 and 1996 are derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such interim periods.

                                                                                                               SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                           JUNE 30,
                                                ---------------------------------------------------------     -------------------
                                                 1991        1992        1993         1994         1995        1995        1996
                                                -------     -------     -------      -------      -------     -------     -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues:
    Oil and gas sales.......................... $12,680     $24,937     $49,652(1)   $58,354(1)   $72,147     $34,140     $57,477
    Other......................................     337         475         441(1)       388(1)       494         235         276
                                                -------     -------     -------      -------      -------     -------     -------
                                                 13,017      25,412      50,093       58,742       72,641      34,375      57,753
                                                -------     -------     -------      -------      -------     -------     -------
  Expenses:
    Lease operating............................   4,091       7,769      16,632       23,744       24,507      11,602      16,819
    Depreciation, depletion and amortization...   4,216       8,014      19,889       24,572       31,295      15,560      24,162
    Production taxes...........................     280         606       1,560        1,701        1,868         923       1,653
    General and administrative, net............   1,947       2,523       3,166        6,463        5,670       2,821       3,575
                                                -------     -------     -------      -------      -------     -------     -------
        Total operating expenses...............  10,534      18,912      41,247       56,480       63,340      30,906      46,209
                                                -------     -------     -------      -------      -------     -------     -------
  Income from operations.......................   2,483       6,500       8,846        2,262        9,301       3,469      11,544
  Interest and other income (loss).............     525         197         545          789         (561)        290         237
  Interest expense, net of amounts
    capitalized................................    (233)     (2,303)     (6,192)      (9,529)     (11,668)     (6,519)     (5,913)
                                                -------     -------     -------      -------      -------     -------     -------
  Income (loss) before income taxes............   2,775       4,394       3,199       (6,478)      (2,928)     (2,760)      5,868
  Income tax provision (benefit)(2)............      --          --       2,337       (2,403)      (1,075)     (1,029)      2,188
  Minority interest............................      83         132         107           --           --          --          --
                                                -------     -------     -------      -------      -------     -------     -------
  Net income (loss)(2)......................... $ 2,692     $ 4,262     $   755      $(4,075)     $(1,853)    $(1,731)    $ 3,680
                                                =======     =======     =======      =======      =======     =======     =======
  Net income (loss) per share(2)...............                                      $  (.50)     $  (.14)    $  (.19)    $   .20
                                                                                     =======      =======     =======     =======
UNAUDITED PRO FORMA DATA(2):
  Income before income taxes, including
    minority interest.......................... $ 2,692     $ 4,262     $ 3,092
  Income tax provision......................... $ 1,027     $ 1,639     $ 1,207
                                                -------     -------     -------
  Net income................................... $ 1,665     $ 2,623     $ 1,885
                                                =======     =======     =======
  Net income per share......................... $   .26     $   .41     $   .29
                                                =======     =======     =======
  Weighted average number of shares
    outstanding................................   6,451       6,451       6,520        8,188       12,910       9,040      18,261

                                                                                DECEMBER 31,
                                                         -----------------------------------------------------------     JUNE 30,
                                                          1991         1992         1993         1994         1995         1996
                                                         -------     --------     --------     --------     --------     --------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Property, plant and equipment, net.................... $59,691     $112,441     $152,659     $186,241     $298,832     $356,030
  Total assets..........................................  71,154      127,685      187,786      220,287      335,090      391,674
  Total long-term debt..................................   7,922       75,758      127,234      131,646      130,729      175,135
  Stockholders' equity..................................  48,612       45,252       43,336       71,061      154,961      158,710
OTHER FINANCIAL DATA:
  Ratio of Earnings to Fixed Charges(3).................    12.9x         2.9x         1.4x         0.3x         0.6x         1.7x
  Capital Expenditures(4)...............................  13,751       67,660       53,371       58,169      144,689       81,168
  EBITDA(5).............................................   7,224       14,711       29,280       27,623       40,035       35,943
  EBITDA Interest Coverage(6)...........................    31.0x         6.4x         4.5x         2.5x         2.8x         5.2x
  Debt/EBITDA(7)........................................     1.1x         5.1x         4.3x         4.8x         3.3x         4.9x

---------------

(1) Natural gas liquid revenues for 1993 and 1994 have been reclassified from plant processing and other revenues to oil and gas sales for consistent presentation with 1995 revenues.
(2) Prior to September 14, 1993, the Company was exempt from United States federal and certain state income taxes as a result of its partnership status. The unaudited pro forma data reflects the income tax expense that would have been recorded had the Company not been exempt from paying such income taxes. Net income per share data for 1991, 1992 and 1993 is described as unaudited pro forma because of the Company's former partnership status.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are computed as net income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, on all indebtedness plus amortization of debt issuance costs. Earnings did not cover fixed charges in the years ended December 31, 1995 and 1994 and for the six months ended June 30, 1995 by $5.5 million, $8.0 million and $3.9 million, respectively.


(4) Capital expenditures include acquisitions of oil and gas properties including non-cash items relating to the 1995 Ashlawn Acquisition amounting to $46.4 million.

(5) EBITDA is defined as earnings before interest, taxes, depletion, depreciation and amortization and is presented because it is a widely accepted financial indication of a Company's ability to service and incur debt. EBITDA should not be considered as an alternative to earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.
(6) Represents multiple by which EBITDA exceeds interest expense paid for period presented.
(7) Represents multiple by which total long-term debt exceeds EBITDA.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma statement of operations for the six months ended June 30, 1996 gives effect to the Amerada Hess Acquisition, the Notes and Common Stock Offerings, the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes as if they had been consummated on January 1, 1995. The unaudited pro forma statement of operations for the year ended December 31, 1995 gives effect to the Conoco Acquisition, the Ashlawn Acquisition and certain other smaller acquisitions consummated prior to the 1995 Initial Public Offering ("the 1995 Acquisitions"), the 1995 Initial Public Offering, the Amerada Hess Acquisition, the Notes and Common Stock Offerings, the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and the exercise of options to purchase 214,866 shares of Common Stock by certain holders of the Subordinated Notes as if they had occurred on January 1, 1995. The unaudited pro forma balance sheet as of June 30, 1996 gives effect to the Notes and Common Stock Offerings and includes the assumed conversion of the 7% Exchangeable Subordinated Notes to Common Stock of the Company pursuant to the provisions of the Note Exchange and Registration Rights Agreement, as amended ("ESN Conversion") and the exercise of 214,866 options to purchase Common Stock by certain holders of the Subordinated Notes, as if they had occurred on June 30, 1996. The 1995 Acquisitions and the Amerada Hess Acquisition have been accounted for using the purchase method of accounting. Such unaudited pro forma financial information has been prepared based on estimates and assumptions deemed by the Company to be appropriate and does not purport to be indicative of the financial position or results of operations which would actually have been obtained if the 1995 Acquisitions, the Amerada Hess Acquisition, the 1995 Initial Public Offering, the Notes and Common Stock Offerings and the ESN Conversion had occurred as presented in such statements or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to oil and gas production declines, price changes, future supply and demand, financial instrument agreements, future acquisitions and other factors. See "Management's Discussion and Analysis of Financial Condition and Result of Operations."



     The pro forma financial information should be read in conjunction with the historical financial statements of the Company and the audited financial information on the Conoco and Ashlawn Acquisitions and the Amerada Hess Acquisition which are incorporated herein by reference.

                                 FORCENERGY INC

                       PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996

                                                                        PROFORMA ADJUSTMENTS
                                                                     ---------------------------
                                     FORCENERGY     AMERADA HESS     AMERADA HESS
                                     HISTORICAL     ACQUISITION(A)   ACQUISITION       OFFERINGS      PRO FORMA
                                     ----------     ------------     ------------      ---------      ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Oil and gas sales................    $57,477         $9,263           $    --          $    --       $66,740
  Other............................        276              0                --               --           276
                                       -------         ------           -------          -------       -------
          Total revenues...........     57,753          9,263                --               --        67,016
Operating Expenses:
  Lease operating..................     16,819          2,317                --                         19,136
  Depletion, depreciation and
     amortization..................     24,162             --             3,958(b)            --        28,120
  Production taxes.................      1,653             --                --               --         1,653
  General and administrative,
     net...........................      3,575             --                --               --         3,575
                                       -------         ------           -------          -------       -------
          Total operating
            expenses...............     46,209          2,317             3,958                0        52,484
                                       -------         ------           -------          -------       -------
Income (loss) from operations......     11,544          6,946            (3,958)               0        14,532
Interest and other
  income...........................        237             --                --            1,667(c)      1,904
Interest expense, net..............     (5,913)            --                 0           (1,358)(d)    (7,271)
                                       -------         ------           -------          -------       -------
Income (loss) before income taxes..      5,868          6,946            (3,958)             309         9,165
Income tax provision...............      2,188             --             1,115(e)           115(e)      3,418
                                       -------         ------           -------          -------       -------
Net income (loss)..................    $ 3,680         $6,946           $(5,073)         $   194       $ 5,747
                                       =======         ======           =======          =======       =======
Net income (loss) per share........    $  0.20                                                         $  0.26
                                       =======                                                         =======
Weighted average shares
  outstanding......................     18,261                                                          22,356

                                 FORCENERGY INC

                       PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                                                   PRO FORMA ADJUSTMENTS
                              FORCENERGY          1995          AMERADA HESS     --------------------------
                             HISTORICAL(F)   ACQUISITIONS(F)   ACQUISITION(G)    ACQUISITIONS     OFFERINGS     PRO FORMA
                             -------------   ---------------   ---------------   ------------     ---------     ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Oil and gas Sales........     $ 72,147          $8,009           $13,639          $    --         $    --      $ 93,795
  Other....................          494              27                --               --              --           521
                                --------          ------           -------          -------         -------      --------
          Total revenues...       72,641           8,036            13,639               --              --        94,316
Operating Expenses:
  Lease operating..........       24,507           2,596             5,639               --              --        32,742
  Depletion, depreciation
     and amortization......       31,295             699                --            9,457(b)           --        41,451
  Production taxes.........        1,868             552                --               --              --         2,420
  General and
     administrative, net...        5,670             621                --             (621)(h)          --         5,670
                                --------          ------           -------          -------         -------      --------
          Total operating
            expenses.......       63,340           4,468             5,639            8,836              --        82,283
                                --------          ------           -------          -------         -------      --------
Income (loss) from
  operations...............        9,301           3,568             8,000           (8,836)             --        12,033
Interest and other income
  (loss)...................         (561)             --                --               --           4,682(c)      4,121
Interest expense, net......      (11,668)           (183)               --               --          (2,394)(d)   (14,245)
                                --------          ------           -------          -------         -------      --------
Income (loss) before income
  taxes....................       (2,928)          3,385             8,000           (8,836)          2,288         1,909
Income tax provision
  (benefit)................       (1,075)             --                --              935(e)        853(e)          713
                                --------          ------           -------          -------         -------      --------
Net income (loss)..........       (1,853)          3,385             8,000           (9,771)          1,435         1,196
                                ========          ======           =======          =======         =======      ========
Net income (loss) per
  share....................        (0.14)                                                                            0.05
Weighted average shares
  outstanding..............       12,910                                                                           22,346

                                 FORCENERGY INC

                            PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1996

                                    ASSETS:

                                                     HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                     ----------       -----------       ---------
Current Assets:
  Cash.............................................    $    173         $   3,386(i)     $ 74,052
                                                                           36,011(j)
                                                                          169,600(k)
                                                                         (135,118)(l)
  Accounts receivable, net.........................      18,312                --          18,312
  Other current assets.............................       8,829                --           8,829
                                                       --------         ---------        --------
          Total current assets.....................      27,314            73,879         101,193
                                                       --------         ---------        --------
  Investment in surety bonds, at cost..............       3,813                --           3,813
                                                       --------         ---------        --------
  Property, plant and equipment, at cost (full cost
     method) net of accumulated depletion,
     depreciation and amortization.................     356,030                --         356,030
                                                       --------         ---------        --------
  Other assets.....................................       4,517            (1,537)(m)       8,380
                                                                            5,400(k)
                                                       --------         ---------        --------
                                                       $391,674         $  77,742        $469,416
                                                       ========         =========        ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities:
  Accounts payable.................................    $ 13,271         $      --        $ 13,271
  Other accrued liabilities........................      29,140                --          29,140
                                                       --------         ---------        --------
          Total current liabilities................      42,411                --          42,411
                                                       --------         ---------        --------
Long-term debt.....................................     175,135           (34,000)(m)     175,000
                                                                           (6,017)(m)
                                                                          175,000(k)
                                                                         (135,118)(l)
                                                       --------         ---------        --------
Deferred income taxes..............................      15,418             2,244(m)       17,662
                                                       --------         ---------        --------
Stockholders' Equity
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized; none issued or outstanding........          --                --              --
  Common stock, $.01 par value, 50,000,000 shares
     authorized; 18,267,785 and 22,363,656 issued
     and outstanding at historical June 30, 1996
     and proforma June 30, 1996, respectively......         183                23(m)          223
                                                                                2(i)
                                                                               15(j)
  Capital in excess of par value...................     163,447            36,213(m)      239,040
                                                                            3,384(i)
                                                                           35,996(j)
  Accumulated deficit..............................      (4,920)               --          (4,920)
                                                       --------         ---------        --------
          Total stockholders' equity...............     158,710            75,633         234,343
                                                       --------         ---------        --------
Total Liabilities and Stockholders' Equity.........    $391,674         $  77,742        $469,416
                                                       ========         =========        ========

                                 FORCENERGY INC

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

1. BASIS FOR PRESENTATION OF PRO FORMA FINANCIAL STATEMENTS


     The pro forma financial information should be read in conjunction with the historical financial statements of the Company and the audited financial information on the Conoco and Ashlawn Acquisitions and the Amerada Hess Acquisition which are included herein by reference.



     The unaudited pro forma statement of operations for the six months ended June 30, 1996 gives effect to the Amerada Hess Acquisition and the Notes and Common Stock Offerings, the conversion of the Subordinated Notes into 2,343,047 shares of Common Stock and the exercise of options to produce 214,866 of Common Stock by certain holders of the Subordinated Notes as if they had been consummated on January 1, 1995. The unaudited pro forma statement of operations for the year ended December 31, 1995 gives effect to the Conoco Acquisition, the Ashlawn Acquisition and certain other smaller acquisitions consummated prior to the 1995 Initial Public Offering ("the 1995 Acquisitions"), the 1995 Initial Public Offering, the Amerada Hess Acquisition, the Notes and Common Stock Offerings, the conversion of the subordinated Notes into 2,343,047 shares of Common Stock and the exercise of options to produce 214,866 of Common Stock by certain holders of the Subordinated Notes as if they had occurred on January 1, 1995. The unaudited pro forma balance sheet as of June 30, 1996 gives effect to the Notes and Common Stock Offerings and includes the assumed conversion of the Subordinated Notes to Common Stock of the Company pursuant to the provisions of the Note Exchange and Registration Rights Agreement, as amended ("ESN Conversion") and the exercise of 214,866 options to purchase Common Stock by certain holders of the Subordinated Notes, as if they had occurred on June 30, 1996. The 1995 Acquisitions and the Amerada Hess Acquisition have been accounted for using the purchase method of accounting. Such unaudited pro forma financial information has been prepared based on estimates and assumptions deemed by the Company to be appropriate and does not purport to be indicative of the financial position or results of operations which would actually have been obtained if the 1995 Acquisitions, the Amerada Hess Acquisition, the 1995 Initial Public Offering, the Notes and Common Stock Offerings had occurred as presented in such statements or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to oil and gas production declines, price changes, future supply and demand, financial instrument agreements, future acquisitions and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


2. ADJUSTMENTS

     (a) This column reflects the historical oil and gas revenues and direct operating expenses of the properties acquired pursuant to the Amerada Hess Acquisition for the six-month period ended June 30, 1996.

     (b) Adjustment to reflect the depletion, depreciation and amortization of oil and gas properties giving consideration to applicable acquisitions.


     (c) Adjustment to reflect interest income assumed at 4.5% earned on invested cash assuming the following transactions occurred on January 1, 1995: receipt of $55.7 million in net proceeds from the 1995 Initial Public Offering, $169.6 million in net proceeds from the Notes Offering, $34.9 million in net proceeds from Common Stock Offering (1,537,958 shares at an assumed offering price of $24.75 per share) and repayment of outstanding borrowings under the Senior Credit Facility of $95.0 million, payment for the 1995 Acquisitions and Amerada Hess Acquisition of $51.3 million and $6.9 million, respectively, and also taking into consideration other cash in-flows and out-flows during the respective periods. If the Company assumed no interest income on the excess proceeds from these transactions and if interest expense were based only on average borrowings outstanding for the applicable periods, the proforma amount of net income and net income per share would be

                                 FORCENERGY INC

$3.1 million and $.15, respectively, for the year ended December 31, 1995 and $5.9 million and $.28, respectively, for the six months ended June 30, 1996.


     (d) Increase in interest expense assuming the $175 million Notes Offering closed on January 1, 1995 at an assumed interest rate of 9.25%, including adjustments for debt issuance cost and capitalized interest.


     (e) Adjustment to income tax expense reflecting the results of the transactions contemplated herein.


     (f) Forcenergy Historical results of operations include the historical results of operations of oil and gas revenues and direct operating expenses, as applicable, for the 1995 Acquisitions from the respective closing dates to December 31, 1995 and the 1995 Acquisitions column include the 1995 Acquisitions results from January 1, 1995 to closing dates.

     (g) This column indicates the historical oil and gas revenues and direct operating expenses of the Amerada Hess Acquisition for the year ended December 31, 1995.

     (h) Additional general and administrative expense was not incurred as a result of the 1995 Acquisitions.

     (i) Adjustment to reflect the exercise of options to purchase 214,866 shares of Common Stock at an exercise price of $15.76 per share by certain holders of the Subordinated Notes.

     (j) Adjustment reflecting the net proceeds from the sale of 1,537,958 shares of Common Stock at an assumed price of $24.75 per share.

     (k) Adjustment reflecting the issuance of $175,000,000 in Notes with an assumed interest rate of 9.25%.

     (l) Adjustment for repayment of outstanding borrowings under the Senior Credit Facility.

     (m) Adjustment to reflect conversion of $34.0 million in Subordinated Notes at $14.51 per share into 2,343,047 shares of Common Stock, which includes reversal of debt issuance cost and deferred interest (and related deferred taxes thereon).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist in an understanding of the Company's historical financial position and results of operations for each year of the three-year period ended December 31, 1995 and the unaudited six-month periods ended June 30, 1995 and 1996. The Company's historical financial statements and notes thereto included elsewhere in this Prospectus contain detailed information that should be referred to in conjunction with the following discussion.

GENERAL

     Forcenergy was organized in September 1993 to succeed by merger to the ownership of oil and gas properties held by Forcenergy Partners. Forcenergy Partners and its predecessors commenced oil and gas operations in 1982 and focused primarily on non-operated working interests in onshore properties. Since 1990, the Company has primarily focused its activities on acquiring Gulf of Mexico offshore properties and has completed 22 acquisitions of offshore or Gulf Coast properties at a total cost of $197.7 million. At December 31, 1995, the Company had net proved reserves of 365 Bcfe, 71% of which were offshore and 69% of which were classified as proved developed.

     The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas, oil and condensate, which are dependent upon numerous factors beyond the Company's control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been very volatile, and future decreases in oil and gas prices could have a material adverse effect on the Company's financial position, results of operations, quantities of oil and gas reserves that may be economically produced and access to capital.

     The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost or fair value of unproved properties, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on December 31, 1995 which are not offset by other factors could result in a writedown for impairment of oil and gas properties.

     For accounting purposes, the Company accrues interest on the Subordinated Notes at 13% per annum; however, the current cash interest expense of such Subordinated Notes is 7%. The difference is reflected in the Company's cash flow statement as deferred interest. The deferred interest totaling $6.4 million at August 31, 1996 will be reflected as an increase to stockholders' equity (net of applicable deferred taxes) upon conversion of the Subordinated Notes into Common Stock concurrently with the Common Stock Offering. See "-- Liquidity and Capital Resources."

     Revenues from natural gas production are recorded using the sales method, net of royalties and net profits interests. When sales volumes exceed the Company's entitled share, an over-produced imbalance occurs. To the extent the over-produced imbalance exceeds the Company's share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. Management does not believe that the Company has any material overproduced gas imbalances.

     At September 30, 1996, the Company had an aggregate of $11.3 million in net operating loss carry forwards for federal income tax purposes which are subject to annual limitations on utilization. Future income tax liabilities and the impact of the alternative minimum tax will vary depending upon the number of wells drilled, intangible drilling costs incurred and other investments in oil and gas properties by the Company.

RESULTS OF OPERATIONS

  PRODUCTION DATA

     The following table sets forth the Company's historical oil and natural gas production data during the periods indicated:

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                           -----------------------------    ------------------
                                            1993       1994       1995       1995       1996
                                           -------    -------    -------    -------    -------
Production:
  Liquids (Mbbls)(1).....................    1,425      1,753      2,343      1,059      1,778
  Natural gas (Mmcf).....................   12,025     17,121     21,112     11,172     12,772
  Total (Mmcfe)..........................   20,575     27,639     35,170     17,526     23,440
Average sales prices:
  Liquids (per Bbl)......................  $ 16.65    $ 15.04    $ 16.46    $ 15.91    $ 16.75
  Natural gas (per Mcf)..................     2.16       1.87       1.59       1.55       2.17
Expenses (per Mcfe):
  Lease operating........................  $   .81    $   .86    $   .70    $   .66    $   .72
  Production taxes.......................      .08        .06        .05        .05        .07
  Depreciation, depletion and
     amortization........................      .96        .88        .88        .89       1.03
  General and administrative.............      .15        .23        .16        .16        .15

---------------
(1) Includes crude oil, condensate and natural gas liquids.

  COMPARISON OF THE SIX MONTH PERIODS ENDED JUNE 30, 1995 AND 1996


     Operating and Net Income. Operating income increased from $3.5 million for the six month period ended June 30, 1995 to $11.5 million for the six month period ended June 30, 1996, a 229% increase. The Company reported a net loss of $1.7 million for the six months ended June 30, 1995 compared to net income of $3.7 million for the same period of 1996. The improvement in both operating income and net income for the first six months of 1996 was attributable primarily to higher production volumes, without a commensurate increase in lease operating expenses and higher net realized oil and gas prices.


     Production. Net liquids production increased from 1,059 Mbbls in the six month period ended June 30, 1995 to 1,778 Mbbls for the six month period in 1996, a 68% improvement. Net gas production increased 14%, from 11,172 Mmcf reported for the six month period ended June 30, 1995 to 12,772 Mmcf reported for the same period of 1996. On an equivalent unit basis, oil and gas production was 17,526 Mmcfe for the six month period ended June 30, 1995 compared to 23,440 Mmcfe produced in the same six month period of 1996, an improvement of 34%. The increase in both oil and gas production was attributable to new production from oil and gas properties acquired in 1995 and from successful development and exploratory drilling and workover programs begun in late 1995 and continuing through 1996.

     Revenues. Revenues increased 68% from $34.4 million reported for the 1995 six month period to $57.8 million for the same period in 1996, primarily due to higher production volumes and higher net realized oil and gas prices. Average net realized liquids prices increased from $15.91 per barrel for the six month period ended June 30, 1995 to $16.75 per barrel received in the comparable 1996 period, an increase of 5%. Average net realized gas prices rose 40% from $1.55 per Mcf reported in the first six months of 1995 to $2.17 per Mcf reported for the same period of 1996.

     Average net realized oil prices (excluding natural gas liquids) for the 1996 six month period were $17.01 per barrel compared to an average of $19.03 per barrel that would have been received before the effects of hedging, resulting in a hedging related $3.4 million reduction in oil revenues for the period. Average net realized gas prices for the six months were $2.17 per Mcf compared to an average of $2.31 per Mcf, that would have been received before the effects of hedging, resulting in a hedging related $1.8 million reduction in gas revenues for the six month period ended June 30, 1996. Effects of hedging activities were not significant in the six months ended June 30, 1995.

     Lease Operating Expenses. Lease operating expenses for the first six months of 1995 were $11.6 million compared to the $16.8 million reported for the same period of 1996, an increase primarily due to new fields acquired during 1995 and to non-recurring workover repair and maintenance activities in 1996. On an equivalent unit of production basis, expenses increased from $.66 per Mcfe in the 1995 six month period to $.72 in the comparable 1996 period, an increase attributable primarily to non-recurring repair and maintenance expenditures and the addition of new Gulf of Mexico properties.

     Depletion, Depreciation and Amortization ("DD&A"). DD&A increased from $15.6 million for the 1995 six month period to $24.2 million reported for the comparable 1996 period. The increase was attributable to higher production levels, and to an increase in the DD&A rate per unit of production to $1.03 per Mcfe in the first six months of 1996 from $.89 in the same period last year.

     General and Administrative Expenses. General and administrative expenses increased from $2.8 million for the first six months of 1995 to $3.6 million for the comparable 1996 period, primarily due to the overall growth of the Company during the latter half of 1995 and the first six months of 1996. However, on an equivalent Mcfe produced basis, general and administrative expenses have remained relatively constant, $.16 per Mcfe for the first six months of 1995 compared to $.15 per Mcfe in the 1996 period.

     Interest Expense. Interest expense, net of amounts capitalized, declined 9% from $6.5 million in the first six months of 1995 to $5.9 million for the same period this year. The decrease in interest expense resulted primarily from lower interest rates on the Company's Senior Credit Facility in 1996, which was partially offset by higher 1996 debt levels.

     Income Tax Provision (Benefit). Income tax expense increased to $2.2 million from a benefit of $1.0 million in the first six months of 1995 due to the improvement in results of operations compared to the same period last year.

  COMPARISON OF THE YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1995

     Operating and Net Income. Operating income increased 304%, from $2.3 million in 1994 to $9.3 million in 1995. The Company's net loss for 1994 was $4.1 million compared with a net loss for 1995 of $1.9 million. These improvements were attributable to higher oil and gas production and lower per unit lease operating costs.

     Production. Forcenergy's total net equivalent production increased to 35.2 Bcfe in 1995, 28% more than the 27.6 Bcfe produced in 1994, due primarily to the acquisition of additional offshore properties in late 1994 and in early 1995 and the addition of new production attained from the successful 1995 drilling program. See "Business -- 1995 and 1996 Offshore and Gulf Coast Drilling Activity." Net oil production increased by 34%, from 1,753 Mbbls in 1994 to 2,343 Mbbls in 1995 and net gas production increased by 23% from 17.1 Bcf in 1994 to 21.1 Bcf in 1995.

     Revenues. Total revenues increased 24% from $58.7 million in 1994 to $72.6 million in 1995, primarily because of the higher volume of oil and gas produced, which in turn resulted from acquisitions closed during 1995 and from the Company's successful drilling program. Oil revenues for the year increased by 46% from $26.3 million in 1994 to $38.4 million in 1995. Average net realized oil prices of $16.46 per barrel in 1995 were 9% higher than the $15.04 per barrel received in 1994. Gas revenues rose from $31.9 million in 1994 to $33.6 million in 1995 or 5%; however, average net realized gas prices declined to $1.59 per Mcf in 1995, 15% below the $1.87 average received in 1994.

     Lease Operating Expenses. Lease operating expenses increased by $763,000, or 3%, from 1994 to 1995 due to the addition of new properties; however, on a per Mcfe produced basis, costs declined 19% from $.86 per Mcfe in 1994 to $.70 per Mcfe in 1995. This decline in the per unit cost was attributable to the Company's success in adding new production through development of new reserves from existing properties and facilities and through acquiring new properties that provide operating synergies with existing properties.

     Depletion, Depreciation and Amortization ("DD&A"). Total DD&A increased 27% from $24.6 million during 1994 to $31.3 million during 1995, primarily as a result of higher production volumes in 1995 as the DD&A rate was substantially the same for both years.

     General and Administrative. General and administrative expenses declined 12% from $6.5 million incurred in 1994 to $5.7 million in 1995. The costs for 1994 reflected higher third-party engineering and consulting fees associated with several acquisition possibilities that never occurred. Additionally, the Company billed more general and administrative expenses, as provided for in joint operating agreements, to joint interest owners in 1995 due to the increased drilling activity.

     Interest Expense. Interest expense, net of amounts capitalized, increased 23% from $9.5 million in 1994 to $11.7 million in 1995. This increase was primarily attributable to the acquisition related increases in the Company's debt levels prior to the repayment of a portion of that debt with proceeds from the Company's initial public offering and amortization of debt issuance costs associated with the Company's $8.0 million bridge loan that was repaid in 1995.

     Interest and Other Income. Interest and other income (loss) reflected a net charge of $561,000 in 1995 compared with income of $789,000 in 1994. The 1995 charge included a non-cash adjustment to certain balance sheet items associated with activities in previous years. Interest income was $454,000 in 1994 compared to $474,000 in 1995.

     Income Tax Provision (Benefit). The income tax benefit decreased from $2.4 million in 1994 to $1.1 million in 1995, due to the improvement in the results of operations.

  COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND DECEMBER 31, 1994

     Operating and Net Income. Income from operations decreased by 74% from $8.8 million in 1993 to $2.3 million in 1994. The decline in income from operations was primarily the result of a decline in the average realized prices for oil and gas sales and the incurrence of additional operating and administrative costs as the Company undertook full operations of additional Gulf of Mexico properties. Net income was $0.8 million in 1993 as compared to a net loss of $4.1 million in 1994.

     Production. The Company's production increased 34% from 20.6 Bcfe in 1993 to 27.6 Bcfe in 1994, primarily as a result of the acquisitions of properties and higher volumes in the second half of 1994 due to the Company's 1994 development program. Oil production volume of 1,753 Mbbls in 1994 increased by 23% as compared to 1993 production volume of 1,425 Mbbls. Gas production of 17.1 Bcf in 1994 increased by 42% as compared to 1993 production of 12.0 Bcf.

     Revenues. Total revenues increased 17% from $50.1 million in 1993 to $58.7 million in 1994. Oil sales increased by 11% from $23.8 million in 1993 to $26.3 million in 1994. Average net realized oil prices of $16.65 in 1993 decreased by 9% to $15.04 in 1994. Gas sales increased by 23% from $25.9 million in 1993 to $31.9 million in 1994. Average net realized gas prices declined 13% from $2.16 in 1993 to $1.87 in 1994. The increase in volumes primarily reflects the acquisition of offshore properties and increases in production during the second half of 1994 as a result of the Company's development program.

     Lease Operating Expenses. Lease operating expenses increased by $7.1 million or 43% in 1994 as compared to 1993 due to the addition of new offshore fields acquired in late 1993 and 1994. On an Mcfe basis, lease operating costs increased by 6% from $.81 in 1993 to $.86 in 1994. This per unit operating cost increase was primarily the result of increased offshore facility maintenance on properties acquired during 1994 and increased costs associated with supplemental bonding requirements for offshore properties, which costs were incurred prior to the benefit of any development activities on such properties.

     Depletion, Depreciation and Amortization. Total DD&A increased by $4.7 million or 24% from $19.9 million in 1993 to $24.6 million in 1994. The increase in total DD&A in 1994 was primarily attributable to increased production added by acquisitions. DD&A per Mcfe declined 8% from $.96 in 1993 to $.88 in 1994 due to the acquisition of additional proved reserves at a lower cost per Mcfe.

     General and Administrative. General and administrative expenses increased from $3.2 million in 1993 to $6.5 million in 1994. This increase was primarily the result of increased engineering and support staff for the New Orleans office which was opened in March 1993 and increased legal and consulting costs incurred to evaluate potential offshore property acquisitions.

     Interest Expense. Interest expense, net of amounts capitalized, increased by 53% from $6.2 million in 1993 to $9.5 million in 1994. This increase was attributable to additional borrowings for acquisition financing combined with an increase in market interest rates in 1994 under the Senior Credit Facility, inclusion of a full year's interest expense for the Subordinated Notes and a full year's amortization of debt issuance costs associated with the Senior Credit Facility and the Subordinated Notes in 1994.

     Income Tax Provision (Benefit). The provision for income taxes decreased by $4.7 million from a provision of $2.3 million in 1993 to a benefit of $2.4 million in 1994 due to a pre-tax loss of $6.5 million in 1994 and the FASB 109, "Accounting for Income Taxes" deferred tax adjustment of $2.4 million recorded in 1993. This one time adjustment was made to reflect the book and tax timing differences for assets and liabilities existing on September 14, 1993 as a result of merger transactions which converted Forcenergy Partners, the Company's predecessor, into a taxable U.S. corporation.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its operations, acquisitions, capital expenditures and working capital requirements from cash flow from operations, bank borrowings and private and public placements of debt and equity securities. The Company's primary sources of funds for each of the past three years and the six months ended June 30, 1995 and 1996 are reflected in the following table (in thousands):

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                        -------------------
                                     1993        1994        1995        1995        1996
                                    -------     -------     -------     -------     -------
    Net cash provided by
      operating activities.......   $19,473     $22,433     $28,574     $17,641     $26,815
    Net borrowings under the
      Senior Credit Facility.....    28,881       6,872      (2,957)     22,604      43,063
    Proceeds from issuance of
      Subordinated Notes.........    34,000          --          --          --          --
    Proceeds from issuance of
      Common Stock...............     2,200      31,800      55,753          --          --
    Proceeds from Bridge Loan....        --          --       8,000       8,000          --

     In the first six months of 1996, the Company generated approximately $26.8 million in cash from operations and borrowed, net of repayments, approximately $43.1 million under its Senior Credit Facility. The Company's cash flow from operations has increased significantly during 1996 because of the additional production from acquired properties and new production derived from development drilling and workovers. The Company had negative working capital of $11.8 million at December 31, 1995 and $15.1 million at June 30, 1996. Both the negative working capital and increase in borrowings under the Senior Credit Facility are primarily attributable to an increase in drilling expenditures under the Company's active 1996 drilling program and to acquisitions of oil and gas properties.


     Capital expenditures including accruals were $58.2 million and $144.7 million during 1994 and 1995, respectively. Cash capital expenditures were $59.2 million during the first six months of 1996, which includes $15.6 million in cash payments on capital costs accrued at December 31, 1995. In addition, the Company had capital expenditures accrued at June 30, 1996 equaling $25.2 million. The Company's capital expenditure budget for 1996 is approximately $110 million. The Company intends to continue its exploration and development programs during 1996 and expects that those expenditures will be funded by cash flow from operations and periodic borrowings under its Senior Credit Facility. Cash expenditures for acquisitions totaled $16.8 million for the six months ended June 30, 1996, $4.3 million of which was for amounts accrued at December 31,1995. The Company will continue to pursue property acquisitions of various sizes, funding for which is expected to be provided by cash flow from operations, the proceeds of the Offerings, funds available through the Company's Senior Credit Facility or other financing sources to be negotiated, as needed.



     In December 1995, the Company amended its Senior Credit Facility to extend its maturity date and to lower borrowing rates on amounts advanced under the facility. The termination date on the revolving credit loan was extended to December 31, 1997, at which time the outstanding amount becomes a term loan with future annual principal payments, as a percentage of the principal balance outstanding at the time of conversion to the term loan, of 36% in 1998, 30% in 1999, 23% in 2000 and 11% in 2001. The term loan matures on June 30, 2001. Effective April 26, 1996, the Company renegotiated the Senior Credit Facility to provide for a commitment of $195 million with a current borrowing base of $175 million. On September 30, 1996, the borrowing base was increased to $195 million. At September 30, 1996, the Company had $29.9 million available under the Senior Credit Facility. Subsequent to the closing of the Offerings and, at the direction of the Company, the borrowing base under the Senior Credit Facility will be reduced to $50 million from the current borrowing base of $195 million. The maximum commitment of $195 million will remain in effect.


     Borrowings under the Senior Credit Facility bear interest, at the Company's option, at either the prime rate or LIBOR plus 1.375%. Interest on the prime loans are due quarterly and interest on the LIBOR loans are due at the end of the designated interest period. The Senior Credit Facility is secured by substantially all of the Company's oil and gas properties. The Senior Credit Facility contains certain covenants of the Company, including maintenance of minimum tangible net worth, certain financial ratios and certain restrictions on liens.

     Revenues generated from operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future as prices are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These uncontrollable factors include, but are not limited to, the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels and political and economic conditions in the Middle East and Canada that can affect the supply and price of foreign oil and natural gas. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect the Company's financial condition, liquidity and results of operations. Lower prices also may reduce the amount of reserves that can be produced economically as well as limit the Company's ability to continue to exploit and develop the existing reserve base.

     The Company utilizes forward sales contracts and commodity swaps for portions of its current net oil and gas production to achieve more predictable cash flows and to reduce its exposure to fluctuations in oil and gas prices. The remaining portion of current net production has not been hedged so as to provide the Company the opportunity to benefit from increases in prices on that portion of the production, should price increases materialize. As of October 1,1996, the Company had entered in to future sales and swap contracts as a hedge against possible price declines that effectively fixed sales prices on approximately 76% of the Company's estimated net oil production for the remainder of the year and for approximately 60% of the Company's estimated net gas production for the remainder of 1996, based on current production levels, at $18.05 per barrel and $2.03 per Mcf, respectively.

     On March 1, 1995, the Company entered into an $8 million bridge loan. Borrowings under the bridge loan were used to repay $4.9 million of indebtedness under the Senior Credit Facility and to pay $3.1 million in connection with the acquisition of producing properties in April 1995. Amounts outstanding under the bridge loan were repaid with a portion of the proceeds of the initial public offering.

     In August 1995, the Company completed its initial public offering and received net proceeds of $55.7 million. In addition to repaying borrowings under the bridge loan, the Company used the proceeds from the offering to complete the acquisition of Ashlawn and to repay a portion of the Senior Credit Facility.

     Management believes that cash flow from operations, available borrowings under the Senior Credit Facility and the net proceeds of the Offerings will be adequate to meet future liquidity needs, including satisfying the Company's financial obligations and funding its capital program. If revenues decrease as a result of lower oil or gas prices or operating difficulties or if the Notes Offering is not consummated, the Company may be required to re-evaluate its future capital expenditures.

                                    BUSINESS

OVERVIEW

     Forcenergy Inc ("Forcenergy" or the "Company") is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of domestic oil and natural gas properties. The Company has experienced significant growth in the last five years, primarily through the exploration, enhancement and development of acquired working interests in producing properties in the Gulf of Mexico. At December 31, 1995, the Company had net proved reserves of 365 Bcfe, 71% of which were located in the Gulf of Mexico. Approximately 60% of the Company's net proved reserves on such date were natural gas and approximately 69% of proved reserves were classified as proved developed. The Company currently operates approximately 77% of its Gulf of Mexico production.

STRATEGY

     The Company's business strategy is to increase its reserves and cash flow through the development, exploration, acquisition and exploitation of producing properties in the shallow waters (less than 350 feet) of the Gulf of Mexico. Management believes that the Company's high quality asset base positions it for growth through a program of further development through selective exploitation and exploratory drilling and through the enhancement of production performance through workovers and recompletions. The Company emphasizes the use of 3-D seismic and computer-aided exploration technology together with geologic and engineering studies of its properties to evaluate and prioritize drilling prospects. Focusing drilling activities on producing properties in a relatively concentrated area in the Gulf of Mexico permits the Company to utilize its base of geological, engineering and production experience in the region to maximize drilling success and to minimize finding and development costs. Furthermore, the Company's concentration of drilling activities on its producing properties allows the utilization of existing infrastructure which greatly reduces incremental lease operating expenses and costs associated with new production facilities. The Company plans to continue to pursue acquisitions of working interests in producing properties that offer further development potential as well as providing operating synergies with existing properties. As a complement to its acquisition strategy, the Company also participates in exploration plays both onshore and in the Gulf of Mexico.

OPERATIONS

     Quality of Asset Base; Drilling Prospects. The Company holds interests in or rights to 81 lease blocks in federal and state waters in the Gulf of Mexico, including a 100% working interest in 32 lease blocks and a 50% or greater working interest in 18 other lease blocks. The Company believes it has assembled at least a three to five year inventory of development, exploitation and exploratory drilling opportunities in the Gulf of Mexico on acreage held by production. Most of the properties comprising this inventory are located in fields which have prolific production histories and which the Company believes may yield significant additional reserves through the application of modern exploration and development technologies. The Company is pursuing the development of these offshore properties through a combination of development drilling, recompletions and workovers and exploratory drilling. During 1995, the Company successfully drilled seven of nine exploratory wells and ten of ten development wells in the Gulf of Mexico and undertook eight recompletions and 24 workover projects, resulting in initial net production increases of 4,392 Bbls/d of oil and 27,496 Mcf/d of gas. The Company plans to drill 20 development wells in 1996, 14 of which were successfully completed in the first eight months of 1996, and the Company also has budgeted to drill 20 recompletions and 21 workover projects on its properties in the Gulf of Mexico during 1996, of which 27 have been completed to date. In addition, eight exploratory wells have been scheduled during the year to provide the Company with exposure to higher risk, higher potential prospects. Of the eight planned exploratory wells, four have been drilled and successfully completed, and four remain to be drilled. The Company anticipates that approximately $98.6 million of its $110 million capital expenditure budget for 1996 not including acquisition expenditures, will be spent on these projects.

     Control of Operations and Costs. The Company prefers to operate its offshore properties in order to more effectively manage production performance while controlling operating expenses and the timing and amount of capital expenditures. Forcenergy operates 90 structures and 242 wells in the Gulf of Mexico. Management believes that the operating expertise and experience of its personnel in the Gulf of Mexico have been instrumental in its ability to significantly enhance and improve production rates and cash flow with minor incremental costs. A significant portion of the drilling prospects the Company expects to pursue during the next three to five years are accessible from existing production facilities operated by the Company. This base of operations will enable the Company to reduce its per unit operating costs if higher production volumes are realized. As a result of these factors, the Company improved its lease operating expense from $.86 per Mcfe of production in 1994 to $.70 per Mcfe in 1995 to $.69 per Mcfe for the eight months ending August 31, 1996.

     Technology. The Company uses advanced technology in its exploration and development activities to reduce drilling risks and finding costs and to more effectively prioritize drilling prospects based on return potential. The Company has acquired 3-D seismic surveys on 102 offshore lease blocks and currently has 825 square miles of 3-D seismic data and 53,000 linear miles of 2-D seismic data on its offshore properties. The Company has nine geologists/geophysicists with average industry experience of 18 years and has invested in seven Landmark geophysical stations for use in interpreting 3-D seismic data. The ability to obtain 3-D seismic data for offshore properties at reasonable costs has enabled the Company to identify multiple development and exploratory prospects in mature producing fields which were not identified through earlier technologies.

     Recent Acquisitions. During 1995, the Company spent an aggregate of approximately $92.1 million for working interests in 15 different fields that added 121.9 Bcfe of net proved reserves to its reserve base at an average cost of $.76 per Mcfe. Approximately $81.6 million of such expenditures were for interests in 10 properties located in the Gulf of Mexico. In the first eight months of 1996, the Company spent approximately $17.0 million for working interests in 12 different fields that added 28.3 Bcfe of net proved reserves to its reserve base at an average cost of $.60 per Mcfe. Major acquisitions in 1995 and 1996 were as follows:

     In March 1995, the Company acquired working interests in the South Marsh Island 136/137 Field and the northern half of South Marsh Island 106 from Conoco, Inc. for consideration of $24.5 million. In April 1995, the Company acquired all the remaining working interests in the northern half of South Marsh Island 106. The foregoing acquisitions were particularly attractive because both fields are adjacent to fields in which the Company holds 100% working interests. The Company had an active drilling program in Block 106 in 1995 and will have at least one rig in the block for all of 1996. See "-- 1995 and 1966 Offshore and Gulf Coast Drilling Activity."

     In August 1995 in conjunction with the Company's initial public offering, the Company acquired all of the outstanding capital stock of Ashlawn, a privately held Company with substantial working interests in the South Pass 24 Field, Vermilion 28 Field and Ship Shoal 26 Field. The purchase price for the Ashlawn Acquisition consisted of 3,000,000 shares of Common Stock, $3.3 million in cash and the assumption of $5.7 million in debt. All of the assumed debt was repaid with the proceeds of the Initial Public Offering. The Company conducted an active drilling program on these properties in 1995 and has continued to pursue additional development projects on the properties in 1996. See "-- 1996 Offshore and Gulf Coast Drilling Activity."

     In November 1995, the Company acquired an approximate 50% working interest in certain leases in the Howard Glasscock/Snyder fields in Howard County, Texas from Saga Petroleum, Inc. for approximately $3.9 million. The Company's 1996 capital budget includes $1.9 million for its pro rata share of drilling injection wells to initiate a waterflood project in the field. In May 1996, the Company acquired an additional 25% interest in these leases and surrounding acreage for

$4.0 million. At August 31, 1996, twenty injection wells had been drilled, five of which had been completed. Additionally, water injection had commenced on the five completed wells. Initial response to the water flood, if any, should occur in 1997.

     In late 1995, the Company acquired a 100% working interest in the Vermilion Block 380 Field, located offshore Louisiana, from Texaco Exploration and Production, Inc. for approximately $650,000. Effective December 1995, the Company also acquired a 100% working interest in the West Cameron 630 Field, located offshore Louisiana and an approximate 51.7% working interest in the Comite Field in East Baton Rouge Parish, Louisiana from Exxon Corporation for approximately $3.9 million. An exploratory well is planned for the West Cameron 630 field in early 1997.

     In June 1996, the Company acquired working interests in eleven Gulf of Mexico producing fields from Amerada Hess Corporation for a cash consideration of $6.9 million. In August 1996, the Company acquired an additional working interest in one of these fields, Mustang Island 742/754, for approximately $4.0 million, increasing its total working interest in the field to 100%.

     As is customary in the oil and gas industry, the Company from time to time submits bids to acquire oil and gas properties that are subject to acceptance by the sellers. Upon acceptance of a bid by the seller, the finalization of such agreements is contingent on the completion of satisfactory due diligence by the Company, including title and environmental review. There is no assurance that sellers will accept any of the bids submitted by the Company or that any such transactions will be consummated.

GULF OF MEXICO PROPERTIES

     Since January 1, 1990, the Company has acquired working interests in 81 Gulf of Mexico and Gulf Coast lease blocks. The Company owns a 100% working interest in 32 of these blocks and operates 47 of the producing properties. The following table lists the working interest, net proved reserves and the operator for the Company's 14 largest offshore properties, comprising approximately 67% of the Company's total net proved reserves, as of December 31, 1995:

                                                      NET PROVED RESERVES AT
                                                         DECEMBER 31, 1995
                                                   -----------------------------
                                        AVERAGE               NATURAL
                                        WORKING      OIL        GAS       TOTAL
                  FIELD                 INTEREST   (MBBLS)    (MMCF)     (MMCFE)      OPERATOR
    ----------------------------------  -------    -------    -------    -------    ------------
    South Marsh Island Block
      106/115.........................    100%      4,326      12,659    38,615     Company
    South Marsh Island 6 Field
      Complex.........................    100%      1,423      18,504    27,042     Company
    Ship Shoal 230 Field,
      Block 219.......................    100%        973      10,615    16,453     Company
    West Cameron 205 Field............    100%         96      11,564    12,140     Company
    Ship Shoal 26 Field...............    100%        299       8,872    10,666     Company
    Chandeleur 25 Field...............    100%         --       9,819     9,819     Company
    High Island A-467 Field...........    100%         51       7,867     8,173     Company
    High Island A-280 Field...........    100%         22       5,319     5,451     Company
    South Timbalier 72 Field..........    100%        626       1,561     5,317     Company
    Grand Isle 76 Field...............     96%        139       8,133     8,967     Company
    Vermilion 262 Field, Block 261 and
      262.............................     77%        903       6,076    11,494     Company
    South Pass 24 Field...............     67%      7,254      10,817    54,341     Third Party
    South Marsh Island 137 Field,
      Blocks 136/137..................     67%        708      16,451    20,699     Company
    East Cameron 14 Field.............     50%        374      12,692    14,936     Company

1995 AND 1996 OFFSHORE AND GULF COAST DRILLING ACTIVITY


     During 1995 and 1996 the Company continued to focus on increasing reserves and cash flow by targeting development exploitation and exploration prospects on recently acquired properties, developed in most cases through the use of 3-D seismic data. Total capital spent in the 1995 drilling program was approximately $51.8 million, including capitalized internal costs of $3.7 million with 57.5 Bcfe of proved reserves added at an average cost of $.90 per Mcfe. For the year, the Company successfully drilled seven of nine exploratory wells and ten of ten development wells in its offshore drilling program. Capital spending in 1995 for offshore projects was approximately $45.7 million, including $1.5 million for the acquisition of additional 3-D seismic data on offshore lease blocks. The Company has incurred $91.9 million in capital drilling expenditures as of August 31, 1996 including $2.8 million in capitalized internal costs. In addition, the Company has spent $2.1 million on geological and geophysical costs, including 3-D seismic data. The current budget for 1996 is estimated at $110 million of which $98.6 million is targeted for the Gulf of Mexico. The following is a brief description of properties where significant activity has occurred during 1995 and 1996, all of which were operated by the Company. The working interest ownership of the Company is noted in parenthesis.


     South Marsh Island Block 106 North (SMI 106 N/2) and Block 106 South (SMI 106 S/2) (100% working interest). The Company acquired its working interests in these fields (accounted for as separate fields) in a series of acquisitions from 1993 to 1995. An aggressive drilling program was initiated on these fields in 1995 as two development wells and four exploratory wells were successfully completed in SMI 106 S/2 and two exploratory wells were successfully completed in SMI 106 N/2. During the first six months of 1996 one development well and one exploratory well were drilled and successfully completed on SMI 106 S/2. Initial production tests from these two wells totaled 931 BOPD (Bbls of oil per day) and 2,049 (MCFPD) (Mcf of gas per day), net to the Company. During the six month period ended June 30, 1996, the Company completed two development wells on SMI 106 N/2 which began producing at net initial rates of 1,003 BOPD and 2,222 MCFPD. Total production net to the Company in the SMI Block was 2,638 BOPD and 7,888 MCFPD at the end of July compared with average net rates of 475 BOPD and 1,600 MCFPD at the beginning of 1995. Three additional wells, two development and one exploratory, were also completed in the third quarter of 1996 on SMI 106N/2. These wells began to produce at initial rates of 865 BOPD and 2,877 MCFD. The Company currently plans to drill and complete at least two more development wells and one exploratory well in the SMI 106 N/2 area.

     East Cameron 14 Field (50% average working interest). A development well was completed in the first quarter of 1996 with production beginning in May at an initial rate of 3,090 MCFPD, net to the Company, increasing total net production in this field to 125 BOPD and 4,160 MCFPD. The well encountered reserves in seven other zones. The Company is currently evaluating plans for additional drilling in the field.

     South Pass 24 Field (approximate 71% average working interest). Subsequent to the Ashlawn merger, and during 1995, the Company drilled four development wells and undertook two workovers and recompletions in its effort to exploit the anticipated potential of this field. During the first six months of 1996, five development wells were drilled, all of which have been completed. Initial production tests from the five completed wells totaled 330 BOPD and 240 MCFPD, net to the Company. These 1995 and 1996 activities increased total net production in this field to 2,623 BOPD and 3,368 MCFPD by the end of July 1996 compared with net production of 891 BOPD and 501 MCFPD at the time of acquisition of the properties. Under Louisiana law, new wells permitted prior to June 30, 1998, or wells which have been shut in for more than two years and which are permitted prior to that date, qualify for a five year exemption from the state severance tax of 12.5% on the value of oil production sold and $.07 per Mcf on the volume of gas products sold during the five years following June 30, 1996.

     West Cameron 205 Field (100% working interest). The Company acquired its working interest in West Cameron Blocks 205, 206 and 212 in a series of acquisitions during 1990 through 1992. During 1995 the Company drilled a dry exploratory test well in this field. Future drilling in this field is currently being evaluated.

     Ship Shoal 230 Field, Block 219 (100% working interest). One dually completed well has been drilled to date. Completion operations were finalized in April 1996 and production from this well began in May at initial rates of 346 BOPD and 2,100 MCFPD net to the Company. This increased total net production in this field to 1,200 BOPD and 7,800 MCFPD. The Company expects to begin a multi-well development and exploitation program in this field during 1997.

     High Island 467 Field (100% working interest). The Company began drilling operations in this field in the first quarter of 1996 and has completed two of a three-well drilling project. One development and one exploratory well have been drilled and have begun producing at initial production rates of 85 BOPD and 8,214 MCFD, net to Forcenergy. This brings total current net field production to 102 BOPD and 12,874 MCFD. The Company plans to drill one more development well and at least one more exploratory well and undertake one major workover in the field during the remainder of 1996.


     South Marsh Island 6/10/11 Complex (100% working interest). The Company plans to drill two exploratory wells and two development wells in the South Marsh Island 6 Field Complex. In September 1996, the Company completed drilling operations on an exploratory well which has encountered approximately 140 feet of TVD (true vertical depth) pay in four sands and is expected to add approximately 18 to 20 BCFE in net reserves. This well began producing at initial production rates of 884 BOPD and 4,592 McFPD.


ONSHORE PROPERTIES

     Forcenergy owns working and royalty interests in approximately 1,600 producing oil and gas wells in 147 fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions of the United States. Management believes that the Company's stable reserve base of long-lived, primarily non-operated, onshore properties complements the Gulf of Mexico operations by providing an additional source of cash flow that requires limited management involvement. The Company's onshore properties accounted for approximately 29% of net proved reserves at December 31, 1995. During 1995, the Company expended approximately $4.0 million in capital on its onshore properties, including $3.7 million for drilling and recompletion activities. Approximately $2.4 million in capital has been spent on onshore properties in the first half of 1996, the majority of which was on the Howard Glasscock/Snyder field. The following is a summary of the Company's most significant onshore properties:

     Altamont/Bluebell Field. The Altamont/Bluebell Field is located in Duchesne and Uintah Counties, Utah. The Company owns working interests ranging from less than 1% to 27.9% (average approximately 7%) in approximately 250 active wells and has overriding royalty interests in another 190 wells. The Company also owns an 8.125% working interest in the Altamont natural gas processing plant. As of January 1, 1996, Forcenergy's net production, including gas plant liquids, was approximately 530 Bbls/d and 1,410 Mcf/d. Estimated net proved reserves as of December 31, 1995, were 1,139 Mbbls and 3,136 MMcf. In 1995 the Company participated in its share of a field development and workover program, of which Forcenergy's net share was $270,000. As of September 1, 1996, the Company has agreed to participate in planned well workover and recompletion projects of which Forcenergy's share is $278,000. The current pace of work activity is similar to that in 1995 and is expected to continue for the remainder of the year.

     Whitney Canyon Field. Forcenergy owns working interests ranging from 14.1% to 18.9% in three wells in this Uintah County, Wyoming field and a 3.02% working interest in the Whitney Canyon Gas Processing Plant. The Company's share of total sales from processed gas and condensate and plant liquids currently averages 140 Bbls/d and 1,750 Mcf/d. Net proved reserves as of Decem-ber 31, 1995 for the Company's Whitney Canyon wells and share of the processing plant are estimated at 283 Mbbls and 13,106 MMcf. Additional wells are expected to be connected in 1996 to Whitney Canyon along a recently installed extension of the gathering system which currently processes gas from the Yellow Creek field located approximately 35 miles south of the plant.

     Mercy Field. The Company owns a non-operated 28.3% working interest in one well and a 40% non-operated working interest in nine remaining wells in this San Jacinto County, Texas gas field. As of July 1, 1996, the Company's net production averaged 2,060 Mcf/d and 110 Bbls/d. The Company and its partners began drilling an 11,800 foot Wilcox development well during the first week of September 1996 and thereafter conducted deepening operations in an inactive, shallow well to the main field gas pays. The operator has set production casing on both wells. Drilling is planned for a second development well during 1997. Net proved reserves as of December 31, 1995 were 278 Mbbls and 4,470 MMcf.

     Howard Glasscock/Snyder Field. During 1995 the Company acquired an approximate 50% non-operated working interest position in the Howard Glasscock/Snyder Field located in Howard County, Texas. The field will be further developed through water flood operations. As of December 31, 1995, the Company's net proved reserves were estimated at 1,784 Mbbls. During May 1996 the Company increased its recently acquired 50% nonoperated interest position in the Howard Glasscock/Snyder Field, Howard County, Texas, to 75%. Forcenergy and its partners initiated a planned secondary waterflood project in February 1996. One shut in well has been reactivated for water injection and twenty new water injection wells have been drilled. Partial water injection began during August 1996 and is expected to reach full capacity by year end, after the injection wells are completed. Early in 1996, a second phase of the waterflood project was identified in the southern field area. This project is expected to add 643 Mbbls of proved reserves to the existing December 31, 1995 net reserves of 1,764 Mbbls. Current daily production from primary recovery methods is 370 BOPD, or 210 BOPD net to the Company.

ADDITIONAL FUTURE PROJECTS

     In addition to the activity described above, the Company has identified a substantial inventory of additional development, exploratory, workover and recompletion projects on its existing offshore properties which it may undertake over the next three to five years. Many of these projects are currently being reviewed by the Company's geologists and geophysicists utilizing 3-D seismic data acquired in 1994, 1995, and 1996.

OIL AND GAS RESERVES

     The following table summarizes the estimates of the Company's historical net proved reserves as of December 31, 1995 and the present values attributable to those reserves on such date using constant prices and operating costs as of the valuation date, discounted at a rate of 10% per annum, in accordance with Securities and Exchange Commission ("Commission") guidelines. The reserve data and present values as of December 31, 1995 for the onshore properties have been estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. The reserve data and present values as of December 31, 1995 for the offshore properties have been estimated by Collarini Engineering Inc., independent petroleum engineering consultants.

                                                                                AS OF
                                                                             DECEMBER 31,
                                                                                 1995
                                                                             ------------
    NET PROVED RESERVES:
    Oil (Mbbls).............................................................     24,458
    Natural gas (MMcf)......................................................    218,052
              Total (MMcfe).................................................    364,800
    Present value of future net revenues before income taxes (thousands)....   $540,901
    Standardized measure of discounted future net cash
      flows (thousands)(1)..................................................   $406,956

     --------------------

     (1) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income taxes discounted at 10%.

     In accordance with applicable requirements of the Commission, estimates of the Company's proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by the Company, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. The Company's estimated proved reserves have not been filed with or included in reports to any federal agency.

DRILLING ACTIVITY

     The following table sets forth the drilling activity of the Company on its properties for the twelve month periods ended December 31, 1993, 1994, 1995 and the six-month period ended June 30, 1996:

                                                                                       SIX MONTHS
                                                                                       ENDED JUNE
                                                YEAR ENDED DECEMBER 31,                   30,
                                      --------------------------------------------    ------------
                                          1993            1994            1995            1996
                                      ------------    ------------    ------------    ------------
                                      GROSS    NET    GROSS    NET    GROSS    NET    GROSS    NET
                                      -----    ---    -----    ---    -----    ---    -----    ---
    OFFSHORE DRILLING ACTIVITY:
    Development:
      Oil.............................    2    0.6       1     1.0       8     5.9     7.0     5.8
      Gas.............................    2     --(1)    5     3.7       2     1.7     4.0     3.5
      Non-productive..................   --     --       1     1.0      --      --      --      --
                                        ---    ---     ---     ---     ---     ---    ----     ---
              Total...................    4    0.6       7     5.7      10     7.6    11.0     9.3
                                        ===    ===     ===     ===     ===     ===    ====     ===
    Exploratory:
      Oil.............................   --     --      --      --       5     5.0     2.0     2.0
      Gas.............................   --     --       1     0.3       2     1.5     1.0     1.0
      Non-productive..................    2    0.7      --      --       2     2.0      --      --
                                        ---    ---     ---     ---     ---     ---    ----     ---
              Total...................    2    0.7       1     0.3       9     8.5     3.0     3.0
                                        ===    ===     ===     ===     ===     ===    ====     ===
    ONSHORE DRILLING ACTIVITY:
    Development:
      Oil.............................   25    2.0       9     0.5       2     0.1     1.0      --(1)
      Gas.............................    6    2.4       4     1.7      --      --      --      --
      Non-productive..................   --     --      --      --      --      --     1.0     0.2
                                        ---    ---     ---     ---     ---     ---    ----     ---
              Total...................   31    4.4      13     2.2       2     0.1     2.0     0.2
                                        ===    ===     ===     ===     ===     ===    ====     ===
    Exploratory:
      Oil.............................   --     --      --      --      --      --      --      --
      Gas.............................    3    0.9       4     0.2       1     0.5      --      --
      Non-productive..................    3    0.9       4     2.8       3     2.0      --      --
                                        ---    ---     ---     ---     ---     ---    ----     ---
              Total...................    6    1.8       8     3.0       4     2.5      --      --
                                        ===    ===     ===     ===     ===     ===    ====     ===

---------------
     (1) The Company has less than a 1% working interest in each of these wells.

PRODUCTIVE WELLS

     The following table sets forth the number of productive oil and gas wells in which the Company owned a working interest at June 30, 1996:

                                                                          TOTAL PRODUCTIVE
                                                                               WELLS
                                                                          ----------------
                                                                          GROSS      NET
                                                                          -----     ------
    Oil................................................................     838      417.4
    Gas................................................................   1,000      428.3
                                                                          -----      -----
              Total....................................................   1,838      845.7
                                                                          =====      =====

     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. The Company has 15 wells that are completed in more than one producing horizon; those wells have been counted as single wells.

ACREAGE DATA

     The following table sets forth the approximate developed and undeveloped acreage in which the Company held a leasehold, mineral or other interest at June 30, 1996. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

                                                  DEVELOPED ACRES       UNDEVELOPED ACRES
                                                -------------------     ------------------
                                                 GROSS        NET        GROSS       NET
                                                -------     -------     -------     ------
    Offshore(1)..............................   296,955     180,254      20,127      8,205
    Onshore..................................   608,699      55,521     135,605     38,522
                                                -------     -------     -------     ------
              Total..........................   905,654     235,775     155,732     46,727
                                                =======     =======     =======     ======

---------------
     (1) Offshore includes acreage in federal waters and the state waters of coastal South Louisiana.

MARKETING AND CUSTOMERS

     The Company sells substantially all of its natural gas to unaffiliated entities under short-term contracts (maximum of one year in duration) at pricing based on current spot market indexes. A minor portion of the Company's gas production is committed to be processed through gas plants. Crude oil and condensate is typically sold at the wellhead on month-to-month contracts at posted field prices, plus a slight premium, in the area where production occurs. Approximately 8% of the Company's daily oil production is subject to agreements with the Company's predecessors in the properties whereby these predecessors have the right to purchase that production at prices that could be less than might otherwise be obtained.

     Most of the Company's production is transported through gas gathering systems and oil and gas pipelines which are not owned by the Company. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other gas with priority transportation agreements. Forcenergy's access to transportation options can also be affected by regulation of intrastate and interstate gas transportation. In an attempt to promote competition, the Federal Energy Regulatory Commission ("FERC") has issued a series of orders which have altered significantly the marketing and transportation of natural gas (See "Government Regulation"). The effect of these orders to date has been to enable producers such as the Company to market their natural gas production to purchasers other than the interstate pipelines located in the vicinity of their producing properties. While the Company has not experienced any inability to market its production, if transportation space is restricted or is unavailable, the Company's cash flow could be adversely affected.

     During 1994, 1995 and for the six months ended June 30, 1996, certain purchasers of the Company's production purchased in excess of 10% of the value of the Company's oil and gas sold by the Company; however, based on the current demand for oil and natural gas, the Company does not believe the loss of any of these purchasers would have a material adverse effect on the Company.

     The Company utilizes forward sales contracts and commodity swaps for portions of its current oil and gas production to achieve more predictable cash flows and to reduce its exposure to fluctuations in oil and gas prices. The remaining portion of current production has not been hedged so as to provide the Company the opportunity to benefit from increases in prices on that portion of the production, should price increases materialize. As of October 1, 1996, the Company had entered into future sales and swap contracts as a hedge against possible price declines that effectively fixed sales prices on approximately 76% of the Company's estimated net oil production for the remainder of the year and for approximately 60% of the Company's estimated net natural gas production for the remainder of 1996, at $18.05 per barrel and $2.03 per Mcf, respectively. For this purpose, this estimated net production for the remainder of the year assumes that current production rates will continue for the rest of the year; however, in reality, the Company anticipates that production will be added through its capital program. All of these arrangements are settled on a monthly basis. The Company accounts for its commodity swaps as hedging activities and, accordingly, gains or losses are included in oil and gas revenues for the period the production was hedged.

ABANDONMENT COSTS

     The Company is responsible for the costs associated with the plugging of wells, the removal of facilities and equipment and site restoration on its oil and gas properties, pro rata to its working interest. The Company provides for expected future abandonment liabilities by accruing for such costs as a component of depletion, depreciation and amortization as the properties are produced. As of December 31, 1995, total undiscounted abandonment costs estimated to be incurred through the year 2006 were approximately $48 million for properties in federal and state waters. For onshore properties, salvage values received for equipment are usually sufficient to offset the abandonment costs. Estimates of abandonment costs and their timing may change due to many factors including actual drilling and production results, inflation rates, and changes in environmental laws and regulations. No significant abandonment costs are anticipated to be incurred in 1996.

     The Minerals Management Service ("MMS") requires lessees of Outer Continental Shelf ("OCS") properties to post performance bonds in connection with the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are also currently required to post an area wide bond of the lesser of $3 million, or $500,000 per producing lease. The Company currently has obtained additional supplemental bonding on its offshore leases as required by the MMS. Under certain circumstances, the MMS has the authority to suspend or terminate operations on federal leases for failure to comply with applicable bonding requirements or other regulations applicable to plugging and abandonment. Any such suspensions or terminations of the Company's operations could have a material adverse effect on the Company's financial condition and results of operations.

TITLE TO PROPERTIES

     As is customary in the oil and natural gas industry, the Company makes only a cursory review of title to farmout acreage and to onshore undeveloped oil and natural gas leases upon execution of the contracts. Prior to the commencement of drilling operations, a thorough title examination is conducted and curative work is performed with respect to significant defects. The Company performs complete reviews of title to federal and state offshore lease blocks prior to acquisition. To the extent title opinions or other investigations reflect material title defects, the seller of the property, rather than the Company, is typically responsible for curing any such title defects at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on undeveloped properties, the Company could suffer a loss of its entire investment in the property. The Company has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. Substantially all of the Company's oil and natural gas properties are and will continue to be mortgaged to secure borrowings under the Senior Credit Facility.

COMPETITION

     Forcenergy encounters competition from other oil and gas companies in all phases of its operations, including the acquisition of producing properties. Competitors include major integrated oil and natural gas companies, numerous independent oil and natural gas companies, individuals and drilling and income programs. Many competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. Forcenergy's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

OPERATING RISKS OF OIL AND GAS OPERATIONS

     The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company through the loss of hydrocarbons, pollution claims, personal injury suits and damage to properties of the Company and others. The Company's offshore operations also are subject to the additional hazards of marine operations, such as severe weather, capsizing and collision that can cause substantial damage to facilities, and possible business interruption. The availability of a ready market for the Company's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines and trucking or terminal facilities. Additionally, the Company may be liable for environmental damages caused by previous owners of property purchased or leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties. In accordance with customary industry practices, Forcenergy maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition, results of operations and cash flow of the Company.

GOVERNMENT REGULATION

     The Company's drilling, production and marketing operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. Regulations also can limit production rates, require capital for environmental compliance and affect the transportation and marketing of hydrocarbons.

     Certain operations the Company conducts are on federal oil and gas leases, which the MMS administers. The MMS issues such leases through competitive bidding. These leases contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the Outer Continental Shelf Lands Act ("OCSLA") (which are subject to change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications. The MMS proposed additional safety-related regulations concerning the design and operating procedures for OCS production platforms and pipelines. These proposed regulations were withdrawn pending further discussions among interested federal agencies. The MMS also has issued regulations restricting the flaring or venting of natural gas, and has recently proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial and there is no assurance that bonds or other surety can be obtained in all cases. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect the Company's financial condition and operations.

     In November 1995, the MMS issued a notice of proposed rulemaking in which it proposed to amend its regulations governing the calculation of royalties and the valuation of natural gas produced from federal leases. The principle feature in the amendments, as proposed, would establish an alternative market-index based method to calculate royalties on certain natural gas production sold to affiliates or pursuant to non-arm's-length sales contracts. The MMS proposed this rulemaking to facilitate royalty valuation in light of changes in the gas marketing environment. The MMS has recently announced its intention to reconsider the proposal and reopen the comment period. The MMS has also recently proposed a rule describing the types of transportation components that are deductible for calculating and reporting royalties, as well as various cost components associated with marketing functions that are not deductible. The Company cannot predict what action the MMS will take on these matters, nor can it predict at this stage of the rulemaking proceeding how the Company might be affected if amendments to the regulations are adopted.

     In addition, the MMS is conducting an inquiry into certain contract agreements from which producers on MMS leases have received settlement proceeds that are royalty bearing and the extent to which producers have paid the appropriate royalties on those proceeds. The Company believes that this inquiry will not have a material impact on its financial condition, liquidity or results of operations.

     The FERC regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980s, the FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sales, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the natural gas industry. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets. While significant regulatory uncertainty remains, Order 636 may ultimately enhance the Company's ability to market and transport its natural gas, although it may also subject the Company to greater competition and more restrictive pipeline imbalance tolerances and greater associated penalties for violation of such tolerances. Numerous parties have filed petitions for review of Order 636, as well as orders in individual pipeline restructuring proceedings. In July 1996, Order 636 was generally upheld on appeal. The portions remanded for further action do not appear to materially affect the Company. It is difficult to predict when all appeals of Order 636 will be completed or their impact on the Company.

     The FERC has recently announced several important transportation-related policy statements and proposed rule changes. In 1995, the FERC issued a policy statement on how interstate natural gas pipelines can recover the costs of new pipeline facilities. In January 1996, the FERC issued a policy statement and a request for comments concerning alternatives to its traditional cost-of-service ratemaking methodology, including criteria to be used in evaluating proposals to charge market-based rates for the transportation of natural gas. In addition, the FERC recently issued a notice of proposed rulemaking pursuant to which it proposes to substantially revise its regulations regarding releases of firm interstate natural gas pipeline capacity. While any resulting FERC action regarding these matters would affect the Company only indirectly, the FERC's current rules and policy statements may have the effect of enhancing competition in natural gas markets by, among other things, encouraging non-producer natural gas marketers to engage in certain purchase and sale transactions. The Company cannot predict what action the FERC will take on these matters, nor can it accurately predict whether the FERC's actions will achieve the goal of increasing competition in markets in which the Company's natural gas is sold. However, the Company does not believe that it will be treated materially differently than other natural gas producers and marketers with which it competes.

     The FERC also regulates rates and service conditions for interstate transportation of crude oil, liquids and condensate, which can affect the revenues the Company receives from the sale of these products. Effective January 1, 1995, the FERC adopted regulations establishing an indexing system for transportation rates for oil pipelines, which generally indexes such rates to inflation. These regulations could increase the cost of transporting crude oil, liquids and condensate by pipeline.

     Legislation affecting the oil and gas industry is under constant review for amendment or expansion by Congress, the FERC, state regulatory bodies and the courts. The Company cannot predict when or if any such proposals might become effective, or their effect, if any, on the Company's operations. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and, consequently, affects its profitability and cash flow. In as much as such laws and regulations are frequently expanded, amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

ENVIRONMENTAL MATTERS

     The Company, as an owner or lessee and operator of oil and gas properties, is subject to federal, state and local laws and regulations governing the discharge of materials into, and the protection of, the environment. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Stricter standards in environmental legislation may be imposed in the oil and gas industry in the future, such as proposals made in Congress and at the state level from time to time that would reclassify certain oil and natural gas exploration and production wastes as "hazardous wastes" and make the reclassified wastes subject to more stringent and costly handling, disposal and clean-up requirements. The impact of any such changes, however, would not likely be any more burdensome to the Company than to any other similarly situated company involved in oil and gas exploration and production.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for disposal of the hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances, for damages to natural resources, and for the costs of certain health studies. Furthermore, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment.

     In addition, the U.S. Oil Pollution Act establishes strict liability for owners of offshore facilities that are the site of a release of oil into "waters of the United States" (a term that includes the Gulf of Mexico) and the Act presently requires owners of offshore facilities to demonstrate that they have $150 million in insurance coverage or other sources of funds available to cover costs that might be incurred by governmental authorities in responding to an oil spill. Congress recently amended the Oil Pollution Act to reduce the level of "financial responsibility" required by the Act to $35 million, subject to later increase to as much as $150 million if a formal risk assessment indicates that the increase is warranted. The amendment is subject to Presidential approval.

     The Company maintains insurance coverages which it believes are customary in the industry although it is not fully insured against many environmental risks. Although the Company has not experienced any material adverse effect from compliance with environmental requirements, nor is it aware of any environmental claims existing at September 30, 1996, there is no assurance that this will continue in the future.

EMPLOYEES

     As of September 30, 1996, the Company had 155 full time employees, 29 of whom are located at the Company's headquarters in Miami, Florida and 126 of whom are located at the Company's regional offices in New Orleans, Lafayette and Intracoastal City, Louisiana and Denver, Colorado. Most of such regional employees work offshore in the Gulf of Mexico. None of Forcenergy's employees are represented by a labor union.

OFFICES

     The Company currently leases approximately 12,600 square feet of office space in Miami, Florida, where its principal offices are located, approximately 900 square feet in Denver, Colorado, approximately 17,900 square feet in New Orleans, Louisiana and approximately 666 square feet in Lafayette, Louisiana.

                               LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business, that management believes would not have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

               NAME                  AGE                    POSITION
-----------------------------------  ---   -------------------------------------------
Robert Issal.......................  50    Chairman of the Board
Stig Wennerstrom...................  53    President, Chief Executive Officer and
                                             Director
J. Russell Porter..................  34    Vice President -- Corporate Development
John A. Brush......................  42    Vice President -- Land and Marketing,
                                             General Counsel, Secretary
Percy A. Payne.....................  55    Vice President -- Exploration and
                                           Production
E. Joseph Grady....................  43    Vice President, Treasurer and Chief
                                           Financial Officer
Eric Forss.........................  30    Director
Arnold L. Chavkin..................  44    Director
Kevin S. Penn......................  35    Director
Bruce L. Burnham...................  62    Director
William F. Wallace.................  57    Director
Jeffrey A. Weber...................  31    Director

     Robert Issal has been Chairman of the Board of Directors of the Company since May 1994 and has been a director since the Company's inception in September 1993. Mr. Issal has been Chairman of FAB since May 1994 and served as Vice Chairman of FAB from April 1992 to April 1994. From 1988 through 1991, Mr. Issal was President and Chief Executive Officer of Forsheda AB, a Swedish public company, and from 1991 through 1994 served as President of Abstracta AB. Since 1994, Mr. Issal has served as Chairman and President of Rejmyre Belysning AB Sweden, a Swedish lighting manufacturer.

     Stig Wennerstrom has been President and Chief Executive Officer of the Company since its inception in September 1993. Prior to the formation of the Company, Mr. Wennerstrom was the President and Chief Executive Officer of Forcenergy Gas Exploration Inc ("FGE"), the general partner of Forcenergy Partners. FGE managed Forcenergy Partners as its general partner (FAB was the sole limited partner of Forcenergy Partners) from its inception in 1989 until FGE and Forcenergy Partners were merged into the Company in September 1993.

     J. Russell Porter is Vice President -- Corporate Development of the Company. Mr. Porter joined the Company as Vice President -- Financial Planning & Analysis in April 1994 and served in that capacity functioning as Chief Financial Officer until being promoted to his current position in October 1995. From January 1992 until joining the Company, Mr. Porter held the position of Vice President in the Natural Resources Group of Internationale Nederlanden (U.S.) Capital Corporation in New York. From July 1990 to December 1991, Mr. Porter was an Associate in the Energy Group at Manufacturers Hanover and Chemical Bank.

     John A. Brush is Vice President -- Land and Marketing, General Counsel, Secretary of the Company. Mr. Brush joined the Company as Vice President -- Land and General Counsel in November 1993 and served in that capacity until being appointed to his current position in November 1995. Prior to joining the Company, Mr. Brush was Manager of Contract Administration with Apache Corporation from April 1992 to June 1993 and was employed by Hamilton Brothers Oil Company from July 1985 to January 1992 in various positions.

     Percy Payne is Vice President -- Exploration and Production of the Company and has responsibilities for all Gulf of Mexico and Gulf Coast operations. Prior to joining the Company in August 1996,

Mr. Payne served as President of Payne Energy Associates, Inc., a privately held consulting group formed by Mr. Payne, serving the international oil industry. Prior to establishing a consulting business in September 1994, Mr. Payne held various positions during a tenure of 27 years within Shell Oil Company USA among other positions, most recently serving as Vice President of Pecten International, Shell Oil Company, USA's international subsidiary. Mr. Payne also served as General Manager of Operations for the lower 48 states (less California) and Alaska for Shell Western E&P from April 1986 to September 1991.

     E. Joseph Grady is Vice President, Treasurer and Chief Financial Officer of the Company. Prior to joining the Company in October 1995, Mr. Grady held various financial management positions within Southdown, Inc. and its subsidiaries since 1980. Most recently Mr. Grady was Director of Finance for Southdown Environmental Systems, Inc. from January 1991 until he joined the Company, and prior to that was with Pelto Oil Company for approximately ten years, finally serving as Vice President -- Finance.

     Eric Forss has been a director of the Company since June 1994. Mr. Forss has been President of FAB since May 1991. Prior to serving as President, Mr. Forss had been Vice President of FAB from May 1990 through April 1991. Mr. Forss has served as a director on the Board of FAB since May 1994.

     Arnold L. Chavkin has been a director of the Company since its inception in 1993. Mr. Chavkin has been a General Partner of Chase Capital Partners (formerly Chemical Venture Partners) since January 1992 and has served as the president of Chemical Investments, Inc. since March 1991. Prior to March 1991, Mr. Chavkin was a member of Chase Manhattan (formerly Chemical) Bank's merchant banking group and a member of its corporate finance group since 1986. Mr. Chavkin serves as a director on the boards of Reading & Bates Corporation, American Radio Systems, Inc., Bell Sports Corporation and Wireless One, Inc.

     Kevin S. Penn has been a director of the Company since its inception in 1993. Since October 1995, Mr. Penn has served as Managing Director of A.C. Israel Capital Co., Inc. Mr. Penn was Executive Vice President of First Spring Corporation from September 1991 to October 1995. From April 1991 to September 1991, Mr. Penn was Director, Financial Planning and Analysis for Primerica Corporation. From 1987 to 1990, Mr. Penn was a principal with the leveraged buyout firm of Adler & Shaykin. Mr. Penn serves as a director on the Boards of T-Chem Products, Inc. and HVE Holdings, Inc.

     Bruce L. Burnham has served as President of The Burnham Group, a privately held consulting and marketing firm formed by Mr. Burnham shortly after retiring from Dayton's Department Stores in 1984. From 1981 to 1984, Mr. Burnham served as Chairman and Chief Executive Officer of Dayton's Department Stores in Minneapolis, Minnesota. From 1979 to 1980, Mr. Burnham was President and Chief Executive Officer of Bonwit Teller in New York City. From 1978 to 1979, Mr. Burnham was President and Chief Operating Officer of Jordan Marsh. He serves on the boards of Paxson Communications Corporation, Financial Benefit Group, Inc. and J.B. Rudolph, Inc.

     William F. Wallace currently is an advisory member of the Beacon Alliance of the Beacon Group, a private investment and advisory partnership. Prior to joining the Beacon Alliance in early 1996, Mr. Wallace was Vice Chairman of Barrett Resources/Plains Petroleum Company and President and Chief Operating Officer of Plains Petroleum Company. Prior to joining Plains Petroleum Company in 1994, Mr. Wallace spent a combined total of 23 years with Texaco, Inc., the last seven of which he served as Regional Vice President.

     Jeffrey A. Weber was elected as a Director of the Company on August 29,1996. Mr. Weber currently is President and Chief Executive Officer of Burden Brothers, Inc., the General Partner of William A.M. Burden & Co., L.P., a private investment partnership. Prior to joining William A.M. Burden & Co., L.P. in April 1992, Mr. Weber was an associate with Chemical Venture Partners. Mr. Weber is also the Investment Advisor to the Florence V. Burden Foundation and serves as a director of SemiTest, Inc., Datamax International Corporation and Digital Telmedia, Inc. Mr. Weber also serves as an Advisory Board Member and Special Limited Partner of Exeter Venture Lenders, L.P. and Exeter Equity Partners, L.P., two private investment partnerships, and as a member of the Advisory Committee of Starwood Capital Group, L.P., a real estate investment firm.

     Members of the Board of Directors are elected each year at the Company's annual meeting and serve until their successors are duly elected and qualified or their earlier resignation or removal. Officers serve at the discretion of the Board of Directors.

         DESCRIPTION OF EXISTING SECURITIES AND SENIOR CREDIT FACILITY

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of common stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of holders of outstanding Preferred Stock. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors is authorized to fix and determine variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions and sinking fund provisions) between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights; and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers.

     Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction in that some or a majority of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price for such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the regulations of the exchange on which its Common Stock is listed.

WARRANTS

     In connection with the offering of the Subordinated Notes, Donaldson, Lufkin & Jenrette Securities Corporation was granted warrants to purchase 98,337 shares of the Company's Common Stock at an exercise price of $14.51 per share. The warrants are currently exercisable and have an expiration date of September 14, 1998. To date, none of these warrants have been exercised.

EXCHANGEABLE SUBORDINATED NOTES

     The Company has issued an aggregate principal amount of $34 million in Subordinated Notes which mature on September 15, 2000, pursuant to the Note Purchase Agreement among the

Company and the Note Holders. Interest accrues on the Subordinated Notes at a rate of 7% per annum, payable semi-annually in arrears. Principal of the Subordinated Notes is payable upon maturity. If the Company has not consummated a Qualified Public Offering (as defined below) prior to September 15, 1998, two years before the maturity date of the Subordinated Notes, and the Subordinated Notes are not otherwise exchanged into Common Stock, the holders of the Subordinated Notes will be entitled to an additional payment on the maturity date of an amount sufficient to provide the Note Holders with a compounded annual rate of return of 13% from the issuance date of the Subordinated Notes. The Company is currently accruing interest on the Subordinated Notes at 13%.

     The Subordinated Notes are subordinate to the Senior Credit Facility. The Company is subject to various covenants pursuant to the Note Purchase Agreement, including restrictions on other debt, liens, issuance of preferred stock, and the sale of certain assets, maintenance of certain minimum working capital, tangible net worth and fixed charge coverage ratios, restrictions on affiliated transactions, compensation and limitations on the amount of dividends paid. The Company may pay the principal amount plus accrued interest on the Subordinated Notes at maturity in shares of Common Stock, subject to a cash make-whole provision equal to the difference between the cash proceeds of the sale of such stock (if sold within 30 days after the stock is issued) and the amount of principal and interest due.

     Each of the holders of the Subordinated Notes may elect at any time to exchange all or a portion of its Subordinated Notes into such number of shares of the Company's Common Stock determined by dividing the amount of outstanding principal of the Subordinated Notes to be exchanged by the exchange price of $14.51, subject to certain adjustments; provided that no such amount to be exchanged may be less than the lower of (i) $5 million and (ii) all of such Note Holder's remaining Subordinated Notes. The number of shares of Common Stock issuable upon exchange of the Subordinated Notes is subject to adjustment for various dilutive events, including certain stock issuances. As of the date of this Prospectus, the Subordinated Notes were exchangeable for approximately 2,343,047 shares of the Company's Common Stock.

     Under certain circumstances, the Company may require the Note Holders to exchange all (but not less than all) of the then outstanding Subordinated Notes into such number of freely tradeable shares of the Company's Common Stock determined by dividing the amount of total outstanding principal of the Subordinated Notes by the exchange price of $14.51, subject to certain adjustments (the "Call Option"). The Company may only elect to exercise the Call Option upon the consummation of a "Qualified Public Offering" of Common Stock. A "Qualified Public Offering" is defined as an offering of not less than 2% of the Company's outstanding shares at a price of not less than $21.76 per share, unless the Company elects (as it has in the case of the Common Stock Offering) to pay the Note Holders selling shares in the offering an amount per share equal to the difference, if any, between $21.76 and the public offering price (the "Spread") and to pay such Note Holders that sell shares in any other arm's-length sale prior to September 15, 2000, an amount per share equal to the lesser of (i) the Spread and (ii) the difference, if any, between $21.76 and the sale price in such arms length sale. The Company may also be required to pay a portion of the brokerage commissions of the Note Holders so as to assure that the net sale proceeds are at least $21.16 per share. The Common Stock Offering will constitute a Qualified Public Offering, and the Company will exercise the Call Option concurrently with the consummation of the Common Stock Offering. The Note Holders constituting 75% of the aggregate principal amount outstanding of the Subordinated Notes may elect to require that the Company exercise the Call Option at any time prior to maturity regardless of whether a Qualified Public Offering has been consummated.

     The Note Holders may at their election require that the Company prepay the Subordinated Notes upon the occurrence of a "change of control." A "change of control" under the Note Purchase Agreement occurs if: (i) any person other than FAB or two or more persons acting as a group acquire beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934, as amended, and including holding proxies to vote for the election of directors) of 33 1/3% or more of the outstanding shares of voting Common Stock without the consent of the Note Holders holding more than 75% of the principal amount of the outstanding Subordinated Notes and except pursuant to an exchange of the Subordinated Notes or in connection with a public offering of securities registered pursuant to the Securities Act; or (ii) there is a sale of all or substantially all of the assets of the Company or a distribution of assets of the Company upon a dissolution, winding up, liquidation or reorganization of the Company.

     Upon the occurrence of a "change of control," the Note Holders may elect to require the Company to redeem the Subordinated Notes at the greater of (i) 149.65% of their outstanding principal amount plus accrued interest and (ii) an amount sufficient to provide the holders with a compounded annual rate of return of 15% on the outstanding principal amount of the Subordinated Notes.


     The Note Holders are entitled, under certain circumstances, to certain demand and piggyback registration rights with respect to the Common Stock into which their Subordinated Notes have been exchanged pursuant to the Note Exchange Agreement. The holders of no less than 25% of the outstanding principal amount of the Subordinated Notes may require the Company to effect two registrations of the shares of Common Stock issuable upon the exchange of the Subordinated Notes. The Note Holders that are not Selling Stockholders under the Common Stock Offering have waived such registration rights in connection with the Offerings.


     Pursuant to the Subordinated Notes, so long as no event of default is in existence after giving effect to such dividends, the Company may declare and pay dividends to its stockholders during any fiscal year in an aggregate amount that may not exceed the lesser of (i) the excess of (a) 60% of the Company's net income before income taxes and non-cash extraordinary items for the immediately preceding fiscal year over (b) all income taxes incurred by the Company during the immediately preceding fiscal year and actually paid, and (ii) a permitted dividend ceiling which equals $6.7 million in 1996 and increases by 10% each year; provided that after giving effect to the dividend, the ratio of future net revenues to total debt on the date of such distribution is greater that 2 to 1.

     On May 12, 1994, in connection with the Company's sale of Common Stock to FAB, the Company granted options to the holders of the Subordinated Notes pro rata in proportion to their holdings of Subordinated Notes to purchase 317,629 shares of Common Stock at an exercise price of $18.18 per share. In connection with its initial public offering, the Company reduced the exercise price for such options to $15.76 per share and extended the term of the options to September 15, 2000.

VOTING AND HOLDBACK AGREEMENT

     The Company, FAB, Wictor Forss and the Note Holders are parties to the Voting Agreement pursuant to which such persons agree to maintain the size of the Board of Directors at no more than eight members, designate all eight nominees to the Board and vote their shares of Common Stock for such nominees. The Voting Agreement provides that (i) FAB has the right to designate two nominees, (ii) the Note Holders have the right to designate three nominees,
(iii) the Chief Executive Officer of the Company must be nominated to serve as a director and shall be Stig Wennerstrom or another person acceptable to the Note Holders and (iv) two independent directors be nominated by FAB subject to the approval of the Note Holders. The Voting Agreement provides that as long as each of FS Energy Associates, L.P. and the Brinson Group holds at least 50% of the Subordinated Notes (or shares of Common Stock issued in exchange therefor) originally purchased by such holder, each such holder shall be entitled to designate one of the three Note Holder nominees to the Board of Directors. The Voting Agreement, as amended, provides that the independent director nominees for the Company's 1996 annual meeting have no previous affiliation with FAB. In connection with the 1996 annual meeting, FAB nominated Bruce L. Burnham and William F. Wallace. The Note Holders may not vote any securities of the Company that they own to remove any director nominated by FAB without the prior consent of FAB. FAB has granted an irrevocable proxy to the Note Holders to vote its shares of Common Stock solely in connection with the election of directors pursuant to the provisions, and for the term, of the Voting Agreement. Pursuant to his Employment Agreement, Stig Wennerstrom cannot be removed as the Company's President and Chief Executive Officer without the consent of five of the Company's eight directors.

     Without the prior written consent of the holders of a majority of the shares of Common Stock issuable upon the exchange of the Subordinated Notes, FAB and Wictor Forss are not permitted to sell any equity securities of the Company to non-affiliates during (i) the period beginning from the date a registration statement is filed in connection with a registration of the Company of its securities pursuant to registration rights being exercised under the Note Exchange and Registration Rights Agreement and ending 300 days after the closing date of each underwritten offering made pursuant to such registration statement and (ii) the period beginning on the date the Company provides written notice to the Note Holders of its exercise of the Call Option through and ending on the date on which the closing of the exchange under the Call Option occurs.

     The Voting Agreement terminates on the earliest to occur of: (i) September 15, 2003, (ii) the date on which FAB and its affiliates beneficially own less than 10% of the then outstanding voting Common Stock and (iii) the date on which less than $5 million aggregate principal amount of the Subordinated Notes is outstanding and the Note Holders own less than 5% of the then outstanding shares of voting Common Stock of the Company. Upon completion of the Common Stock Offering, the number of shares held by the Note Holders will be reduced to below 5% of the outstanding shares of Common Stock and the Voting Agreement will terminate pursuant to its terms.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

SENIOR CREDIT FACILITY

     The Company has entered into a senior credit facility (the "Senior Credit Facility") with a maximum loan amount of $120 million and a borrowing base of $120 million at December 31, 1995, subject to certain financial and operational criteria. The borrowing base is subject to redetermination semi-annually based on revised reserve estimates. The loan is collateralized by substantially all of the Company's oil and gas properties. Effective December 1, 1995, the Senior Credit Facility was amended to extend the maturities of related borrowings on a revolving basis through December 31, 1997 and to reduce borrowing rates under the facility. Future annual principal payments, as a percentage of the principal balance outstanding at the time of conversion to the term loan, will be 36% in 1998, 30% in 1999, 23% in 2000, and 11% in 2001. The term loan matures on June 30, 2001. During 1995, advances, at the Company's option, bore interest at either the prime rate plus a variable percentage ranging from .25% to .75% or LIBOR plus a variable percentage ranging from 2% to 2.5%, based on the Company's leverage ratio. Effective December 1, 1995, under the amended facility, advances, at the Company's option, bear interest at either the prime rate or LIBOR plus 1.375%. Interest on prime loans is due quarterly, while interest on LIBOR loans is due the earlier of quarterly, or the end of each designated interest period. Commitment fees on the unused portion of the facility are due quarterly at an annual rate of 0.5%.


     Effective April 26, 1996, the Company renegotiated its Senior Credit Facility to provide for a total commitment of $195 million, with a current borrowing base of $175 million. At September 30, 1996, the borrowing base was increased to $195 million. At September 30, 1996, the Company had approximately $29.9 million available under the Senior Credit Facility. Subsequent to the closing of the Offerings and, at the direction of the Company, the borrowing base under the Senior Credit Facility will be reduced to $50 million from the current borrowing base of $195 million.



     The maximum commitment of $195 million will remain in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Senior Credit Facility requires the Company to comply with various customary covenants including, but not limited to, the maintenance of various financial ratios, and limits the Company's ability to pay dividends on its Common Stock.

                              DESCRIPTION OF NOTES

     The Notes will be issued under an Indenture (the "Indenture") between the Company and Bankers Trust Company, as trustee (the "Trustee"). A copy of the Indenture in substantially the same form in which it is to be executed has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture are available as set forth under "-- Additional Information." The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

GENERAL

     The Notes will be general unsecured senior subordinated obligations of the Company limited to $175,000,000 aggregate principal amount. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, on and interest on the Notes will be payable, and the Notes will be transferable, at the office or agency of the Company in the City of New York maintained for such purposes, which initially will be the corporate trust office or agency of the Trustee maintained at Four Albany Street -- 4th Floor, Mail Stop 5041, New York, NY 10006. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at their respective addresses as shown on the Note Register. No service charge will be made for any transfer, exchange or redemption of the Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith.

     The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to Senior Debt. See "-- Subordination" and "Risk Factors -- Subordination of Notes." The Company currently has no Significant Subsidiaries. Under certain circumstances, any future Significant Subsidiaries that are also Restricted Subsidiaries ("Guarantors") will be obligated to guarantee the Notes on a senior subordinated basis. The obligation of the Restricted Subsidiaries under such guarantees will be general unsecured obligations of such Restricted Subsidiaries and will be subordinated in right of payment to all obligations of such Restricted Subsidiaries in respect of Senior Debt. See "-- Subsidiary Guarantees" and "Risk Factors -- Subordination of Notes."

     Under certain circumstances, the Company will be able to designate Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

MATURITY AND INTEREST

     The Notes will mature on             , 2006. Interest on the Notes will
accrue at the rate of      % per annum and will be payable semi-annually in
arrears on           and           , commencing on             , 1997, to
Holders of record on the           and           immediately preceding such
interest payment date. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

REDEMPTION

     Optional Redemption. At any time on or after             , 2001, the Notes
will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus, in each case, accrued and unpaid interest, if any, thereon to the applicable redemption
date, if redeemed during the twelve-month period beginning on           of the
years indicated below:

                                      YEAR                                      PERCENTAGE
    -------------------------------------------------------------------------   ----------
    2001.....................................................................         %
    2002.....................................................................         %
    2003.....................................................................         %
    2004 and thereafter......................................................      100%

     Notwithstanding the foregoing, the Company may at any time prior to
          , 2001, at its option, redeem all or any portion of the Notes at the Make-Whole Price plus accrued and unpaid interest to the date of redemption. In addition, during the first 36 months after the date of this Prospectus, the Company may, on any one or more occasions, redeem up to $61.25 million in
aggregate principal amount of Notes at a redemption price of      % of the
principal amount thereof plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of an offering of common equity of the Company; provided, that at least $113.75 million in aggregate principal amount of Notes must remain outstanding immediately after the occurrence of such redemption; and provided further, that any such redemption shall occur within 60 days of the date of the closing of such offering of common equity of the Company.

     Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

     Mandatory Redemption. Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

     Offers to Purchase. As described below under "-- Repurchase at the Option of Holders," (a) upon a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase and (b) when the aggregate amount of Excess Proceeds of certain sales or other dispositions of assets exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes and, to the extent required by the terms thereof, to all holders or lenders of Pari Passu Indebtedness to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon. See "-- Repurchase at the Option of Holders -- Change of Control" and
"-- Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

     The payment of principal of, premium, if any, and interest, on the Notes and any other payment obligations of the Company in respect of the Notes (including any obligation to repurchase the Notes) will be subordinated in certain circumstances in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred. The Notes will rank prior in right of payment only to other indebtedness of the Company which is, by its terms, expressly subordinated in right of payment to the Notes. There is currently no indebtedness of the Company which would constitute such subordinated indebtedness.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all amounts due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all amounts due with respect to Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and any securities issued in exchange for Senior Debt and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the date of commencement of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 consecutive days commencing after the date of delivery of such Payment Blockage Notice. In no event will a payment blockage period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be a 181 consecutive day period in any 360-day period during which no payment blockage period is in effect. In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or the Holder of any Note prohibited by the subordination provisions of the Indenture, then such payment or distribution will be required to be paid over and delivered forthwith to the holders (or their representative) of Designated Senior Debt.

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions described above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of the Notes to accelerate the maturity thereof. See "-- Events of Default and Remedies."

     The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of Notes may recover less ratably than creditors of the Company who are Holders of Senior Debt, and funds which would be otherwise payable to the Holders of the Notes will be paid to the holders of the Senior Debt to the extent necessary to pay the Senior Debt in full, and the Company may be unable to meet its obligations in full with respect to the Notes.

     As of September 30, 1996, on a pro forma basis, after giving effect to the Offerings and the application of the proceeds therefrom, no Senior Debt would have been outstanding. See "Use of Proceeds," "Capitalization" and "Description of Existing Securities and Senior Credit Facility -- Senior Credit Facility." The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and any Restricted Subsidiaries can incur. See "-- Certain Covenants -- Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

     Under the circumstances described below, the Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by Guarantors. The Subsidiary Guarantee of each Guarantor will be subordinated (to the same extent and in the same manner as the Notes are subordinated to the Senior Debt) to the prior payment in full of all Senior Debt of such Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyances."

     The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, whether or not affiliated with such Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee in respect of the Notes, the Indenture and such Guarantor's Subsidiary Guarantee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and
(iii) such transaction does not violate any of the covenants described under the heading "-- Certain Covenants."

     The Indenture will provide that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor to a third party or an Unrestricted Subsidiary in a transaction that does not violate any of the covenants in the Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released from and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales."


     Although the Indenture will not contain any requirement that any current Subsidiary execute and deliver a Subsidiary Guarantee, the Indenture will require a future Restricted Subsidiary that is also a Significant Subsidiary to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness of the Company or a Restricted Subsidiary. In addition, any Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released from and relieved of its obligations under its Subsidiary Guarantee and any Unrestricted Subsidiary that ceases to be an Unrestricted Subsidiary if it is then also a Significant Subsidiary that has guaranteed any Indebtedness of the Company will be required to execute a Subsidiary Guarantee in accordance with the terms of the Indenture.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, which shall be a business day not more than 70 nor less than 30 days following the Change of Control (the "Change of Control Payment Date"). Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth business day prior to the Change of Control Payment Date.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 70 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Payment for all of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. If on a Change of Control Payment Date the Company does not have available funds sufficient to pay the Change of Control Payment or is prohibited from purchasing the Notes, an Event of Default would occur under the Indenture. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person or group may be uncertain.

     The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

     Asset Sales. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary in such Asset Sale, plus all other Asset Sales since the date of the Indenture, on a cumulative basis, is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any Liquid Securities received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of closing such Asset Sale, shall be deemed to be cash for purposes of this provision (to the extent of the cash received).

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to reduce indebtedness under the Senior Credit Facility or to the permanent reduction of other Senior Debt, (b) to acquire a controlling interest in another Oil and Gas Business, to make capital expenditures in respect of the Company's or any Restricted Subsidiary's Oil and Gas Business, or to purchase long-term assets that are used or useful in the Company's or any Restricted Subsidiary's Oil and Gas Business, or (c) repurchase any Notes. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will (after the expiration of the periods specified in this paragraph) be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes and, to the extent required by the terms thereof, to all holders or lenders of Pari Passu Indebtedness (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable. To the extent that the aggregate amount of Notes tendered or Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof and Pari Passu Indebtedness surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount (or accreted value, as applicable) thereof surrendered in such Asset Sale Offer. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Senior Credit Facility may prohibit the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale Offer occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company may remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

CERTAIN COVENANTS

     In addition to the covenants concerning a Change of Control and Asset Sales described immediately above, the Indenture will contain, among others, the covenants described below:

     Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent or other Affiliate of the Company that is not a Subsidiary of the Company;

          (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes (other than the Notes), except at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

          (iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (including Restricted Payments permitted by clauses (1), (2) and (4) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets (with such assets being valued at the lesser of their fair market value and the Unrestricted Subsidiary's net book value thereof), in each case to the Company or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, plus (iv) $10 million.

     The foregoing provisions will not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (3) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any of the Company's (or any of its Subsidiaries') management pursuant to any stock option agreement in effect as of the date of the Indenture; provided, that the aggregate price paid to all Persons, other than Stig Wennerstrom under his employment agreement as in effect on the date of the Indenture, for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2 million in any twelve-month period (plus the aggregate cash proceeds received by the Company during such twelve-month period from any issuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries); and provided further, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any of its Restricted Subsidiaries that are Guarantors may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if:

          (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis(including a pro forma application of the net proceeds therefrom) as set forth in the definition of Fixed Charge Coverage Ratio; and

          (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Stock.

     Notwithstanding the foregoing, the Indenture will not prohibit any of the following (collectively, "Permitted Indebtedness"): (a) the Indebtedness evidenced by the Notes and any Guarantees; (b) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Senior Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) in an aggregate amount not to exceed the greater of (i) $195 million, and (ii) an amount equal to the sum of (A) $100 million and (B) 20% of Adjusted Consolidated Net Tangible Assets determined as of the incurrence of such Indebtedness; (c) the incurrence by the Company of the Existing Indebtedness; (d) the incurrence by the Company or any of its Restricted Subsidiaries of indebtedness obligations in respect of Currency Hedge Obligations, and obligations in respect of Interest Rate Protection Obligations, but only to the extent that the stated aggregate notional amounts of such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; (e) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness; (f) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; (g) Indebtedness under Oil and Gas Hedging Contracts, provided that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries; (h) the incurrence by the Company of Indebtedness not otherwise permitted to be incurred pursuant to this paragraph, provided that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred pursuant to this clause (h), together with all Permitted Refinancing Debt incurred pursuant to clause (e) of this paragraph in respect of Indebtedness previously incurred pursuant to this clause (h), does not exceed $25 million at any one time outstanding; (i) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Subsidiary in the ordinary course of business in connection with the obtaining of goods or services; (j) Indebtedness consisting of obligations in respect of purchase price adjustments, guarantees or indemnities in connection with the acquisition or disposition of assets; (k) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; (l) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed); and (m) production imbalances of the Company or any of its Restricted Subsidiaries arising in the ordinary course of business.

     Limitation on Other Senior Subordinated Debt. The Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) no Guarantor will directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Subsidiary Guarantees issued in respect of Senior Debt and senior in any respect in right of payment to the Subsidiary Guarantees, provided, however, that the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in respect of some but not all such Indebtedness.

     Limitation on Liens. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments under the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     Sale and Leaseback Transactions. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by a resolution the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the net proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Senior Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Facility, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Facilities are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the date of the Indenture, (b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases, and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, (f) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (h) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     Merger, Consolidation, or Sale of Assets. The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person, in either case unless: (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) except in the case of a consolidation or merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Total Assets immediately after the transaction equal to or greater than the Total Assets of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Coverage Ratio Test set forth in the first paragraph of the covenant described above under the caption "-- Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock."

     Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, (ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliated Transactions involving aggregate consideration in excess of $1 million an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and (iii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction, which resolution shall be conclusive evidence of compliance with this provision, provided, that the following shall not be deemed Affiliate Transactions: (1) transactions contemplated by any employment agreement or other employee or director stock option or other compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, including those described in this Prospectus under the caption "Risk Factors -- Dependence on Key Personnel," (2) transactions between the Company and/or its Subsidiaries, (3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company or any of its Subsidiaries, (4) indemnities of officers, directors and employees of the Company or any Subsidiary pursuant to bylaw or statutory provisions, and (5) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

     Business Activities. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business.

     Reports. The Company and any Guarantors will file with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company and the Guarantors would be required to file if the Company were subject to Section 13 or 15 of the Exchange Act, in each case on or before the dates on which such reports and other documents would have been required to have been filed with the Commission if the Company had been subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of Notes (without exhibits), without cost to such Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes promptly upon written request.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes, whether or not prohibited by the subordination provisions of the Indenture; (ii) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture; (iii) failure by the Company to comply with the provisions described under the captions

"-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," or "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets"; (iv) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (v) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $5 million, provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $5 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that constitute a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee and opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, which, taken together, state that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption
"-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. Without the consent of at least
66 2/3% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the captions "-- Repurchase at the Option of Holders -- Change of Control" and "-- Repurchase at the Option of Holders -- Assets Sales" that adversely affects the rights of any Holder of Notes. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes, among other things, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Forcenergy Inc, 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129-2237, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes to be sold as set forth herein will be issued in the form of a fully registered Global Certificate (the "Global Certificate"). The Global Certificate will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Certificate Holder").

     Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised the Company and the Underwriters as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

     The Depositary has also advised that pursuant to procedures established by it (i) upon the issuance by the Company of the Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amount of the Notes purchased by the Underwriters, and (ii) ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Certificate is limited to such extent.

     All payments on the Global Certificate registered in the name of the Depositary's nominee will be made by the Company through the Paying Agent to the Depositary's nominee as the registered owner of the Global Certificate. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor the Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Certificate. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Certificate as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or indirect participants.

     As long as the Notes are represented by a Global Certificate, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repurchase the Notes. See "Certain Covenants -- Repurchase at the Option of Holders." Notice by Participants or indirect participants or by owners of beneficial interests in a Global Certificate held through such Participants or indirect participants of the exercise of the option to elect repurchase of beneficial interests in Notes represented by a Global Certificate must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repurchase with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or indirect participant through which it holds an interest in such Note to notify the

Depositary of its desire to exercise a right to repurchase. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery to the Paying Agent of notices of the exercise of any option to elect repurchase.

     The Company will issue Notes in definitive form in exchange for the Global Certificate if, and only if, either (1) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (2) an Event of Default has occurred and is continuing and the Notes registrar has received a request from the Depositary to issue Notes in definitive form in lieu of all or a portion of the Global Certificate (in which case the Company shall deliver Notes in definitive form within 30 days of such request), or (3) the Company determines not to have the Notes represented by a Global Certificate. In any instance, an owner of a beneficial interest in the Global Certificate will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

     So long as the Global Certificate Holder is the registered owner of the Global Certificate, the Global Certificate Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Certificate. Beneficial owners of Notes evidenced by the Global Certificate will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clause (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (i) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements,
(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company was still using the full cost method of accounting.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition (but excluding the creation of a Lien, pledge or security interest) of any assets including, without limitation, by way of merger or consolidation or a sale and leaseback transaction (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture that are described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions described above under "-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (including the sale by a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5 million or (b) for net proceeds in excess of $5 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company, (iii) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," (iv) the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property, provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves, (v) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business, (vi) the trade or exchange by the Company or any Restricted Subsidiary of the Company of any oil and gas property owned or held by the Company or such Subsidiary for any oil and gas property owned or held by another Person provided that (x) the fair market value of the properties traded or exchanged by the Company or such Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such fair market value, to be delivered by the Company or such Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents, not to exceed 15% of such fair market value) to be received by the Company or such Subsidiary as determined in good faith by (i) any officer of the Company if such fair market value is less than $5 million and (ii) the Board of Directors of the Company as certified by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $5 million; and (y) such exchange is approved by a majority of the Disinterested Directors of the Company; or (vii) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment in the ordinary course of business.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payment" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Borrowing Base" means, as of any date, the aggregate amount of borrowing availability as of such date under the Senior Credit Facility that determines availability on the basis of a borrowing base or other asset-based calculation.

     "Capital Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability corporation or similar entity, any membership or other similar interests therein and (v) any other interest or participation

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

that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having a rating of at least P-1 from Moody's Investors Service, Inc. (or its successors) and a rating of at least A-1 from Standard & Poor's Ratings Group (or its successors), (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (iii) above, provided all such deposits do not exceed $5 million in the aggregate at any one time and (vii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (ii) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all classes of Capital Stock of the Company having the right to elect directors under ordinary circumstances, provided that the sale of Equity Interests in the Company to a Person or Persons acting as underwriter(s) in connection with a firm commitment underwriting shall not constitute a Change of Control or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (together with any related provision for taxes), to the extent such losses were deducted in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, depletion and amortization expenses (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) for such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses were deducted in computing such Consolidated Net Income, plus (v) other

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

non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such other non-cash charges were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (b) of the definition of Permitted Indebtedness.

     "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) the Senior Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $5 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or which is exchangeable or convertible into debt securities of the Company or any Restricted Subsidiary, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, until such Indebtedness is repaid.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the referent Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including, without limitation, any acquisition to occur on the Calculation Date) shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the net proceeds of Indebtedness incurred or Disqualified Stock issued by the referent Person pursuant to the first paragraph of the covenant described under the caption " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have been received by the Company on the first day of the four-quarter reference period and applied to its intended use on such date, (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements but excluding any interest accrued but not paid on any of the Company's 7% Exchangeable Subordinated Notes that have been exchanged for the Company's common stock), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, to the extent such preferred stock is owned by Persons other than such Person or its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and, in each case, their respective successors and assigns.

     "Indebtedness" means, with respect to any Person, without duplication, (a) any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) evidenced by letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (iv) representing Capital Lease Obligations, (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, (vi) representing any obligations in respect of Currency Hedge Obligations, Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts, (vii) in respect of obligations to pay rent or other amounts with respect to a sale and leaseback transaction to which such Person is a party, and (viii) in respect of any Production Payment, (b) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (c) obligations of such Person in respect of production imbalances and (d) to the extent not otherwise included in the foregoing, the Guarantee by such Person of any Indebtedness of any other Person, provided that the indebtedness described in clauses (a)(i), (ii), (iv) and (v) shall be included in this definition of Indebtedness only if, and to the extent that, the indebtedness described in such clauses would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

     "Interest Rate Hedging Agreements" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that the following shall not constitute Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company, (ii) Interest Rate Hedging Agreements entered into in accordance with the limitations set forth in clause (d) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", (iii) Oil and Gas Hedging Agreements entered into in accordance with the limitations set forth in clause (h) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," (iv) Currency Hedge Obligations, (v) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business and (vi) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement).

     "Liquid Securities" means securities (i) of an issuer that is not an Affiliate of the Company and (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; provided, that securities meeting the requirements of clauses (i) and (ii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (x) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (y) 180 days following the date of the closing of the Asset Sale in connection with which such Liquid Securities were received. In the event such securities are not sold or exchanged for cash or Cash Equivalents within such 180-day period, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

     "Make-Whole Amount" with respect to a Note means an amount equal to the excess, if any, of (i) the present value of the remaining interest premium and principal payments due on such Note as if such Note were redeemed on
  , 2001, computed using a discount rate equal to the

Treasury Rate plus 50 basis points, over (ii) the outstanding principal amount of such Note. "Treasury Rate" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market date) most nearly equal to the then remaining maturity of the Notes assuming
redemption of the Notes on             , 2001; provided, however, that if the
Make-Whole Average Life of such Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. "Make-Whole Average Life" means the number of years (calculated to the nearest one-twelfth) between the date of
redemption and             , 2001.

     "Make-Whole Price" with respect to a Note means the greater of (i) the sum of the outstanding principal amount and Make-Whole Amount of such Note, and (ii)
the redemption price of such Note on             , 2001, determined pursuant to
the Indenture (     % of the principal amount).

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 20% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist and (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in the "Asset Sales" covenant.

     "Maturity Date" means             , 2006.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of Liquid Securities or any other any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale, amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the asset or assets that were the subject of such Asset

Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.

     "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Oil and Gas Business" means any business relating to (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties and other minerals and products produced in association therewith, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties and minerals and products produced in association therewith, or (iii) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) and (ii) of this definition.

     "Oil and Gas Hedging Contracts" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

     "Pari Passu Indebtedness" means Indebtedness that ranks pari passu in right of payment to the Notes.

     "Permitted Indebtedness" has the meaning given in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment, such Person (i) becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; (c) Investments in the form of securities received from Asset Sales, provided that such Asset Sales are made in compliance with the "Asset Sales" covenant; (d) any Investment in Cash Equivalents; (e) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding, not to exceed $10 million;
(f) shares of Capital Stock received in connection with any good faith settlement of a bankruptcy proceeding involving a trade creditor; and (g) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations other than any Investment received pursuant to the Asset Sale provision.

     "Permitted Liens" means (i) any Liens securing Indebtedness of a Subsidiary or Senior Debt that is outstanding on the date of issuance of the Notes or that is permitted by the terms of the Indenture to be incurred; (ii) Liens securing Attributable Debt with respect to sale and leaseback transactions permitted by the terms of the Indenture; (iii) Liens in favor of the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property; (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state or federal lands or waters); (vi) Liens existing on the date of the Indenture;
(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (ix) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (x) Liens on, or related to, properties or assets to secure all or part or the costs incurred in the ordinary course of the Oil and Gas Business for the acquisition, exploration, drilling, development, or operation thereof;
(xi) Liens on pipeline or pipeline facilities that arise under operation of law;
(xii) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business; (xiii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (xiv) Liens securing the Notes; (xv) Liens securing obligations in respect of Currency Hedge Obligations, Interest Rate Protection Obligations and Oil and Gas Hedging Contracts, but only to the extent that the same constitute Permitted Indebtedness; (xvi) Liens on the Capital Stock of Unrestricted Subsidiaries; and
(xvii) Liens not otherwise permitted by clauses (i) through (xvi) and that are incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5 million at any one time outstanding. Notwithstanding anything in clauses (i) through (xvii) of this definition, the term "Permitted Liens" does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under the Senior Credit Facility) of the Company or any of its Restricted Subsidiaries provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Production Payments" means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Credit Facility" means that certain Third Restatement of Credit Agreement, dated as of April 26, 1996, by and among the Company and Internationale Nederlanden (U.S.) Capital Corporation, as agent and as a lender, and certain other financial institutions, as lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

     "Senior Debt" means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Facility and (ii) any other Indebtedness permitted to be incurred by the Company or any Subsidiary under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, and any Subsidiary of an Unrestricted Subsidiary; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries, provided, however, that the death or resignation of any such director or executive officer shall not cause a Subsidiary that would otherwise be an Unrestricted Subsidiary to be deemed to be a Restricted Subsidiary unless ten days have elapsed in which the Company has failed to appoint or elect a successor to replace such director or executive officer who satisfies the criteria set forth in this clause (e). Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person to the extent (i) all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or (ii) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interests in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth below opposite its name:

                                                                                PRINCIPAL
                                                                                  AMOUNT
                                 UNDERWRITER                                     OF NOTES
-----------------------------------------------------------------------------  ------------
Goldman, Sachs & Co. ........................................................  $
Donaldson, Lufkin & Jenrette Securities Corporation..........................
Lehman Brothers Inc. ........................................................
Salomon Brothers Inc.........................................................
                                                                               ------------
          Total..............................................................  $175,000,000
                                                                               ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of      % of the principal amount of the Notes. The Underwriters may
allow, and such dealers may reallow, a concession not to exceed      % of the
principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters are also acting as underwriters in the Company's concurrent Common Stock Offering for which they will receive customary underwriting discounts and commissions.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities being offered hereby are being passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas, and for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and for the year ended December 31, 1995, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The historical statement of revenues and direct operating expenses of the properties acquired by the Company from Amerada Hess Corporation for the year ended December 31, 1995, incorporated in this Prospectus by reference to the current report on Form 8-K/A of the Company, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of the Company as of December 31, 1994 and for each two years in the period ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 and the historical statement of revenues and direct operating expenses of the Conoco properties for each of the two years in the period ended December 31, 1994 incorporated in this Prospectus by reference to the Company's report on Form 8-K dated October 4, 1996, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Ashlawn Energy, Inc. as of December 31, 1994 and December 31, 1993, and for each two years in the period ended December 31, 1994 and for the period from inception (January 8, 1992) to December 31, 1992 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated October 4, 1996 have been so incorporated in reliance on the reports of LaPorte, Sehrt, Romig and Hand APAC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The estimates of the Company's net proved oil and natural gas reserves included herein as of January 1, 1996 have been prepared by Collarini Engineering, Inc. and Netherland, Sewell & Associates, Inc. and by Collarini Engineering, Inc. and Joe C. Neal & Associates as of January 1, 1995 and 1994. The reserve estimates prepared by such firms as of January 1, 1995 have also been audited by Netherland, Sewell & Associates, Inc.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a web site (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement, which may be inspected at the Commission's offices without charge, or copies of which may be obtained from the Commission upon payment of prescribed fees. Each statement made in this Prospectus as to the contents of any contract or other document is not necessarily complete and is qualified in its entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          2. The Company's Quarterly Report on Form 10-Q, including Amendment No. 1 thereto, for the quarter ended March 31, 1996;

          3. The Company's Quarterly Report on Form 10-Q, including Amendment No. 1 thereto, for the quarter ended June 30, 1996;

          4. The Company's Current Report on Form 8-K, including Amendments No. 1 and 2 thereto, filed with the Commission on July 15, July 24 and September 12, 1996, respectively;

          5. The Company's Current Report on Form 8-K filed with the Commission on October 7, 1996; and

          6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on July 14, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offerings shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in the Registration Statement and this Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be addressed to --
Attention: Secretary, Forcenergy Inc, 2730 S.W. 3rd Avenue, Suite 800, Miami, Florida 33129-2237, telephone number (305) 856-8500.

                         GLOSSARY OF OIL AND GAS TERMS

     The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     Bcf. Billion cubic feet.

     Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bbl/d. One Bbl per day.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     Completion. The installation of permanent equipment for the production of oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

     Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Horizontal drilling. A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons.

     Liquids. Crude oil, condensate and natural gas liquids.

     Mbbls. One thousand barrels of crude oil or other liquid hydrocarbons.

     Mbbls/d. One thousand barrels of crude oil or other liquid hydrocarbons per day.

     Mcf. One thousand cubic feet.

     Mcf/d. One thousand cubic feet per day.

     Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     MMbbls. One million barrels of crude oil or other liquid hydrocarbons.

     MMBtu. One million Btus.

     MMcf. One million cubic feet.

     MMcf/d. One million cubic feet per day.

     MMcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

     Oil. Crude oil and condensate.

     Present value. When used with respect to oil and gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

     Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required from recompletion.

     Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     Royalty interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Updip. A higher point in the reservoir.

     Working interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

     Workover. Operations on a producing well to restore or increase production.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                                          PAGE
                                                          ----
                Prospectus Summary........................   3
                Risk Factors..............................  12
                The Company...............................  18
                Disclosure Regarding Forward-Looking
                  Statements..............................  18
                Common Stock Offering.....................  19
                Use of Proceeds...........................  19
                Capitalization............................  20
                Selected Financial Data...................  21
                Unaudited Pro Forma Financial
                  Information.............................  22
                Management's Discussion and Analysis of
                  Financial Condition and Results of
                  Operations..............................  28
                Business..................................  35
                Legal Proceedings.........................  48
                Management................................  49
                Description of Existing Securities and
                  Senior Credit Facility..................  52
                Description of Notes......................  56
                Underwriting..............................  86
                Legal Matters.............................  86
                Experts...................................  86
                Available Information.....................  87
                Incorporation of Certain Information by
                  Reference...............................  87
                Glossary of Oil and Gas Terms.............  89

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $175,000,000

                                 FORCENERGY INC

                             % SENIOR SUBORDINATED
                                 NOTES DUE 2006
                               ------------------

                                   PROSPECTUS

                               ------------------

                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                LEHMAN BROTHERS

                              SALOMON BROTHERS INC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the Offerings are estimated to be as follows:


Securities and Exchange Commission Registration Fee..............................   $ 82,533
NASD Filing Fee..................................................................     27,736
Legal Fees and Expenses..........................................................    150,000
Accounting Fees and Expenses.....................................................     75,000
Blue Sky Fees and Expenses (including legal fees)................................     20,000
Printing Expenses................................................................    125,000
Rating Agency Fees...............................................................    140,000
Miscellaneous....................................................................     75,000
                                                                                     -------
TOTAL............................................................................   $695,269
                                                                                     =======


---------------

* To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is amended after the approval by the stockholders of the Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended from time to time.

     The Certificate and Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will, in the case of directors and officers and may in the case of employees and agents, be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

     Pursuant to the Certificate and Bylaws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Certificate and Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been rendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Company (including the Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     The Certificate and Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Certificate and Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate, the Bylaws, Indemnification Agreement, vote of stockholders or disinterested directors or otherwise. The Certificate permits the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or any person serving as the request of the Company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law. The Company intends to obtain directors and officers liability insurance providing coverage to its directors and officers.

     The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if Delaware law requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Certificate or otherwise.

     The Company has also entered into an indemnification agreement with certain of its directors and certain of its officers indemnifying such persons substantially to the extent set forth above in the Certificate and Bylaws except with respect to advance expenses.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      EXHIBIT
       NUMBER                                   INDEX TO EXHIBITS
-------------------- ------------------------------------------------------------------------
         1.1         -- Form of Common Stock Underwriting Agreement
         1.2         -- Form of Notes Underwriting Agreement
         2.1         -- Agreement and Plan of Merger, dated as of September 14, 1993, among
                        Forcenergy Partners, L.P., Forcenergy Gas Exploration, Inc., and the
                        Company. (Filed as Exhibit 4.2 to the Registration Statement on Form
                        S-1 filed on June 2, 1995, as amended on July 6, 1995 and July 25,
                        1995 and is included herein by reference (File No. 33-93020))
         2.2         -- Supplemental Agreement and Plan of Merger, dated as of September 14,
                        1993, among Forcenergy Partners, L.P., Forcenergy Gas Exploration,
                        Inc., and the Company, Stig Wennerstrom, and Forcenergy AB. (Filed as
                        Exhibit 4.3 to the Registration Statement on Form S-1 filed on June
                        2, 1995, as amended on July 6, 1995 and July 25, 1995 and is included herein by reference (File No. 33-93020))
         2.3         -- Registration Rights Agreement dated as of October 10, 1995 by and between Forcenergy Inc and Forcenergy AB (filed as Exhibit 4.3 with the Annual Report on Form 10-K for the fiscal year ended December 31,
                        1995 and is included herein by reference).
         2.4         -- Agreement for Purchase and Sale dated April 19, 1996 by and between
                        Amerada Hess Corporation as seller and Forcenergy Inc as Buyer (Filed as Exhibit 2 to Form 8-K filed on July 15, 1996 as amended on July 24 and September 12, 1996 and incorporated herein by reference.)
         2.5         -- Form of Second Amendment to Note Exchange and Registration Rights
                        Agreement
         4.1         -- Specimen Common Stock certificate. (Filed as Exhibit 4.1 to the
                        Registration Statement on Form S-1 on June 2, 1995, as amended on
                        July 6, 1995 and July 25, 1995 and is included herein by reference
                        (File No. 33-93020))
         4.2         -- Form of Indenture
         5.1*        -- Opinion of Vinson & Elkins L.L.P.
        12.1**       -- Computation of ratios of earnings to fixed charges
        23.1**       -- Consent of Coopers & Lybrand L.L.P.
        23.2**       -- Consent of Price Waterhouse LLP
        23.3**       -- Consent of Netherland, Sewell & Associates, Inc.
        23.4**       -- Consent of Collarini Engineering Inc.
        23.5**       -- Consent of Joe C. Neal & Associates.
        23.6         -- Consent of Vinson & Elkins L.L.P. (to be included in Exhibit 5.1 hereto).
        23.7**       -- Consent of LaPorte, Sehrt, Romig and Hand APAC
        24.1         -- Powers of Attorney of the Company's Directors (included on the original signature page of this Registration Statement)
        25.1         -- Statement of Eligibility and Qualification under the Trust Indenture
                        Act of 1939 on Form T-1 of Bankers Trust Company.

---------------

 * To be filed by amendment.

** Filed with this amendment.

(b) Financial Statement Schedules, Years ended December 31, 1992, 1993, and
    1994:

                                Not Applicable.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an Employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on October 30, 1996.


                                            FORCENERGY INC

                                            By  /s/  STIG WENNERSTROM
                                            ------------------------------------
                                                      Stig Wennerstrom
                                               President and Chief Executive
                                                          Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated and on October 30, 1996.


                    NAME                                           TITLE
---------------------------------------------  ----------------------------------------------
            /s/  STIG WENNERSTROM              President and Chief Executive Officer
---------------------------------------------    (Principal Executive Officer)
              Stig Wennerstrom

             *  E. JOSEPH GRADY                Vice President -- Chief Financial Officer
---------------------------------------------    (Principal Financial and Accounting Officer)
               E. Joseph Grady

               *  ROBERT ISSAL                 Director and Chairman of the Board of
---------------------------------------------    Directors
                Robert Issal

               * KEVIN S. PENN                 Director
---------------------------------------------
                Kevin S. Penn

            *  ARNOLD L. CHAVKIN               Director
---------------------------------------------
              Arnold L. Chavkin

             *  JEFFREY A. WEBER               Director
---------------------------------------------
              Jeffrey A. Weber

                *  ERIC FORSS                  Director
---------------------------------------------
                 Eric Forss

                                               Director
---------------------------------------------
              Bruce L. Burnham

            *  WILLIAM F. WALLACE              Director
---------------------------------------------
             William F. Wallace

         *By:  /s/  STIG WENNERSTROM
---------------------------------------------
     Stig Wennerstrom, Attorney-in-Fact

                               INDEX TO EXHIBITS

    Exhibit No.                                             Index to Exhibits
    -----------                                             -----------------
          1.1*     --       Form of Common Stock Underwriting Agreement

          1.2*     --       Form of Notes Underwriting Agreement

          2.1*     --       Agreement and Plan of Merger, dated as of September 14, 1993, among Forcenergy
                            Partners, L.P., Forcenergy Gas Exploration, Inc., and the Company.  (Filed as
                            Exhibit 4.2 to the Registration Statement on Form S-1 filed on June 2, 1995, as amended on July 6, 1995  and July 25, 1995 and is included herein by reference
                            (File No. 33-93020))

          2.2*     --       Supplemental Agreement and Plan of Merger, dated as of September 14, 1993, among
                            Forcenergy Partners,  L.P., Forcenergy Gas  Exploration, Inc., and the Company,
                            Stig Wennerstrom, and Forcenergy AB.  (Filed as Exhibit 4.3 to the Registration
                            Statement on Form S-1 filed on June 2, 1995, as amended on July 6, 1995 and July
                            25, 1995 and is included herein by reference (File No. 33-93020))

          2.3*     --       Registration Rights Agreement dated as of October 10, 1995 by and between
                            Forcenergy Inc and Forcenergy AB (filed as Exhibit 4.3 with the Annual Report on
                            Form 10-K for the fiscal year ended December 31, 1995 and is included herein by reference).

          2.4*     --       Agreement for Purchase and Sale dated April 19, 1996 by and between Amerada Hess
                            Corporation as seller and Forcenergy Inc as Buyer (Filed as Exhibit 2 to Form 8-K
                            filed on July 15, 1996 as amended on July 24 and September 12, 1996 and incorporated herein by reference.)

          2.5*     --       Form of Second Amendment to Note Exchange and Registration Rights Agreement

          4.1*     --       Specimen Common Stock certificate.  (Filed as Exhibit 4.1 to the Registration
                            Statement on Form S-1 on June 2, 1995, as amended on  July 6, 1995 and July  25,
                            1995 and is included herein by reference (File No. 33-93020))

          4.2**    --       Form of Indenture

           5.1**   --       Opinion of Vinson & Elkins L.L.P.

          12.1*    --       Computation of ratios of earnings to fixed charges

          23.1**   --       Consent of Coopers & Lybrand L.L.P.

          23.2**   --       Consent of Price Waterhouse LLP

          23.3**   --       Consent of Netherland, Sewell & Associates, Inc.

          23.4**   --       Consent of Collarini Engineering Inc.

          23.5**   --       Consent of Joe C. Neal & Associates.

          23.6**   --       Consent of Vinson & Elkins L.L.P. (to be included in Exhibit 5.1 hereto).

          23.7**   --       Consent of LaPorte, Sehrt, Romig and Hand APAC

          24.1*    --       Powers of Attorney of the Company's Directors (included on the original signature page of this Registration Statement)

          25.1*    --       Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of Bankers Trust Company.

--------------

 * Previously filed.

** Filed with this amendment.

         (b) Financial Statement Schedules, Years ended December 31, 1992, 1993, and 1994:

                                Not Applicable.